Execution Version
Exhibit 4.1

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of
June 30, 2011

among

SPECIALTY RETAILERS, INC.
As Borrower

STAGE STORES, INC.
SPECIALTY RETAILERS (TX) LLC
As Facility Guarantors

The LENDERS Party Hereto,

BANK OF AMERICA, N.A.
as Administrative Agent and as Collateral Agent

WELLS FARGO CAPITAL FINANCE, LLC
as Documentation Agent

JPMORGAN CHASE BANK, N.A.
REGIONS BANK
as Co-Syndication Agents

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
WELLS FARGO CAPITAL FINANCE, LLC
as Joint Lead Arrangers and Joint Bookrunning Managers
___________________________

(ii)

(iii)

(iv)

(v)

EXHIBITS

A.	Form of Assignment and Acceptance
B-1	Form of Revolving Note
B-2	Form of Swingline Note
C	Opinion of Counsel to Loan Parties
D	Form of Compliance Certificate
E	Form of Borrowing Base Certificate

(vi)

SCHEDULES

1.1	Lenders and Commitments
1.3	Fiscal Periods
2.23(a)	DDAs
2.23(b)	Credit Card Arrangements
2.23(c)	Blocked Accounts
2.23(f)	Disbursement Accounts
3.05(c)(i)	Title to Properties; Real Estate Owned
3.05(c)(ii)	Leased Properties
3.06	Disclosed Matters
3.12	Subsidiaries
3.13	Insurance
5.01(i)	Financial Reporting Requirements
6.01	Indebtedness
6.02	Liens
6.04	Investments

(vii)

AMENDED AND RESTATED CREDIT AGREEMENT dated as of June 30, 2011 among:

SPECIALTY RETAILERS, INC, a Texas corporation, having its principal place of business at 10201 Main Street, Houston, Texas 77025 (the “Borrower”); and

STAGE STORES, INC., a Nevada corporation, having its principal place of business at 10201 Main Street, Houston, Texas 77025 and SPECIALTY RETAILERS (TX) LLC, a Texas limited liability company having its principal place of business at 10201 Main Street, Houston, Texas 77025 (collectively, the “Facility Guarantors”); and

the LENDERS party hereto; and

BANK OF AMERICA, N.A., as Administrative Agent and as Collateral Agent for the Lenders, a national banking association having a place of business at 100 Federal Street, Boston, Massachusetts 02110; and

WELLS FARGO CAPITAL FINANCE, LLC, as Documentation Agent; and

JPMORGAN CHASE BANK, N.A. and REGIONS BANK, as Co-Syndication Agents.

W I T N E S S E T H:

WHEREAS, the Borrower, among others, has entered into that certain Credit Agreement, dated as of August 21, 2003 (as amended and in effect on and prior to the date hereof, the “Existing Credit Agreement”) by, among others, the Borrower, the Facility Guarantors party thereto, the “Lenders” as defined therein, Bank of America, N.A. as “Administrative Agent” and “Collateral Agent”, The CIT Group/Business Credit, Inc., General Electric Capital Corporation and National City Commercial Finance, Inc. as “Co-Documentation Agents, and Wells Fargo Foothill, LLC as “Syndication Agent”; and

WHEREAS, in accordance with Section 9.02 of the Existing Credit Agreement, the Borrower, the Facility Guarantors, the Lenders and the Agents desire to amend and restate the Existing Credit Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby agree that the Existing Credit Agreement shall be amended and restated in its entirety to read as follows (it being agreed that this Agreement shall not be deemed to evidence or result in a novation or repayment and reborrowing of the Obligations under the Existing Credit Agreement):

ARTICLE I

Definitions

SECTION 1.01. Defined Terms.

As used in this Agreement, the following terms have the meanings specified below:

“Accelerated Borrowing Base Delivery Event” means either (i) the occurrence and continuance of any Event of Default, or (ii) the failure of the Borrower to maintain Excess Availability at least equal to twelve and one-half percent (12.5%) of the Loan Cap.  For purposes of this Agreement, the occurrence of an Accelerated Borrowing Base Delivery Event shall be deemed continuing (i) so long as such Event of Default is continuing, and/or (ii) if the Accelerated Borrowing Base Delivery Event arises as a result of the Borrower’s failure to achieve Excess Availability as required hereunder, until Excess Availability has exceeded twelve and one-half percent (12.5%) of the Loan Cap for thirty (30) consecutive Business Days, in which case an Accelerated Borrowing Base Delivery Event shall no longer be deemed to be continuing for purposes of this Agreement. The termination of an Accelerated Borrowing Base Delivery Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Accelerated Borrowing Base Delivery Event in the event that the conditions set forth in this definition again arise.

“ACH” shall mean automated clearing house transfers.

“Accommodation Payment” has the meaning provided therefor in Section 9.13.

“Account” shall mean “accounts” as defined in the UCC, and also all:  accounts, accounts receivable, receivables, and rights to payment (whether or not earned by performance) for: property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of; services rendered or to be rendered; a policy of insurance issued or to be issued; a secondary obligation incurred or to be incurred; arising out of the use of a credit or charge card or information contained on or used with that card.

“Additional Commitment Lender” has the meaning provided therefor in Section 2.02(a).

“Adjusted LIBO Rate” means, with respect to any LIBO Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.  The Adjusted LIBO Rate will be adjusted automatically as to all LIBO Borrowings then outstanding as of the effective date of any change in the Statutory Reserve Rate.

“Adjustment Date” means (i) the day that is ninety (90) days following the Effective Date, and (ii) thereafter, the first day of each fiscal quarter of the Borrower, commencing October 30, 2011.

“Administrative Agent” means Bank of America, in its capacity as administrative agent for the Credit Parties hereunder.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified or is a director or officer of such Person.

“Agents” shall mean collectively, the Administrative Agent and the Collateral Agent.

“Agreement” means this Amended and Restated Credit Agreement, as modified, amended, supplemented or restated, and in effect from time to time.

“Agreement Value” means, for each Hedging Agreement, on any date of determination, an amount determined by the Administrative Agent equal to:

(a)           in the case of a Hedging Agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the “Master Agreement”), the amount, if any, that would be payable by any Loan Party or any of its Subsidiaries to its counterparty to such Hedging Agreement, as if (i) such Hedging Agreement was being terminated early on such date of determination, (ii) such Loan Party or Subsidiary was the sole “Affected Party”, and (iii) the Administrative Agent was the sole party determining such payment amount (with the Administrative Agent making such determination pursuant to the provisions of the form of Master Agreement); or

(b)           in the case of a Hedging Agreement traded on an exchange, the mark-to-market value of such Hedging Agreement, which will be the unrealized loss on such Hedging Agreement to the Loan Party or Subsidiary of a Loan Party to such Hedging Agreement determined by the Administrative Agent based on the settlement price of such Hedging Agreement on such date of determination; or

(c)           in all other cases, the mark-to-market value of such Hedging Agreement, which will be the unrealized loss on such Hedging Agreement to the Loan Party or Subsidiary of a Loan Party party to such Hedging Agreement determined by the Administrative Agent as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party or Subsidiary exceeds (ii) the present value of the future cash flows to be received by such Loan Party or Subsidiary pursuant to such Hedging Agreement; capitalized terms used and not otherwise defined in this definition shall have the respective meanings set forth in the above described Master Agreement.

“Allocable Amount” has the meaning provided therefor in Section 9.13.

“Applicable Law” means as to any Person: (i) all laws, statutes, rules, regulations, orders, or other requirements having the force of law and (ii) all court orders and injunctions, and/or similar rulings, in each instance ((i) and (ii)) of or by any Governmental Authority, or court, or tribunal which has jurisdiction over such Person, or any property of such Person, or of any other Person for whose conduct such Person would be responsible.

“Applicable Margin” means:

(a)           From and after the Effective Date until the first Adjustment Date, the percentages set forth in Level I of the pricing grid below; and

(b)           From and after the first Adjustment Date and on each Adjustment Date thereafter, the Applicable Margin shall be determined from the following pricing grid based upon the Average Daily Excess Availability for the fiscal quarter of the Borrower ended immediately preceding such Adjustment Date; provided, however, that until the first Adjustment Date, the Applicable Margin shall not be established at Level II (even if Average Daily Excess Availability for Level II has been met); provided however that notwithstanding anything to the contrary set forth herein, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the direction of the Required Lenders shall, immediately increase the Applicable Margin to that set forth in Level I (even if the Average Daily Excess Availability requirements for a different Level have been met) and interest shall be determined in the manner set forth in Section 2.11; provided further if any Borrowing Base Certificates are at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in any Borrowing Base Certificates otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

Level	Average Daily Excess Availability Criteria	Prime Rate Loans	LIBO Loans
I	Less than 40% of the Loan Cap	1.00%	2.00%
II	Equal to or greater than 40% of the Loan Cap	0.75%	1.75%

“Appraisal Percentage” shall mean, (i) during all times other than the period from June 1 through September 30 of each year, 90%, and (ii) during the period from June 1 through September 30 of each year, 92.5%.

“Appraised Value” means the net appraised liquidation value of the Borrower’s Eligible Inventory as set forth in the Borrower’s inventory books and records as determined from time to time by an independent appraiser satisfactory to the Administrative Agent.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender (c) an entity or an Affiliate of an entity that administers or manages a Lender, or (d) the same investment advisor or an advisor under common control with such Lender, Affiliate or advisor, as applicable.

“Arrangers” means MLPFS and Wells Fargo Capital Finance, LLC.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.04, and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Reserves” means such reserves as the Administrative Agent from time to time determines in the Administrative Agent’s reasonable discretion as being appropriate to reflect the impediments to the Agents’ ability to realize upon the Collateral. Without limiting the generality of the foregoing, Availability Reserves may include (but are not limited to) reserves based on (i) rent (but in no event to exceed two months’ rent) for leased locations in the states of Virginia, Washington, Pennsylvania and any other state in which Applicable Law provides a landlord with a Lien for unpaid rent having priority over the Lien of the Collateral Agent and for distribution centers for which the Loan Parties have not delivered a landlord’s waiver to the Collateral Agent; (ii) Gift Certificates and Merchandise Credit Liability; (iii) customs, duties, and other costs to release Inventory which is being imported into the United States; and (iv) past due Taxes and other governmental charges, including, ad valorem, real estate, personal property, sales, and other Taxes which might have priority over the interests of the Collateral Agent in the Collateral.

“Average Daily Excess Availability” shall mean the average daily Excess Availability for, as applicable, either (a) the immediately preceding fiscal quarter, (b) the immediately preceding Fiscal Month, or (c) each Fiscal Month during any projected twelve (12) Fiscal Months.

“Bank of America” shall mean Bank of America, N.A., a national banking association.

 “Bank of America Disbursement Accounts” has the meaning provided therefor in Section 2.23(f).

“Bank Products” means any services of facilities provided to any Loan Party by the Administrative Agent, the Collateral Agent, any Lender or any of their respective Affiliates, including, without limitation, on account of (a) Hedging Agreements, (b) purchase cards, and (c) leasing, but excluding Cash Management Services.

“Bankruptcy Code” means Title 11, U.S.C., as now or hereafter in effect, or any successor thereto.

“Blocked Account Agreements” has the meaning set forth in Section 2.23(c).

“Blocked Account Banks” shall mean the banks with whom the Borrower has entered into Blocked Account Agreements.

“Blocked Accounts” shall have the meaning set forth in Section 2.23(c).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Specialty Retailers, Inc., a Texas corporation.

“Borrowing” shall mean (a) the incurrence of Loans of a single Type, on a single date and having, in the case of LIBO Loans, a single Interest Period, or (b) a Swingline Loan.

“Borrowing Base” means, at any time of calculation, an amount equal to

(a)           the Credit Card Advance Rate multiplied by the face amount of Eligible Credit Card Receivables, plus

(b)           the Appraisal Percentage of the Appraised Value of Eligible Inventory, net of Inventory Reserves; minus

(c)           the then amount of all Availability Reserves.

“Borrowing Base Certificate” has the meaning assigned to such term in Section 5.01(f).

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.04.

“Breakage Costs” shall have the meaning set forth in Section 2.21(b).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina, New York, New York or Houston, Texas are authorized or required by law to remain closed, provided that, when used in connection with a LIBO Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in London or such other eurodollar interbank market as may be selected by the Administrative Agent in its sole discretion acting in good faith.  Except as otherwise provided herein, if any day on which a payment is due is not a Business Day, then the payment shall be due on the next day following which is a Business Day and such extension of time shall be included in computing interest and fees in connection with such payment.

“Capital Expenditures” means, for any period, (a) all expenditures made or costs incurred (whether made in the form of cash or other property) for the acquisition, improvement or repair of fixed or capital assets of the Parent and its Subsidiaries, in each case that are (or would be) set forth in a Consolidated statement of cash flows of the Parent and its Subsidiaries for such period prepared in accordance with GAAP as capital expenditures, and (b) Capital Lease Obligations incurred by the Parent and its Subsidiaries during such period.  For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of the proceeds, as the case may be.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Account” shall mean an interest-bearing account established by the Borrower with the Collateral Agent at Bank of America under the sole and exclusive dominion and control of the Collateral Agent designated as the “Specialty Retailers Cash Collateral Account”.

“Cash Dominion Event” shall mean either (i) the occurrence and continuance of any Event of Default, or (ii) the failure of the Borrower to maintain Excess Availability of at least the greater of (i) $25,000,000 or (ii) twelve and one-half percent (12.5%) of the Loan Cap for a period of five (5) consecutive Business Days.  For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing (i) so long as such Event of Default is continuing, and/or (ii) if the Cash Dominion Event arises as a result of the Borrower’s failure to achieve Excess Availability as required hereunder, until Excess Availability has exceeded the greater of (i) $25,000,000 or (ii) twelve and one-half percent (12.5%) of the Loan Cap for thirty (30) consecutive Business Days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement,  provided that a Cash Dominion Event shall be deemed continuing (even if an Event of Default is no longer continuing and/or Excess Availability exceeds the required amount for thirty (30) consecutive Business Days) at all times after a Cash Dominion Event has occurred and been discontinued three (3) times in any period of 365 days.  The termination of a Cash Dominion Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Dominion Event in the event that the conditions set forth in this definition again arise.

“Cash Management Services” means any cash management services or facilities provided to any Loan Party by the Administrative Agent, the Collateral Agent or any Lender or any of their respective Affiliates, including, without limitation: (a) ACH transactions, (b) cash management services, including, without limitation, controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) foreign exchange facilities, (d) credit card processing services, and (e) credit or debit cards.

“Cash Receipts” has the meaning provided therefor in Section 2.23(c).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“Change in Control” means, at any time, (a) during any period of twelve (12) months, individuals who at the beginning of such period constituted the board of directors of the Parent (together with any new directors whose election or appointment by such board of directors, or whose nomination for election by shareholders of the Parent, as the case may be, was approved by a vote of a majority of the directors still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office; or (b) any person or group (within the meaning of the Securities and Exchange Act of 1934, as amended) is or becomes the beneficial owner (within the meaning of Rule 13d-3 and 13d-5 of the Securities and Exchange Act of 1934, as amended, except that such person shall be deemed to have “beneficial ownership” of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) directly or indirectly of thirty-five percent (35%) or more of the total then outstanding voting power of the Voting Stock of the Parent on a fully diluted basis, whether as a result of the issuance of securities of the Parent, any merger, consolidation, liquidation or dissolution of the Parent, any direct or indirect transfers of securities or otherwise, or has the right or ability to Control the Parent; or (c) the failure of the Parent at any time to own, directly or indirectly, 100% of the capital stock or other equity interests of the Borrower and other Loan Parties (other than the Parent) free and clear of all Liens.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.25(b), by the designated lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided however, for purposes of this Agreement, (i) all requests, guidelines or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, and (ii) all rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall be deemed to have gone into effect and been adopted after the date hereof.

“Charges” has the meaning provided therefor in Section 9.12.

“Code” means the Internal Revenue Code of 1986 and the Treasury regulations promulgated thereunder, as amended from time to time.

“Collateral” means any and all “Collateral” as defined in any applicable Security Document.

“Collateral Agent” means Bank of America, in its capacity as collateral agent under the Security Documents.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by the Borrower in the ordinary course of business of the Borrower and any banker’s acceptances related thereto.

“Commitment” shall mean, with respect to each Lender, the aggregate commitment of such Lender hereunder in the amount set forth opposite its name on Schedule 1.1 hereto or as may subsequently be set forth in the Register from time to time, as the same may be (i) reduced from time to time pursuant to Section 2.17 or (ii) increased from time to time pursuant to Section 2.02 hereof.

“Commitment Fee” has the meaning provided therefor in Section 2.13.

“Commitment Increase” has the meaning provided therefor in Section 2.02(a).

“Commitment Increase Date” has the meaning provided therefor in Section 2.02(c).

“Commitment Percentage” shall mean, with respect to each Lender, that percentage of the Commitments of all Lenders hereunder in the amount set forth opposite its name on Schedule 1.1 hereto or as may subsequently be set forth in the Register from time to time, as the same may be (i) reduced from time to time pursuant to Section 2.17 or (ii) increased from time to time pursuant to Section 2.02 hereof.

“Concentration Account” shall have the meaning set forth in Section 2.23(c).

“Confidential Information” shall mean any earnings information, including sales and profitability trends, as well as any other non-public information with respect to any aspect of the Loan Parties’ business which is disclosed to the Agents or a Lender by any Loan Party, either directly or indirectly, in writing, orally, electronically, graphically or otherwise.  Confidential Information shall not include any information (a) which is in the possession of any Agent or Lender (from a source which has no obligation of confidentiality to the Loan Parties, to the best knowledge of such Agent or Lender) prior to disclosure thereof by the Loan Parties, (b) is approved for release by written authorization of the Borrower, (c) is independently developed and disclosed by a third party to any Agent or Lender, or (d) as has become generally available to the public, not as a result of any action or inaction by any Agent or Lender.

“Consent” means actual consent given by a Lender from whom such consent is sought. If ten (10) Business Days after receipt of written notice to a Lender from the Administrative Agent of a proposed course of action to be followed by the Administrative Agent without such Lender’s giving the Administrative Agent written notice of that Lender’s consent to such course of action, such Lender shall be deemed not to have consented thereto.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, refers to the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Parent and its Subsidiaries on a Consolidated basis for the most recently completed Measurement Period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income Taxes, (iii) depreciation and amortization expense and (iv) other non-recurring expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by the Parent and its Subsidiaries for such Measurement Period), minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits and (ii) all non-cash items increasing Consolidated Net Income (in each case of or by the Parent and its Subsidiaries for such Measurement Period), all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) (i) Consolidated EBITDA for the most recently completed Measurement Period minus (ii) Capital Expenditures made during such period (net of any landlord contributions to tenant improvements of the Parent and its Subsidiaries during such period), minus (iii) the aggregate amount of Federal, state, local and foreign income taxes paid in cash during such period (but not less than zero) to (b) Debt Service Charges in each case, of or by the Parent and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedging Agreements, but excluding any non-cash or deferred interest financing costs, and (b) the portion of rent expense with respect to such period under Capital Lease Obligations that is treated as interest in accordance with GAAP minus (c) interest income during such period (excluding any portion of interest income representing amounts accrued in a previous period and received in the current period), in each case of or by the Parent and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, as of any date of determination, the net income of the Parent and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP, provided, however, that there shall be excluded (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the income (or loss) of the Parent and its Subsidiaries during such Measurement Period in which any other Person has a joint interest, except to the extent of the amount of cash dividends or other distributions actually paid in cash to the Parent and its Subsidiaries during such period, (c) the income (or loss) of a Subsidiary during such Measurement Period and accrued prior to the date it becomes a Subsidiary of the Parent or any of the Parent’s Subsidiaries or is merged into or consolidated with the Parent or any of its Subsidiaries or that Person’s assets are acquired by the Parent or any of its Subsidiaries, and (d) the income of any direct or indirect Subsidiary of the Parent to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its Organizational Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, except that the Parent’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income.

“Control” means the possession, directly or indirectly, of the power (a) to vote twenty percent (20%) or more of the securities having ordinary voting power for the election of directors of a Person, or (b) to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Cost” means the cost of purchases, as reported on the Borrower’s inventory books and records, based upon the Borrower’s accounting practices which are in effect on the date of this Agreement. “Cost” does not include inventory capitalization costs or other non-purchase price charges (such as freight) used in the Borrower’s calculation of cost of goods sold.

“Covenant Compliance Event” means either (a) that an Event of Default has occurred and is continuing, or (b) Excess Availability at any time is less than the greater of (i) $25,000,000 or (y) ten percent (10%) of the Loan Cap.  For purposes hereof, the occurrence of a Covenant Compliance Event shall be deemed continuing (i) so long as such Event of Default is continuing, and/or (ii) if the Covenant Compliance Event arises as a result of the Borrower’s failure to achieve Excess Availability as required hereunder, until Excess Availability has exceeded the greater of (i) $25,000,000 or (y) ten percent (10%) of the Loan Cap for thirty (30) consecutive Business Days, in which case a Covenant Compliance Event shall no longer be deemed to be continuing for purposes of this Agreement; provided that a Covenant Compliance Event shall be deemed continuing (even if an Event of Default is no longer continuing and/or Excess Availability exceeds the required amount for thirty (30) consecutive Business Days) during any twelve month period at all times after a Covenant Compliance Event has occurred and been discontinued on three (3) occasions during such twelve month period. The termination of a Covenant Compliance as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Covenant Compliance Event in the event that the conditions set forth in this definition again arise.

“Credit Card Advance Rate” means 90%.

“Credit Card Agreement” shall mean, with respect to each Account which arises from a consumer revolving credit account arrangement, and collectively with respect to all of such Accounts, the agreements between the Borrower and each Account Debtor, governing the terms and conditions of the Account, as such agreements may be amended, modified or otherwise changed from time to time and as distributed (including any amendments and revisions thereto) to holders of such consumer revolving credit card accounts.

“Credit Card Notifications” has the meaning provided therefor in Section 2.23(c).

“Credit Extensions” as of any day, shall be equal to the sum of (a) the principal balance of all Loans then outstanding, and (b) the then amount of the Letter of Credit Outstandings.

“Credit Party” or “Credit Parties” means (a) individually, (i) each Lender and its Affiliates, (ii) the Administrative Agent and the Collateral Agent, (iii) the Issuing Bank, (iv) the Arrangers, (v) each beneficiary of each indemnification obligation undertaken by any Loan Party under any Loan Document, (vi) any other Person to whom Obligations under this Agreement and other Loan Documents are owing, and (vii) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

“DDAs” means any checking or other demand deposit account maintained by the Borrower.

“DDA Notification” has the meaning provided therefor in Section 2.23(c).

“Debt Service Charges” means for any Measurement Period, the sum of (a) Consolidated Interest Charges paid or required to be paid for such Measurement Period, plus (b) principal payments made or required to be made on account of Indebtedness (excluding the Obligations and any obligations on account of Synthetic Leases but including, without limitation, Capital Lease Obligations) for such Measurement Period, in each case determined on a Consolidated basis in accordance with GAAP.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Delinquent Lender” has the meaning therefor provided in Section 8.12.

“Delinquent Lender’s Future Commitment” has the meaning therefor provided in Section 8.12.

“Deteriorating Lender” means any Delinquent Lender or any Lender as to which (a) the Issuing Bank or the Swingline Lender has a good faith belief that such Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities, or (b) a Person that Controls such Lender has been deemed insolvent or become the subject of a bankruptcy, insolvency or similar proceeding.

“Dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02)

“Eligible Assignee” means (a) a Credit Party or any of its Affiliates; (b) a bank, insurance company, or company engaged in the business of making commercial loans having a combined capital and surplus in excess of $300,000,000; (c) an Approved Fund; (d) any Person to whom a Credit Party assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Credit Party’s rights in and to a material portion of such Credit Party’s portfolio of asset based credit facilities, and (e) any other Person (other than a natural person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) and, so long as no Event of Default is continuing, by Borrower (such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include a Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries.

“Eligible Credit Card Receivables” means Accounts due to the Borrower on a non-recourse basis from World Financial Network National Bank or any other third party administering a private label credit card program for any of the Loan Parties and from Visa, Mastercard, American Express Co., Discovercard, and other major credit card processors, in each case reasonably acceptable to the Administrative Agent as arise in the ordinary course of business, which have been earned by performance and are deemed by the Administrative Agent in its reasonable discretion to be eligible for inclusion in the calculation of the Borrowing Base. Without limiting the foregoing, none of the following shall be deemed to be Eligible Credit Card Receivables:

(a)           Accounts that have been outstanding for more than five (5) Business Days from the date of sale;

(b)           Accounts with respect to which the Borrower does not have good, valid and marketable title thereto, free and clear of any Lien (other than Liens granted to the Collateral Agent, for its benefit and the ratable benefit of the other Credit Parties, pursuant to the Security Documents);

(c)           Accounts that are not subject to a perfected first priority security interest in favor of the Collateral Agent, for the benefit of itself and the other Credit Parties (it being the intent that chargebacks in the ordinary course by the credit card processors shall not be deemed violative of this clause);

(d)           Accounts which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback);

(e)           Accounts which are acquired in a Permitted Acquisition unless and until the Collateral Agent has completed an appraisal of such Accounts, establishes an advance rate and reserves (if applicable) therefor, and otherwise agrees that such Accounts shall be deemed Eligible Credit Card Receivables; or

(f)           Accounts which the Administrative Agent determines in its reasonable discretion to be uncertain of collection.

“Eligible In-Transit Inventory” shall mean, as of the date of determination thereof, without duplication of other Eligible Inventory, Inventory (a) which has been shipped from a foreign location for receipt by the Borrower within sixty (60) days of the date of determination, but which has not yet been delivered to the Borrower, (b) for which payment has been made by the Borrower and title has passed to the Borrower, (c) for which the document of title reflects the Borrower as consignee (along with delivery to the Borrower of the documents of title with respect thereto), (d) as to which the Collateral Agent has control over the documents of title which evidence ownership of the subject Inventory (such as by the delivery of a customs broker agency agreement, satisfactory to the Collateral Agent), and (e) which otherwise would constitute Eligible Inventory.

“Eligible Inventory” shall mean, as of the date of determination thereof, (a) Eligible In- Transit Inventory, (b) Eligible L/C Inventory, and (c) items of Inventory of the Borrower that are finished goods, merchantable and readily saleable to the public in the ordinary course deemed by the Administrative Agent in its reasonable discretion to be eligible for inclusion in the calculation of the Borrowing Base. Without limiting the foregoing, unless otherwise approved in writing by the Administrative Agent, none of the following shall be deemed to be Eligible Inventory:

(a)           Inventory that is not owned solely by the Borrower, or is leased or on consignment or the Borrower does not have good and valid title thereto;

(b)           Inventory (other than Eligible In-Transit Inventory and Eligible L/C Inventory) that is not located at a distribution center used by the Borrower in the ordinary course or at a property that is owned or leased by the Borrower;

(c)           Inventory that represents (i) goods damaged, defective or otherwise unmerchantable, (ii) goods that do not conform in all material respects to the representations and warranties contained in this Agreement or any of the Security Documents, or (iii) goods to be returned to the vendor, including without limitation, such goods at locations at which Borrower maintains such Inventory as specified in the Borrowing Base Certificate delivered hereunder;

(d)           Inventory that is not located in the United States of America (excluding territories and possessions thereof) other than Eligible In-Transit Inventory and Eligible L/C Inventory;

(e)           Inventory that is not subject to a perfected first-priority security interest in favor of the Collateral Agent for the benefit of the Credit Parties;

(f)           Inventory which consists of promotional or marketing materials, samples, labels, bags, packaging, and other similar non-merchandise categories, including without limitation, such Inventory at locations at which Borrower maintains such Inventory as specified in the Borrowing Base Certificate delivered hereunder;

(g)           Inventory that is obsolete, unusable, or otherwise unavailable for sale;

(h)           Inventory as to which insurance in compliance with the provisions of Section 5.07 hereof is not in effect;

(i)           Inventory which has been sold but not yet delivered or as to which the Borrower has accepted a deposit; or

(j)           Inventory which is acquired in a Permitted Acquisition unless and until the Collateral Agent has completed an appraisal of such Inventory, establishes an advance rate and Inventory Reserves (if applicable) therefor, and otherwise agrees that such Inventory shall be deemed Eligible Inventory.

“Eligible L/C Inventory” shall mean, as of the date of determination thereof, without duplication of other Eligible Inventory, Inventory (a) not yet delivered to the Borrower, (b) the purchase of which is supported by a Commercial Letter of Credit having an expiry within sixty (60) days of such date of determination, (c) for which the document of title reflects the Borrower as consignee (along with delivery to the Borrower of the documents of title with respect thereto),

(d) as to which the Collateral Agent has control over the documents of title which evidence ownership of the subject Inventory (such as by the delivery of a customs broker agency agreement, satisfactory to the Collateral Agent), and (e) which otherwise would constitute Eligible Inventory.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, handling, treatment, storage, disposal, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), of any Person directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment Financing Agreement” means that certain  Master Loan and Security Agreement dated November 13, 2007 by and among Specialty Retailers, Inc., as borrower, the Parent, as guarantor, the lenders party thereto, and Banc of America Leasing & Capital, LLC, as agent for the lenders.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Parent, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Parent or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Parent or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Parent or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Parent or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Parent or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Availability” means, as of any date of determination, the difference, if any, between (a) the Loan Cap, and (b) the outstanding Credit Extensions.

“Excluded Taxes” means, with respect to the Agents, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise Taxes imposed on (or measured by) its gross or net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.30(b)), any withholding Tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.28(a), or (ii) is attributable to such Foreign Lender’s failure to comply with Sections 2.28(e) or (f), and (d) any United States federal withholding tax that would not have been imposed but for a failure by such recipient (or any financial institution through which any payment is made to such recipient) to comply with the applicable requirements of FATCA.

“Existing Credit Agreement” has the meaning set forth in the recitals hereto.

“Facility Guaranty” means the Amended and Restated Guaranty executed by the Facility Guarantors in favor of the Agents, the Issuing Bank and the other Credit Parties.

“Facility Guarantors” means the Parent and each of its Subsidiaries, now existing or hereafter created, other than (i) Foreign Subsidiaries and (ii) the Borrower.

“Facility Guarantors Collateral Documents” means all security agreements, mortgages, pledge agreements, deeds of trust, and other instruments, documents or agreements executed and delivered by any Facility Guarantor to secure the Obligations.

“FATCA” shall mean Sections 1471 through 1474 of the Code and the United States Treasury Regulations or published guidance with respect thereto.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if

such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the letter entitled “Fee Letter” among the Borrower, the Administrative Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated dated as of the Effective Date, as such letter may from time to time be amended.

“Financial Officer” means, with respect to the Borrower, the chief financial officer, treasurer, controller or assistant controller of the Borrower.

“Fiscal Month” means any fiscal month of the Parent and its Subsidiaries as set forth on Schedule 5.01 hereto.

“Fiscal Periods” means the accounting periods of the Parent and its Subsidiaries set forth on Schedule 1.3 hereto.

“Fiscal Year” means any period of 52 or 53 consecutive weeks ending on the Saturday closest to January 31 of each calendar year.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Foreign Subsidiary” means any Subsidiary that is (a) organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia, and (b) all or substantially all of the property and assets of which are located outside of the United States.

“Fronting Fee” means an amount equal to 0.25% per annum of the average Letter of Credit Outstandings during each calendar quarter.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means principles which are (a) consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made, and (b) consistently applied with past financial statements of the Parent and its Subsidiaries adopting the same principles.

“Gift Certificate and Merchandise Credit Liability” means, at any time, the aggregate face value at such time of (a) outstanding gift certificates and gift cards of the Borrower entitling the holder thereof to use all or a portion of the certificate to pay all or a portion of the purchase price for any Inventory, and (b) outstanding merchandise credits of the Borrower.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation for which the Guarantee is made (or, if less, the maximum amount of such primary obligation for which such guarantor may be liable pursuant to the terms of the instrument evidencing such Guarantee) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such guarantor is required to perform thereunder), as determined in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, mold, fungi or similar bacteria, and all other substances or wastes of any nature regulated pursuant to any Environmental Law, including any material listed as a hazardous substance under Section 101(14) of CERCLA.

“Hedging Agreement” means any interest rate protection agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, foreign currency exchange agreement, commodity price protection agreement, or other interest or currency exchange rate or commodity price hedging arrangement designed to hedge against fluctuations in interest rates or foreign exchange rates.

“Incremental Loan Commitment Requirements” means, with respect to any request for a Commitment Increase made pursuant to Section 2.02 or any provision of a Commitment Increase on a given Commitment Increase Date, the satisfaction of each of the following conditions:  (i) no Default or Event of Default then exists, and (ii) the Borrower has not theretofore reduced the Commitments pursuant to Section 2.17 hereof.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money (including any obligations which are without recourse to the credit of such Person) or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all Hedging Agreements, (l) the principal and interest portions of all rental obligations of such Person under any Synthetic Lease, Tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing where such transaction is considered borrowed money indebtedness for Tax purposes but is classified as an operating lease in accordance with GAAP, and (m) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of capital stock or other ownership or profit interests in such Person or in any other Person (or warrants, rights or options to acquire such capital stock or ownership interests). The Indebtedness of any Person shall include, without duplication, the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning provided therefor in Section 9.03(b).

“Initial Lender” means each of Bank of America, N.A., Wells Fargo Bank, National Association, JPMorgan Chase Bank, N.A. and Regions Bank.

“Intercreditor Agreement” shall mean (a) that certain Intercreditor Agreement dated as of September 12, 2003 by and among the Loan Parties, Bank of America (as successor by merger to Fleet Retail Group, LLC (f/k/a Fleet Retail Finance Inc.)), and World Financial Network National Bank, as amended and in effect from time to time, and (b) an intercreditor agreement with any third party administering a private label credit card program for any of the Loan Parties in substitution for World Financial Network National Bank, on terms reasonably acceptable to the Administrative Agent (which agreement shall be deemed reasonably acceptable if it contains the same terms as the intercreditor agreement with World Financial Network National Bank).

“Interest Payment Date” means (a) with respect to any Prime Rate Loan (including a Swingline Loan), the first day of each calendar month, and (b) with respect to any LIBO Loan, on the last day of the Interest Period applicable to the Borrowing of which such Loan is a part, and, in addition, if such LIBO Loan has an Interest Period of greater than ninety (90) days, on the last day of the third month of such Interest Period.

“Interest Period” means, with respect to any LIBO Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is seven (7) days or one (1), two (2), three (3), or six (6) months thereafter, as the Borrower may elect by notice to the Administrative Agent in accordance with the provisions of this Agreement, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month during which such Interest Period ends) shall end on the last Business Day of the calendar month of such Interest Period, (c) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date, and (d) notwithstanding the provisions of clause (c), except as set forth above, no Interest Period shall, unless approved by the Administrative Agent and all of the Lenders, have a duration of less than seven (7) days, and if, by reason of clause (c), any Interest Period applicable to a LIBO Borrowing would be for a shorter period, such Interest Period shall not be available hereunder. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” has the meaning assigned to such term in the Security Agreement.

“Inventory Reserves” means such reserves as may be established from time to time by the Administrative Agent in the Administrative Agent’s reasonable discretion with respect to the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as affect the market value of the Eligible Inventory. Without limiting the generality of the foregoing, Inventory Reserves may include (but are not limited to) reserves based on changes in the following since the date of the most recent Inventory appraisal or commercial finance examination (i) seasonality; (ii) Shrink; (iii) imbalance; (iv) Inventory character; (v) Inventory composition; (vi) Inventory mix; (vii) markdowns (both permanent and point of sale); and/or (viii) promotional business practices.

“Investment” means (a) any stock, evidence of Indebtedness or other security of another Person, (b) any loan, advance, contribution to capital, extension of credit (except for current trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms) to another Person, (c) any purchase of (i) stock or other securities of another Person, or (ii) the assets comprising a division or business unit or a substantial part of the business of any Person (whether by purchase of assets or securities), (d) any commitment or option to make any such purchase, or (e) any other investment, in all cases whether now existing or hereafter made.

“Issuing Bank” means each Initial Lender, in its capacity as the issuer of Letters of Credit hereunder, and any successor (but not any assignee) to such Initial Lender in such capacity. The

Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“L/C Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which the Borrower or any of its Affiliates are entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

“Lenders” shall mean the Persons identified on Schedule 1.1 hereto, as modified to include any Additional Commitment Lender, and each assignee that becomes a party to this Agreement as set forth in Section 9.04(b).

“Letter of Credit” shall mean each letter of credit that is (i) issued pursuant to this Agreement for the account of the Borrower, (ii) a Standby Letter of Credit or Commercial Letter of Credit, (iii) issued in connection with the purchase of Inventory by the Borrower and for other purposes for which the Borrower has historically obtained letters of credit, or for any other purpose that is reasonably acceptable to the Administrative Agent, and (iv) in form reasonably satisfactory to the Issuing Bank.

“Letter of Credit Fees” shall mean the fees payable in respect of Letters of Credit pursuant to Section 2.14.

“Letter of Credit Outstandings” shall mean, at any time, the sum of (a) with respect to Letters of Credit outstanding at such time, the aggregate maximum amount that then is or at any time thereafter may become available for drawing or payment thereunder plus (b) all amounts theretofore drawn or paid under Letters of Credit for which the Issuing Bank has not then been reimbursed.

“LIBO Borrowing” shall mean a Borrowing comprised of LIBO Loans.

“LIBO Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“LIBO Rate” means for any Interest Period with respect to a LIBO Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of

America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidation” means the exercise by the Administrative Agent or Collateral Agent of those rights and remedies afforded to such Agents under the Loan Documents and Applicable Law as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Administrative Agent, of any public, private or “going-out-of-business”, “store closing” or other similar sale or any other disposition of the Collateral for the purpose of liquidating the Collateral.  Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan Account” has the meaning given to such term in Section 2.22(a).

“Loan Cap” means, at any time of determination, the lesser of (a) the Total Commitments or (b) the Borrowing Base.

“Loan Documents” means this Agreement, the Notes, the Letters of Credit, the Fee Letter,  all Borrowing Base Certificates, the Blocked Account Agreements, the DDA Notifications, the Credit Card Notifications, the Security Documents, the Facility Guaranty, the Facility Guarantors Collateral Documents, the Intercreditor Agreement and any other instrument or agreement now or hereafter executed and delivered in connection herewith or therewith, including (i) any Cash Management Services provided by the Administrative Agent, the Collateral Agent, any Lender or any of their respective Affiliates, and (ii) any Bank Product provided by the Administrative Agent, the Collateral Agent, any Lender or any of their respective Affiliates, each as amended and in effect from time to time.

“Loan Party” or “Loan Parties” means the Borrower and the Facility Guarantors.

“Loans” shall mean all loans (including Swingline Loans) at any time made to the Borrower or for account of the Borrower pursuant to this Agreement.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property, assets, prospects, or condition, financial or otherwise, of the Parent and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties to perform any material obligation or to pay any Obligations under this Agreement or any of the other Loan Documents, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or any of the material rights or remedies of the Administrative Agent, the Collateral Agent or the Lenders hereunder or thereunder. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

“Material Indebtedness” means (a) Indebtedness of Specialty Retailers, Inc. under the Equipment Financing Agreement and (b) Indebtedness (other than the Loans, Letters of Credit and obligations under Leases) of the Borrower in an aggregate principal amount exceeding $20,000,000.   For purposes of determining the amount of Material Indebtedness at any time, the amount of the obligations in respect of any Hedging Agreement at such time shall be Agreement Value.

“Maturity Date” means June 30, 2016.

“Maximum Rate” has the meaning provided therefor in Section 9.12.

“Measurement Period” means, at any date of determination, the most recently completed twelve Fiscal Months of the Parent.

“Minority Lenders” has the meaning provided therefor in Section 9.02(c).

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Parent or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within the preceding five (5) plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Parent or any of its Subsidiaries or any ERISA Affiliate and at least one Person other than the Parent, any Subsidiary or the ERISA Affiliate or (b) was so maintained and in respect of which the Parent, any Subsidiary or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, in each case net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses (including appraisals, and brokerage, legal, title and recording Tax expenses and commissions) paid by any Loan Party to third parties (other than Affiliates) in connection with such event, and (ii) in the case of a sale or other disposition of an asset (including pursuant to a casualty or condemnation), the amount of all payments required to be made by any Loan Party as a result of such event to repay (or to establish an escrow for the repayment of) Indebtedness (other than Loans) which is secured by such asset and constitutes a Permitted Encumbrance that is senior to the Lien of the Collateral Agent.

“Notes” shall mean (i) the promissory notes of the Borrower substantially in the form of Exhibit B-1, each payable to the order of any Lender requesting such Note, evidencing the Revolving Loans, and (ii) if requested by the Swingline Lender, the promissory note of the Borrower substantially in the form of Exhibit B-2, payable to the Swingline Lender, evidencing the Swingline Loans.

“Obligations” means (a) the due and punctual payment by the Loan Parties of (i) the principal of, and interest (including all interest that accrues after the commencement of any proceeding by or against any Loan Party under any Debtor Relief Laws, whether or not allowed in such case or proceeding) on the Loans, as and when due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise, of the Loan Parties to the Credit Parties under this Agreement and the other Loan Documents (including all fees, costs, expenses and indemnities that accrue after the commencement of any proceeding by or against any Loan Party under any Debtor Relief Laws, whether or not allowed in such case or proceeding), and (b) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each Loan Party under or pursuant to this Agreement, and the other Loan Documents, and (c) the payment and performance under any transaction with any of the Arranger, Agents or any Lender, or any of their respective Affiliates, which arises out of (i) any Cash Management Services, or (ii) Bank Products.

“Organizational Document” means, relative to any Loan Party, its limited partnership agreement, its certificate of incorporation, formation or limited partnership, its operating agreement, its by-laws and all shareholder or equity holder agreements, voting trusts and similar arrangements to which such Loan Party is a party or which is applicable to its capital stock, its limited partnership agreement and all other arrangements relating to the control or management of such entity.

“Other Taxes” means any and all current or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Overadvance” means, at any time of calculation, a circumstance in which the Credit Extensions exceed the Loan Cap.

“Parent” means Stage Stores, Inc., a Nevada corporation.

“Participation Register” has the meaning provided therefor in Section 9.04 (e).

“Payment Conditions” means, at the time of determination, that (a) no Default or Event of Default then exists or would arise as a result of the making of the subject payment and (b) after giving effect to such payment, (i) the Pro Forma Availability Condition has been satisfied and (ii) the Consolidated Fixed Charge Coverage Ratio, as calculated on a pro-forma basis for the twelve months prior to such payment, will be equal to or greater than 1.1:1.0. Prior to undertaking any payment which is subject to the Payment Conditions, the Loan Parties shall deliver to the Administrative Agent and the Lenders evidence of satisfaction of the conditions contained in clause (b) above on a basis (including, without limitation, giving due consideration to results for prior periods) reasonably satisfactory to the Administrative Agent; provided that, so long as Excess Availability is equal to or greater than fifty percent (50%) of the Loan Cap, the Loan Parties shall not be required to deliver to the Administrative Agent and the Lenders evidence of satisfaction of the conditions contained in clause (b) above with respect to the repurchase of the equity interests of the Parent on the open market in the ordinary course of business (the “Ordinary Course Stock Buybacks”); provided further that, nothing herein shall be deemed a waiver of the requirements set forth in clauses (a) and (b) above as a condition to the Parent making any Ordinary Course Stock Buybacks, and the making of any Ordinary Course Stock Buybacks shall be deemed a representation and warranty by the Loan parties that such requirements have been complied with.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Annex 1 to the Security Agreement or any other form approved by the Collateral Agent.

“Permitted Acquisition” means an Investment in, a purchase of stock or equity interest in, a purchase of all or a substantial part of the assets or properties of any Person, any exchange of securities or equity interests with any Person, any transaction, merger or consolidation or acquisition of all or a substantial portion of the assets of any Person, or any acquisition of any retail store locations of any Person (each of the foregoing an “Acquisition”) which satisfies each of the following conditions:

(i)           The Acquisition is of a business permitted to be conducted by the Borrower pursuant to Section 6.03(b) hereof and the Person to be acquired, or whose assets are to be acquired, shall be a United States company; and

(ii)           Prior to and after giving effect to the Acquisition, no Default or Event of Default will exist or will arise therefrom; and

(iii)           The Person making the Acquisition must be a Loan Party or a Subsidiary which will become a Loan Party in accordance with Section 5.13 hereof; and

(iv)           If the Parent or its Subsidiary shall merge with such other Person, such Parent or Subsidiary shall be the surviving party of such merger; and

(v)           If such Person becomes a Subsidiary of a Loan Party, such Person shall become a Loan Party in accordance with Section 5.13 hereof and the Loan Parties (including such Person) shall take such steps as are necessary to grant to the Collateral Agent, for the benefit of the Credit Parties, a legal, valid and enforceable perfected first priority security interest in all of the assets (excluding capital stock or equity interests) acquired in connection with such acquisition; and

(vi)           As of, and, on a projected pro forma twelve (12) Fiscal Months basis after giving effect to, the subject acquisition, Excess Availability (or with respect to pro forma calculations, Average Daily Excess Availability projected for each Fiscal Month during such period) shall be equal to or greater than $50,000,000, and the Borrower shall have delivered a certificate, together with supporting documentation, reflecting compliance with the foregoing to the Administrative Agent; and

(vii)           Such Acquisition shall have been approved by a majority of the board of directors (or the equivalent governing body) of the Person which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition will violate Applicable Law.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.05;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.05;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k); and

(f)           easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary.

provided that, except as provided in any one or more of clauses (a) through (f) above, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means each of the following:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within ninety (90) days from the date of acquisition thereof;

(b)           Investments in commercial paper (i) issued by a corporation (other than a Loan Party or an Affiliate of a Loan Party) organized under the laws of any state of the United States or the District of Columbia maturing within ninety (90) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s, or (ii) issued by a Lender maturing within 270 days from the date of acquisition thereof;

(c)           Investments in insured certificates of deposit, banker’s acceptances and time deposits maturing within ninety (90) days from the date of acquisition thereof issued or guaranteed by or placed with, and demand deposit and money market deposit accounts issued or offered by, (i) any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $1,000,000,000, or (ii) any Lender;

(d)           fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into; and

(e)           Shares of investment companies that are registered under the Investment Company Act of 1940, as amended, and invest solely in one or more of the types of securities described in clauses (a) through (d) above.

provided that, notwithstanding the foregoing, no such Investments shall be permitted (i) after the occurrence of a Cash Dominion Event, unless no Loans are then outstanding, and (ii) unless such Investments are pledged to the Collateral Agent as additional collateral for the Obligations pursuant to such agreements as may be reasonably required by the Collateral Agent.

“Permitted Overadvance” means an Overadvance determined by the Administrative Agent, in its reasonable discretion, (a) which is made to maintain, protect or preserve the Collateral and/or the Lenders’ rights under the Loan Documents or which is otherwise for the benefit of the Credit Parties, or (b) which is made to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation, or (c) is made to pay any other amount chargeable to any Loan Party hereunder; provided that Permitted Overadvances shall not (i) exceed ten percent (10%) of the then Borrowing Base in the aggregate outstanding at any time or (ii) unless a Liquidation is occurring, remain outstanding for more than forty-five (45) consecutive Business Days, unless in case of this clause (ii), the Required Supermajority Lenders otherwise agree; and provided further that the foregoing shall not (1) modify or abrogate any of the provisions of Section 2.07(f) hereof regarding the Lenders’ obligations with respect to L/C Disbursements or the provisions of Sections 2.06 and 2.08 regarding the Lenders’ obligations with respect to Swingline Loans, or (2) result in any claim or liability against the Administrative Agent (regardless of the amount of any Overadvance) for “inadvertent Overadvances” (i.e. where an Overadvance results from changed circumstances beyond the control of the Administrative Agent (such as a reduction in the collateral value)), and further provided that in no event shall the Administrative Agent make an Overadvance, if after giving effect thereto, the principal amount of the Credit Extensions (including any Overadvance or proposed Overadvance) would exceed the Commitments.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Prime Rate” shall mean, for any day, a fluctuating rate per annum equal to the highest of (a) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”; (b) the Federal Funds Effective Rate for such day, plus 0.50%; and (c) the LIBO Rate for a 30 day interest period as determined on such day, plus 1.0%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in Bank of America’s prime rate, the Federal Funds Effective Rate or the LIBO Rate, respectively, shall take effect at the opening of business on the day specified in the public announcement of such change.

“Prime Rate Loan” shall mean any Loan bearing interest at a rate determined by reference to the Prime Rate in accordance with the provisions of Article II.

“Pro Forma Availability Condition” shall mean, for any date of calculation with respect to any payment, the Pro Forma Excess Availability following, and after giving effect to, such transaction or payment, will be equal to or greater than fifteen percent (15%) of the Loan Cap.

 “Pro Forma Excess Availability” shall mean, for any date of calculation, after giving pro forma effect to the transaction then to be consummated, the projected Excess Availability as of the end of each Fiscal Month during any subsequent projected six (6) Fiscal Months.

“Real Estate” means all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Register” has the meaning set forth in Section 9.04(c).

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” has the meaning set forth in Section 101(22) of CERCLA.

“Required Lenders” shall mean, subject to the provisions of Section 8.12, at any time, Lenders having Commitments greater than 50% of the Total Commitments, or if the Commitments have been terminated, Lenders whose percentage of the outstanding Credit Extensions (after settlement and repayment of all Swingline Loans by the Lenders) aggregate greater than 50% of all such Credit Extensions, it being understood, for avoidance of doubt, that any provision hereof that requires the vote of the Required Lenders shall not require the consent of the holders of the Obligations described in clause (c) of the definition of Obligations (as such definition is in effect on the Effective Date); provided that the Commitment of, and the portion of the Credit Extensions held or deemed held by, any Delinquent Lender or Deteriorating Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Supermajority Lenders” shall mean, subject to the provisions of Section 8.12, at any time, Lenders having Commitments outstanding representing at least 66 2/3% of the Total Commitments outstanding or if the Commitments have been terminated, Lenders whose percentage of the outstanding Credit Extensions (after settlement and repayment of all Swingline Loans by the Lenders) aggregate not less than 66 2/3% of all such Credit Extensions, it being understood, for the avoidance of doubt, that any provision hereof that requires the vote of the Required Supermajority Lenders shall not require the consent of the holders of the Obligations described in clause (c) of the definition of Obligations (as such definition is in effect on the Effective Date); provided that the Commitment of, and the portion of the Credit Extensions held or deemed held by, any Delinquent Lender or Deteriorating Lender shall be excluded for purposes of making a determination of Required Supermajority Lenders.

“Reserves” means all (if any) Inventory Reserves and Availability Reserves.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock or equity interests of any Loan Party or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock or equity interests of any Loan Party or any Subsidiary or any option, warrant or other right to acquire any such shares of capital stock or equity interests of any Loan Party or any Subsidiary. Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments (whether in cash, securities or other property) made by such Person in respect of stock appreciation rights plans, equity incentive, achievement or similar plans and all proceeds of a dissolution or liquidation of such Person.

“Revolving Loans” means all Loans at any time made by a Lender pursuant to Section 2.01.

“S&P” means Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc.

“SEC” means the Securities and Exchange Commission.

“Security Agreement” means the Amended and Restated Security Agreement dated as of the Effective Date among the Loan Parties and the Collateral Agent for the benefit of the Credit Parties, as amended and in effect from time to time.

“Security Documents” means the Security Agreement, the Facility Guarantors Collateral Documents, and each other security agreement or other instrument or document executed and delivered pursuant to Sections 5.13 or 5.14 to secure any of the Obligations.

“Settlement Date” has the meaning provided in Section 2.08(b) hereof.

“Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Parent or any of its Subsidiaries or any ERISA Affiliate and no Person other than the Parent, its Subsidiaries or the ERISA Affiliate or (b) was so maintained and in respect of which the Parent, any Subsidiary or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged.  The amount of all Guarantees at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Standby Letter of Credit” means any Letter of Credit other than a Commercial Letter of Credit.

“Statutory Reserve Rate” means, for any Interest Period, the rate (expressed as a decimal) applicable to the Administrative Agent during such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBO Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment, in form and on terms approved by the Agents in writing, to the prior payment in full of the Obligations.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s Consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Swingline Lender” means Bank of America, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” shall mean a Loan made by the Swingline Lender to the Borrower pursuant to Section 2.06 hereof.

“Synthetic Lease” means any lease or other agreement for the use or possession of property creating obligations which does not appear as Indebtedness on the balance sheet of the lessee thereunder but which, upon the insolvency or bankruptcy of such Person, may be characterized as Indebtedness of such lessee without regard to the accounting treatment.

“Tax Agreement” means a tax sharing agreement among the Parent, the Borrower and its Subsidiaries, in form and substance satisfactory to the Administrative Agent.

“Taxes” means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date” shall mean the earliest to occur of (i) the Maturity Date, or (ii) the date on which the maturity of the Loans are accelerated and the Commitments are terminated, or (iii) the date of the occurrence of any Event of Default pursuant to Section 7.01(h) or 7.01(i) hereof.

“Total Commitments” shall mean, at any time, the sum of the Commitments at such time.  As of the Effective Date, the Total Commitments aggregate $250,000,000.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Prime Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“UFCA” has the meaning provided in Section 9.13.

“UFTA” has the meaning provided in Section 9.13.

“Unused Commitment” shall mean, on any day, (a) the then Total Commitments minus (b) the sum of (i) the principal amount of Loans then outstanding (including the principal amount of Swingline Loans then outstanding) and (ii) the then Letter of Credit Outstandings.

“Voting Stock” means, with respect to any Person, the outstanding stock of all classes (or equivalent interests) which ordinarily, in the absence of contingencies, entitles holders thereof to vote for the election of directors (or Persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such contingency.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.  Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise

(a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03. Accounting Terms; GAAP.

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect on the Effective Date, provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to reflect the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such provision shall have been amended in accordance herewith.  Notwithstanding the foregoing, any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) a Capital Lease Obligation under GAAP as in effect on the Effective Date, shall not be treated as a Capital Lease Obligation solely as a result of the adoption of changes in GAAP outlined by the Financial Accounting Standards Board in its press release dated March 19, 2009.

SECTION 1.04. Rounding.

Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05. Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.06. Letter of Credit Amounts.

Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit, whether or not such maximum face amount is in effect at such time.

ARTICLE II

Amount and Terms of Credit

SECTION 2.01. Commitment of the Lenders.

(a)           Each Lender severally and not jointly with any other Lender, agrees, upon the terms and subject to the conditions herein set forth, to extend credit to the Borrower on a revolving basis, in the form of Revolving Loans and Letters of Credit and in an amount not to exceed the lesser of such Lender’s Commitment or such Lender’s Commitment Percentage of the Loan Cap, subject to the following limitations:

(i)           The aggregate outstanding amount of the Credit Extensions shall not at any time exceed the Loan Cap.

(ii)           No Lender (other than the Issuing Bank, acting in such capacity) shall be obligated to issue any Letter of Credit, and Letters of Credit shall be available from the Issuing Bank, subject to the ratable participation of all Lenders, as set forth in Section 2.07. The Borrower will not at any time permit the aggregate Letter of Credit Outstandings to exceed $50,000,000.

(iii)           Subject to all of the other provisions of this Agreement, Revolving Loans that are repaid may be reborrowed prior to the Termination Date. No new Credit Extension, however, shall be made to the Borrower after the Termination Date.

(b)           Each Borrowing of Revolving Loans (other than Swingline Loans) shall be made by the Lenders pro rata in accordance with their respective Commitments.  The failure of any Lender to make any Loan shall neither relieve any other Lender of its obligation to fund its Loan in accordance with the provisions of this Agreement nor increase the obligation of any such other Lender.

SECTION 2.02. Increase in Total Commitment.

(a)           So long as the Incremental Loan Commitment Requirements are satisfied, the Borrower shall have the right at any time after the Effective Date, and from time to time after the Effective Date, to request an increase of the Total Commitments to an amount not to exceed $350,000,000.  Any such requested increase shall be first made in writing to all existing Lenders on a pro rata basis. In the event that any existing Lender does not notify the Administrative Agent within twenty-one (21) Business Days from the receipt of the requested increase that the existing Lender will increase its Commitment and the amount of its increase, the existing Lender shall be deemed to have declined the requested increase of its Commitment.  To the extent that one or more existing Lenders decline to increase their respective Commitments, or decline to increase their Commitments to the amount requested by the Borrower, MLPFS may arrange for other Persons to become  Lenders hereunder and to issue commitments in an amount equal to the amount of the increase in the Total Commitments requested by the Borrower and not accepted by the existing Lenders (each such increase by either means, a “Commitment Increase,” and each such Person issuing, or Lender increasing, its Commitment, an “Additional Commitment Lender”); provided, however, that (i) no Lender shall be obligated to provide a Commitment Increase as a result of any such request by the Borrower, and (ii) any Additional Commitment Lender which is not an existing Lender shall be subject to the approval of the Administrative Agent, the Issuing Bank, the Swingline Lender and, provided no Event of Default has occurred and is continuing, the Borrower (which approval shall not be unreasonably withheld), and (iii) nothing contained herein shall constitute the unconditional obligation of MLPFS to provide or obtain commitments for such Commitment Increase, as MLPFS is only agreeing hereby to use its best efforts to arrange for Additional Commitment Lenders.  Each Commitment Increase shall be in a minimum aggregate amount of at least $10,000,000 and in integral multiples of $10,000,000 in excess thereof.

(b)           No Commitment Increase shall become effective unless and until each of the following conditions have been satisfied:

(i)           the Borrower, the Administrative Agent, and any Additional Commitment Lender shall have executed and delivered a joinder to the Loan Documents in such form as the Administrative Agent may reasonably require;

(ii)           the Incremental Loan Commitment Requirements shall have been satisfied;

(iii)          the Borrower shall have paid such fees and other compensation to the Additional Commitment Lenders as the Borrower and each such Additional Commitment Lenders may agree;

(iv)           the Borrower shall have paid such arrangement fees to the Administrative Agent and/or MLPFS as the Borrower and such Persons may agree;

(v)           if requested by the Administrative Agent, the Borrower shall deliver to the Administrative Agent and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Borrower reasonably satisfactory to the Administrative Agent and dated such date;

(vi)           to the extent requested by any Additional Commitment Lender, a Note will be issued at the Borrower’s expense, to each such Additional Commitment Lender, to be in conformity with requirements of Section 2.09 hereof (with appropriate modification) to the extent necessary to reflect the new Commitment of such Additional Commitment Lender; and

(vii)           the Borrower and the Additional Commitment Lenders shall have delivered such other instruments, documents and agreements as the Administrative Agent may reasonably have requested.

(c)           The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Commitment Increase (with each date of such effectiveness being referred to herein as a “Commitment Increase Date”), and at such time (i) the Total Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Commitment Increases, (ii) Schedule 1.1 shall be deemed modified, without further action, to reflect the revised Commitments and Commitment Percentages of the Lenders, and (iii) this Agreement shall be deemed amended, without further action, to the extent necessary to reflect such increased Total Commitments (including, without limitation, Section 2.01(a)(i)).

(d)           In connection with Commitment Increases hereunder, the Lenders and the Borrower agree that, notwithstanding anything to the contrary in this Agreement, (i) the Borrower shall, in coordination with the Administrative Agent, (x) repay outstanding Loans of certain Lenders, and obtain Loans from certain other Lenders (including the Additional Commitment Lenders), but in no event in excess of each such Lender’s Commitment, or (y) take such other actions as reasonably may be required by the Administrative Agent, in each case to the extent necessary so that all of the Lenders effectively participate in each of the outstanding Loans pro rata on the basis of their Commitment Percentages (determined after giving effect to any increase in the Total Commitments pursuant to this Section 2.02), and (ii) the Borrower shall pay to the Lenders any costs of the type referred to in Section 2.21 in connection with any repayment and/or Loans required pursuant to preceding clause (i).

SECTION 2.03. Reserves; Changes to Reserves.

(a)           The initial Inventory Reserves and Availability Reserves as of the date of this Agreement are those set forth in the Borrowing Base Certificate delivered pursuant to Section 4.01(d) hereof.

(b)           The Administrative Agent may hereafter establish additional Reserves or change any of the Reserves described in Section 2.03(a), in the exercise of the reasonable discretion of the Administrative Agent, after furnishing five (5) days prior notice to, and after consultation with, the Borrower (whose consent to any Reserve shall not be required) (provided that no such prior notice shall be required if a Cash Dominion Event exists or for  (1) changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation previously utilized (such as, but not limited to, rent and Gift Certificate and Merchandise Credit Liabilities), or (2) changes to Reserves or establishment of additional Reserves if a Material Adverse Effect has occurred or it would be reasonably likely that a Material Adverse Effect to the Lenders would occur were such Reserve not changed or established prior to the expiration of such five (5) day period).

SECTION 2.04. Making of Loans.

(a)           Except as set forth in Sections 2.18 and 2.26, Loans (other than Swingline Loans) by the Lenders shall be either Prime Rate Loans or LIBO Loans as the Borrower may request subject to and in accordance with this Section 2.04, provided that all Swingline Loans shall be only Prime Rate Loans. All Loans made pursuant to the same Borrowing shall, unless otherwise specifically provided herein, be Loans of the same Type. Each Lender may fulfill its

Commitment with respect to any Loan by causing any lending office of such Lender to make such Loan; but any such use of a lending office shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of the applicable Note. Subject to the other provisions of this Section 2.04 and the provisions of Section 2.26, Borrowings of Loans of more than one Type may be incurred at the same time, but no more than six (6) Borrowings of LIBO Loans may be outstanding at any time.

(b)           The Borrower shall give the Administrative Agent three (3) Business Days’ prior telephonic notice (thereafter confirmed in writing) of each LIBO Borrowing and one (1) Business Day’s prior telephonic notice (thereafter confirmed in writing) of each Borrowing of Prime Rate Loans. Any such notice, to be effective, must be received by the Administrative Agent not later than 1:00 p.m. on the third Business Day in the case of LIBO Loans prior to the date on which, and on the first Business Day in the case of Prime Rate Loans prior to the date on which, such Borrowing is to be made. Such notice shall be irrevocable and shall specify the amount of the proposed Borrowing (which shall be in an integral multiple of $500,000, but not less than $1,000,000 in the case of LIBO Loans and not less than $100,000 in the case of Prime Rate Loans) and the date thereof (which shall be a Business Day) and shall contain disbursement instructions.  Such notice shall specify whether the Borrowing then being requested is to be a Borrowing of Prime Rate Loans or LIBO Loans and, if LIBO Loans, the Interest Period with respect thereto. If no election of Interest Period is specified in any such notice for a Borrowing of LIBO Loans, such notice shall be deemed a request for an Interest Period of one month. If no election is made as to the Type of Loan, such notice shall be deemed a request for Borrowing of Prime Rate Loans. The Administrative Agent shall promptly notify each Lender of its pro rata share of such Borrowing, the date of such Borrowing, the Type of Borrowing being requested and the Interest Period or Interest Periods applicable thereto, as appropriate. On the borrowing date specified in such notice, each Lender shall make its share of the Borrowing available at the office of the Administrative Agent at 100 Federal Street, Boston, Massachusetts 02110, no later than 1:00 p.m., in immediately available funds. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined in good faith by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Prime Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Upon receipt of the funds made available by the Lenders to fund any Borrowing hereunder, the Administrative Agent shall disburse such funds into a Bank of America Disbursement Account or otherwise in the manner specified in the notice of borrowing delivered by the Borrower and shall use reasonable efforts to make the funds so received from the Lenders available to the Borrower no later than 4:00 p.m.

(c)           The Administrative Agent, without the request of the Borrower, may advance any interest, fee, service charge, or other payment to which any Agent or their Affiliates or any Lender is entitled from the Borrower pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby.  The Administrative Agent shall advise the Borrower of any such advance or charge promptly after the making thereof. Such action on the part of the Administrative Agent shall not constitute a waiver of the Administrative Agent’s rights and the Borrower’s obligations under Section 2.20(a). Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.04(c) shall bear interest at the interest rate then and thereafter applicable to Prime Rate Loans.

SECTION 2.05. Overadvances.

The Agents and the Lenders have no obligation to make any Loan or to provide any Letter of Credit if an Overadvance would result. The Administrative Agent may, in its discretion, make Permitted Overadvances without the Consent of the Lenders and each Lender shall be bound thereby. Any Permitted Overadvances may constitute Swingline Loans. The making of any Permitted Overadvance is for the benefit of the Borrower; such Permitted Overadvances constitute Revolving Loans and Obligations. The making of any such Permitted Overadvances on any one occasion shall not obligate the Administrative Agent or any Lender to make or permit any Permitted Overadvances on any other occasion or to permit such Permitted Overadvances to remain outstanding.  The making by the Administrative Agent of a Permitted Overadvance shall not modify or abrogate any of the provisions of Section 2.07(g) regarding the Lenders’ obligations to purchase participations with respect to L/C Disbursements or Section 2.08 regarding any Lender’s reimbursement obligations with respect to Swingline Loans.

SECTION 2.06. Swingline Loans

(a)           The Swingline Lender is authorized by the Lenders, but is not obligated, to make Swingline Loans up to (i) $15,000,000 plus (ii) the Permitted Overadvances, in the aggregate outstanding at any time, consisting only of Prime Rate Loans, upon a notice of Borrowing received by the Administrative Agent and the Swingline Lender (which notice, at the Swingline Lender’s discretion, may be submitted prior to 1:00 p.m. on the Business Day on which such Swingline Loan is requested); provided that the Swingline Lender shall not be obligated to make any Swingline Loan in its reasonable discretion if any Lender at such time is a Deteriorating Lender, unless the Swingline Lender has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the Swingline Lender’s risk of full reimbursement with respect to such Swingline Loan.  Swingline Loans shall be subject to periodic settlement with the Lenders under Section 2.08 below.

(b)           Swingline Loans may be made only in the following circumstances: (A) for administrative convenience, the Swingline Lender may, but is not obligated to, make Swingline Loans in reliance upon the Borrower’s actual or deemed representations under Section

4.02, that the applicable conditions for borrowing are satisfied or (B) for Permitted Overadvances. If the conditions for borrowing under Section 4.02 cannot be fulfilled, the Required Lenders may direct the Swingline Lender to, and the Swingline Lender thereupon shall, cease making Swingline Loans (other than Permitted Overadvances) until such conditions can be satisfied or are waived in accordance with Section 9.02 hereof. Unless the Required Lenders so direct the Swingline Lender, the Swingline Lender may, but is not obligated to, continue to make Swingline Loans notwithstanding that the conditions for borrowing under Section 4.02 cannot be fulfilled. No Swingline Loans shall be made pursuant to this subsection (b) (other than Permitted Overadvances) if the aggregate outstanding amount of the Credit Extensions would exceed the Loan Cap.

SECTION 2.07. Letters of Credit.

(a)           Upon the terms and subject to the conditions herein set forth, the Borrower may request the Issuing Bank, at any time and from time to time after the date hereof and prior to the Termination Date, to issue, and subject to the terms and conditions contained herein, the Issuing Bank shall issue, for the account of the Borrower one or more Letters of Credit; provided that no Letter of Credit shall be issued if after giving effect to such issuance (i) the aggregate Letter of Credit Outstandings shall exceed $50,000,000, or (ii) the aggregate Credit Extensions would exceed the Loan Cap; and provided, further, that no Letter of Credit shall be issued if the Issuing Bank shall have received notice from the Administrative Agent or the Required Lenders that the conditions to such issuance have not been met; and provided further that the Issuing Bank shall not be required to issue any such Letter of Credit in its reasonable discretion if: (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Applicable Law relating to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it, (B) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally, or (C) any Lender is at such time a Deteriorating Lender hereunder, unless the Issuing Bank has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the Issuing Bank’s risk of full reimbursement with respect to such Letter of Credit.

(b)           Each Standby Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one (1) year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one (1) year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date, provided that each Standby Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of twelve (12) months or less (but not beyond the date that is five (5) Business Days prior to the

Maturity Date) unless the Issuing Bank notifies the beneficiary thereof at least thirty (30) days prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(c)           Each Commercial Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date 180 days after the date of the issuance of such Commercial Letter of Credit and (ii) the date that is five (5) Business Days prior to the Maturity Date.

(d)           Drafts drawn under each Letter of Credit shall be reimbursed by the Borrower in dollars on the same Business Day of any such drawing by paying to the Administrative Agent an amount equal to such drawing not later than 12:00 p.m. on (i) the date that the Borrower shall have received notice of such drawing, if such notice is received prior to 10:00 a.m. on such date, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is received after 10:00 a.m. on the day of drawing, provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.04 that such payment be financed with a Revolving Loan consisting of a Prime Rate Loan or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Prime Rate Loan or Swingline Loan. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make payment thereunder, provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such payment.

(e)           If the Issuing Bank shall make any L/C Disbursement, then, unless the Borrower shall reimburse the Issuing Bank in full on the date such payment is made, the unpaid amount thereof shall bear interest, for each day from and including the date such payment is made to but excluding the date that the Borrower reimburses the Issuing Bank therefor, at the rate per annum then applicable to Prime Rate Loans, provided that, if the Borrower fails to reimburse such Issuing Bank when due pursuant to paragraph (d) of this Section, then Section 2.11 shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (g) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(f)           Immediately upon the issuance of any Letter of Credit by the Issuing Bank (or the amendment of a Letter of Credit increasing the amount thereof), and without any further action on the part of the Issuing Bank, the Issuing Bank shall be deemed to have sold to each Lender, and each such Lender shall be deemed unconditionally and irrevocably to have purchased from the Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Commitment Percentage, in such Letter of Credit, each drawing thereunder and the obligations of the Borrower under this Agreement and the other Loan Documents with respect thereto. Upon any change in the Commitments pursuant to Sections 2.02 or 9.04, it is hereby agreed that with respect to all Letter of Credit Outstandings, there shall be an automatic adjustment to the participations hereby created to reflect the new

Commitment Percentages of the assigning and assignee Lenders. Any action taken or omitted by the Issuing Bank under or in connection with a Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Issuing Bank any resulting liability to any Lender.

(g)           In the event that the Issuing Bank makes any L/C Disbursement and the Borrower shall not have reimbursed such amount in full to the Issuing Bank pursuant to this Section 2.07, the Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Administrative Agent for the account of the Issuing Bank the amount of such Lender’s Commitment Percentage of such unreimbursed payment in dollars and in same day funds. If the Issuing Bank so notifies the Administrative Agent, and the Administrative Agent so notifies the Lenders prior to 11:00 a.m. on any Business Day, each such Lender shall make available to the Issuing Bank such Lender’s Commitment Percentage of the amount of such payment on such Business Day in same day funds (or if such notice is received by the Lenders after 11:00 a.m. on the day of receipt, payment shall be made on the immediately following Business Day). If and to the extent such Lender shall not have so made its Commitment Percentage of the amount of such payment available to the Issuing Bank, such Lender agrees to pay to the Issuing Bank, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Issuing Bank at the greater of the Federal Funds Effective Rate and a rate determined in good faith by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender agrees to fund its Commitment Percentage of such unreimbursed payment notwithstanding a failure to satisfy any applicable lending conditions or the provisions of Sections 2.01 or 2.07, or the occurrence of the Termination Date. The failure of any Lender to make available to the Issuing Bank its Commitment Percentage of any payment under any Letter of Credit shall neither relieve any Lender of its obligation hereunder to make available to the Issuing Bank its Commitment Percentage of any payment under any Letter of Credit on the date required, as specified above, nor increase the obligation of such other Lender. Whenever any Lender has made payments to the Issuing Bank in respect of any reimbursement obligation for any Letter of Credit, such Lender shall be entitled to share ratably, based on its Commitment Percentage, in all payments and collections thereafter received on account of such reimbursement obligation.

(h)           Whenever the Borrower desires that the Issuing Bank issue a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give to the Issuing Bank and the Administrative Agent at least two (2) Business Days’ prior written (including telegraphic, telex, facsimile or cable communication) notice (or such shorter period as may be agreed upon in writing by the Issuing Bank and the Borrower) specifying the date on which the proposed Letter of Credit is to be issued, amended, renewed or extended (which shall be a Business Day), the stated amount of the Letter of Credit so requested, the expiration date of such Letter of Credit, the name and address of the beneficiary thereof, and the provisions thereof. If requested by the Issuing Bank, the Borrower shall also submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for the issuance, amendment, renewal or extension of a Letter of Credit.

(i)           The obligations of the Borrower to reimburse the Issuing Bank for any L/C Disbursement shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary of any Letter of Credit or against the Issuing Bank or any of the Lenders, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the Issuing Bank of any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit; (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; or (vi) the fact that any Event of Default shall have occurred and be continuing. None of the Administrative Agent, the Lenders, the Issuing Bank or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank, provided that the foregoing provisions of this subparagraph (i) shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Applicable Law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(j)           If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in the Cash Collateral Account an amount in cash equal to 103% of the Letter of Credit Outstandings as of such date plus any accrued and unpaid interest thereon. Each such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations of the Borrower under this Agreement. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such Cash Collateral

Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Collateral Agent at the request of the Borrower and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such Cash Collateral Account shall be applied by the Collateral Agent to reimburse the Issuing Bank for payments on account of drawings under Letters of Credit for which it has not been reimbursed and, to the extent not so applied, shall be held first for the satisfaction of the reimbursement obligations of the Borrower for the Letter of Credit Outstandings at such time and thereafter be applied to satisfy other Obligations of the Borrower under this Agreement.  In the event that all reimbursement obligations and all other Obligations hereunder have been paid, any remaining funds in the Cash Collateral Account shall be released to the Borrower.

SECTION 2.08. Settlements Amongst Lenders

(a)           The Swingline Lender may, at any time, and shall, not less frequently than weekly, on behalf of the Borrower (which hereby authorizes the Swingline Lender to act on its behalf in that regard) request the Administrative Agent to cause the Lenders to make a Revolving Loan (which shall be a Prime Rate Loan) in an amount equal to such Lender’s Commitment Percentage of the outstanding amount of Swingline Loans made in accordance with Section 2.06, which request may be made regardless of whether the conditions set forth in Article IV have been satisfied. Upon such request, each Lender shall make available to the Administrative Agent the proceeds of such Revolving Loan for the account of the Swingline Lender. If the Swingline Lender requires a Revolving Loan to be made by the Lenders and the request therefor is received prior to 12:00 p.m. on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if the request therefor is received after 12:00 p.m., then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent or the Swingline Lender. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined in good faith by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(b)           The amount of each Lender’s Commitment Percentage of outstanding Revolving Loans shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward based on all Revolving Loans and repayments of Revolving Loans received by the Administrative Agent as of 3:00 p.m. on the first Business Day following the end of the period specified by the Administrative Agent (such date, the “Settlement Date”).

(c)           The Administrative Agent shall deliver to each of the Lenders promptly after the Settlement Date a summary statement of the amount of outstanding Revolving Loans (including Swingline Loans) for the period and the amount of repayments received for the period. As reflected on the summary statement, each Lender shall transfer to the Administrative Agent (as provided below), or the Administrative Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Revolving Loans made by each Lender with respect to Revolving Loans (including Swingline Loans) shall be equal to such Lender’s applicable Commitment Percentage of Revolving Loans (including Swingline Loans) outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received prior to 12:00 p.m. on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 12:00 p.m., then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined in good faith by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 2.09. Notes; Repayment of Loans.

(a)           Upon the request of a Lender or the Swingline Lender, as applicable, the Loans made by each Lender (and to the Swingline Lender, with respect to Swingline Loans) shall be evidenced by a Note duly executed on behalf of the Borrower, dated the Effective Date, in substantially the form attached hereto as Exhibit B-1 or B-2, as applicable, payable to the order of each such Lender (or the Swingline Lender, as applicable) in an aggregate principal amount equal to such Lender’s Commitment (or, in the case of the Note evidencing the Swingline Loans, $15,000,000).

(b)           The outstanding principal balance of all Swingline Loans shall be repaid on the earlier of the Termination Date or on the date otherwise requested by the Swingline Lender in accordance with the provisions of Section 2.08(a). The outstanding principal balance of all other Obligations shall be payable on the Termination Date (subject to earlier repayment as provided below). Each Note shall bear interest from the date thereof on the outstanding principal balance thereof as set forth in this Article II. Each Lender is hereby authorized by the Borrower to endorse on a schedule attached to each Note delivered to such Lender (or on a continuation of such schedule attached to such Note and made a part thereof), or otherwise to record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, each payment of interest on any such Loan and the other information provided for on such schedule; provided, however, that the failure of any Lender to make such a notation or any error therein shall not affect the obligation of the Borrower to repay the Loans made by such Lender in accordance with the terms of this Agreement and the applicable Notes.

(c)           Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon appropriate indemnifications of Borrower, the Borrower will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

SECTION 2.10. Interest on Loans.

(a)           Subject to Section 2.11, each Prime Rate Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum that shall be equal to the then Prime Rate, plus the Applicable Margin for Prime Rate Loans.

(b)           Subject to Section 2.11, each LIBO Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal, during each Interest Period applicable thereto, to the Adjusted LIBO Rate for such Interest Period, plus the Applicable Margin for LIBO Loans.

(c)           Accrued interest on all Loans shall be payable in arrears on each Interest Payment Date applicable thereto, at maturity (whether by acceleration or otherwise), after such maturity on demand and (with respect to LIBO Loans) upon any repayment or prepayment thereof (on the amount prepaid).

SECTION 2.11. Default Interest.

Effective upon the occurrence of any Event of Default and at all times thereafter while such Event of Default is continuing, at the option of the Administrative Agent or upon the direction of the Required Lenders, interest shall accrue on all outstanding Loans (including Swingline Loans) (after as well as before judgment, as and to the extent permitted by law) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the rate (including the Applicable Margin for Loans) in effect from time to time plus 2.00% per annum, and such interest shall be payable on demand.

SECTION 2.12. Certain Fees.

The Borrower shall pay to the Administrative Agent, for the account of the applicable Credit Parties, the fees set forth in the Fee Letter as and when payment of such fees are due as therein set forth.

SECTION 2.13. Unused Commitment Fee.

The Borrower shall pay to the Administrative Agent for the account of the Lenders, a commitment fee (the “Commitment Fee”) equal to (a) until April 30, 2012, 0.25% per annum on the basis of actual days elapsed in a year of 360 days multiplied by the average daily balance of the Unused Commitment during the period commencing on and including the Effective Date and ending on but excluding April 30, 2012, and (b) thereafter, (i) if the sum of (x) the principal amount of Loans then outstanding (including the principal amount of Swingline Loans then outstanding) and (y) the then Letter of Credit Outstandings is forty percent (40%) or less of the Total Commitments, 0.375% per annum on the basis of actual days elapsed in a year of 360 days multiplied by the average daily balance of the Unused Commitment, and (ii) if the sum of (x) the principal amount of Loans then outstanding (including the principal amount of Swingline Loans then outstanding) and (y) the then Letter of Credit Outstandings is greater than forty percent (40%) of the Total Commitments, 0.25% per annum on the basis of actual days elapsed in a year of 360 days multiplied by the average daily balance of the Unused Commitment, in each case during the period commencing on and including April 30, 2012 and ending on but excluding the Termination Date.  Upon the occurrence of an Event of Default, at the option of the Administrative Agent or at the direction of the Required Lenders, the Commitment Fee shall be determined at the rate set forth in Section 2.11.  The Commitment Fee so accrued in any calendar quarter shall be payable on the first day of the next calendar quarter, in arrears, except that all Commitment Fees so accrued as of the Termination Date shall be payable on the Termination Date.  The Administrative Agent shall pay the Commitment Fee to the Lenders based upon their Commitment Percentage.

SECTION 2.14. Letter of Credit Fees.

(a)           The Borrower shall pay the Administrative Agent, for the account of the Lenders, on the first day of each calendar quarter, in arrears, a fee (each, a “Letter of Credit Fee”) equal to the following per annum percentages of the face amount of the following categories of Letters of Credit outstanding during the subject quarter:

(i)           Standby Letters of Credit:  At a per annum rate equal to the then Applicable Margin for LIBO Loans.

(ii)           Commercial Letters of Credit:  At a per annum rate equal to the then Applicable Margin for LIBO Loans minus 0.50%.

(iii)           After the occurrence and during the continuance of an Event of Default, at the option of the Administrative Agent or upon the direction of the Required Lenders, the Letter of Credit Fee shall be increased by an amount equal to two percent (2%) per annum.

(b)           The Borrower shall pay to the Administrative Agent, for the account of the Issuing Bank, and in addition to all Letter of Credit Fees otherwise provided for hereunder, the Fronting Fee on the first day of each calendar quarter, in arrears and such other fees and charges in connection with the issuance, negotiation, settlement, amendment and processing of each Letter of Credit issued by the Issuing Bank as are customarily imposed by the Issuing Bank from time to time in connection with letter of credit transactions.

(c)           All Letter of Credit Fees shall be calculated on the basis of a 360-day year and actual days elapsed.

SECTION 2.15. Reserved.

SECTION 2.16. Nature of Fees.

All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent, for the respective accounts of the Administrative Agent, the Issuing Bank, and the Lenders, as provided herein. All fees shall be fully earned on the date when due and shall not be refundable under any circumstances.

SECTION 2.17. Termination or Reduction of Commitments.

Upon at least three (3) Business Days’ prior written notice to the Administrative Agent, the Borrower may, at any time, in whole permanently terminate, or from time to time in part permanently reduce, the Commitments. Each such reduction shall be in the principal amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof. Each such reduction or termination shall (i) be applied ratably to the Commitments of each Lender and (ii) be irrevocable when given. At the effective time of each such reduction or termination, the Borrower shall pay to the Administrative Agent for application as provided herein (i) all Commitment Fees accrued on the amount of the Commitments so terminated or reduced through the date thereof, (ii) any amount by which the Credit Extensions outstanding on such date exceed the amount to which the Commitments are to be reduced effective on such date, in each case pro rata based on the amount prepaid, and (iii) any Breakage Costs, if applicable.  Except as specified in this Section 2.17, no fee, penalty or premium shall be payable in connection with any termination or reduction of the Commitments.

SECTION 2.18. Alternate Rate of Interest.

If prior to the commencement of any Interest Period for a LIBO Borrowing:

(a)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)           the Administrative Agent is advised by the Required Lenders that, as a result of a Change in Law after the Effective Date, the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Borrowing Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBO Borrowing shall be ineffective and (ii) if any Borrowing Request requests a LIBO Borrowing, such Borrowing shall be made as a Borrowing of Prime Rate Loans.

SECTION 2.19. Conversion and Continuation of Loans.

      The Borrower shall have the right at any time, on three (3) Business Days’ prior irrevocable notice to the Administrative Agent (which notice, to be effective, must be received by the Administrative Agent not later than 1:00 p.m. on the third Business Day preceding the date of any conversion), (x) to convert any outstanding Borrowings of Loans (but in no event Swingline Loans) of one Type (or a portion thereof) to a Borrowing of Loans of the other Type or (y) to continue an outstanding Borrowing of LIBO Loans for an additional Interest Period, subject to the following:

(a)           no Borrowing of Loans may be converted into, or continued as, LIBO Loans at any time when an Event of Default has occurred and is continuing;

(b)           if less than a full Borrowing of Loans is converted, such conversion shall be made pro rata among the Lenders based upon their Commitment Percentages in accordance with the respective principal amounts of the Loans comprising such Borrowing held by such Lenders immediately prior to such conversion;

(c)           the aggregate principal amount of Loans being converted into or continued as LIBO Loans shall be in an integral of $500,000 and at least $1,000,000;

(d)           each Lender shall effect each conversion by applying the proceeds of its new LIBO Loan or Prime Rate Loan, as the case may be, to its Loan being so converted;

(e)           the Interest Period with respect to a Borrowing of LIBO Loans effected by a conversion or in respect to the Borrowing of LIBO Loans being continued as LIBO Loans shall commence on the date of conversion or the expiration of the current Interest Period applicable to such continuing Borrowing, as the case may be;

(f)           a Borrowing of LIBO Loans may be converted only on the last day of an Interest Period applicable thereto;

(g)           each request for a conversion or continuation of a Borrowing of LIBO Loans which fails to state an applicable Interest Period shall be deemed to be a request for an Interest Period of one (1) month; and

(h)           no more than six (6) Borrowings of LIBO Loans may be outstanding at any time.

If the Borrower does not give notice to convert any Borrowing of LIBO Loans, or does not give notice to continue, or does not have the right to continue, any Borrowing as LIBO Loans, in each case as provided above, such Borrowing shall automatically be converted to a Borrowing of Prime Rate Loans at the expiration of the then-current Interest Period. The Administrative Agent shall, after it receives notice from the Borrower, promptly give each Lender notice of any conversion, in whole or part, of any Loan made by such Lender.

SECTION 2.20.  Mandatory Prepayment; Commitment Termination; Cash Collateral.

The outstanding Obligations shall be subject to payment and mandatory prepayment as follows:

    (a)           If at any time the amount of the Credit Extensions exceeds the Loan Cap, the Borrower will immediately upon notice from the Administrative Agent (A) prepay the Loans in an amount necessary to eliminate such excess, and (B) if, after giving effect to the prepayment in full of all outstanding Loans such excess has not been eliminated, deposit cash into the Cash Collateral Account in an amount equal to 103% of the Letters of Credit Outstanding.

(b)           The Revolving Loans shall be repaid in accordance with the provisions of Section 2.24 hereof.

(c)           Subject to the provisions of Sections 2.20(a) and (b), outstanding Prime Rate Loans shall be prepaid before outstanding LIBO Loans are prepaid. Each partial prepayment of LIBO Loans shall be in an integral multiple of $500,000. No prepayment of LIBO Loans shall be permitted pursuant to this Section 2.20 other than on the last day of an Interest Period applicable thereto, unless the Borrower simultaneously reimburses the Lenders for all “Breakage Costs” (as defined in Section 2.21(b) below) associated therewith. In order to avoid such Breakage Costs, as long as no Event of Default has occurred and is continuing, at the request of the Borrower, the Administrative Agent shall hold all amounts required to be applied to LIBO Loans in the Cash Collateral Account and will apply such funds to the applicable LIBO Loans at the end of the then pending Interest Period therefor and such LIBO Loans shall continue to bear interest at the rate set forth in Section 2.10 until the amounts in the Cash Collateral Account have been so applied (provided that the foregoing shall in no way limit or restrict the Agents’ rights upon the subsequent occurrence of an Event of Default). No partial prepayment of a Borrowing of LIBO Loans shall result in the aggregate principal amount of the LIBO Loans remaining outstanding pursuant to such Borrowing being less than $1,000,000. Except as provided in Section 2.17, any prepayment of the Revolving Loans shall not permanently reduce the Commitments.

(d)           All amounts required to be applied to all Loans hereunder (other than Swingline Loans) shall be applied ratably in accordance with each Lender’s Commitment Percentage.

(e)           Upon the Termination Date, the Commitments and the credit facility provided hereunder shall be terminated in full and the Borrower shall pay, in full and in cash, all outstanding Loans and all other outstanding Obligations.

SECTION 2.21. Optional Prepayment of Loans; Reimbursement of Lenders.

(a)           The Borrower shall have the right at any time and from time to time to prepay outstanding Loans in whole or in part, (x) with respect to LIBO Loans, upon at least two (2) Business Days’ prior written, telex or facsimile notice to the Administrative Agent prior to 1:00 p.m., and (y) with respect to Prime Rate Loans, on the same Business Day if written, telex or facsimile notice is received by the Administrative Agent prior to 1:00 p.m., subject to the following limitations:

(i)           Subject to Section 2.24, all prepayments shall be paid to the Administrative Agent for application, first, to the prepayment of outstanding Swingline Loans, second, to the prepayment of other outstanding Loans ratably in accordance with each Lender’s Commitment Percentage, and third, to the funding of a cash collateral deposit in the Cash Collateral Account in an amount equal to 103% of all Letter of Credit Outstandings.

(ii)           Subject to the foregoing, outstanding Prime Rate Loans shall be prepaid before outstanding LIBO Loans are prepaid. Each partial prepayment of LIBO Loans shall be in an integral multiple of $500,000. No prepayment of LIBO Loans shall be permitted pursuant to this Section 2.21 other than on the last day of an Interest Period applicable thereto, unless the Borrower simultaneously reimburses the Lenders for all “Breakage Costs” (as defined in Section 2.21(b) below) associated therewith. No partial prepayment of a Borrowing of LIBO Loans shall result in the aggregate principal amount of the LIBO Loans remaining outstanding pursuant to such Borrowing being less than $1,000,000.

(iii)           Each notice of prepayment shall specify the prepayment date, the principal amount and Type of the Loans to be prepaid and, in the case of LIBO Loans, the Borrowing or Borrowings pursuant to which such Loans were made. Each notice of prepayment shall be irrevocable and shall commit the Borrower to prepay such Loan by the amount and on the date stated therein. The Administrative Agent shall, promptly after receiving notice from the Borrower hereunder, notify each Lender of the principal amount and Type of the Loans held by such Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.

       (b)           The Borrower shall reimburse each Lender on demand for any loss incurred or to be incurred by it in the reemployment of the funds released (i) resulting from any prepayment (for any reason whatsoever, including, without limitation, conversion to Prime Rate Loans or acceleration by virtue of, and after, the occurrence of an Event of Default) of any LIBO Loan required or permitted under this Agreement, if such Loan is prepaid other than on the last day of the Interest Period for such Loan or (ii) in the event that after the Borrower delivers a notice of borrowing under Section 2.04 in respect of LIBO Loans, such Loans are not made on the first day of the Interest Period specified in such notice of borrowing for any reason other than a breach by such Lender of its obligations hereunder or the delivery of any notice pursuant to Section 2.18. Such loss shall be the amount as reasonably determined by such Lender as the excess, if any, of (A) the amount of interest which would have accrued to such Lender on the amount so paid or not borrowed at a rate of interest equal to the Adjusted LIBO Rate for such Loan, for the period from the date of such payment or failure to borrow to the last day (x) in the case of a payment or refinancing with Prime Rate Loans other than on the last day of the Interest Period for such Loan, of the then current Interest Period for such Loan or (y) in the case of such failure to borrow, of the Interest Period for such Loan which would have commenced on the date of such failure to borrow, over (B) the amount of interest which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank market (collectively, “Breakage Costs”). Any Lender demanding reimbursement for such loss shall deliver to the Borrower from time to time one or more certificates setting forth the amount of such loss as determined by such Lender and setting forth in reasonable detail the manner in which such amount was determined.

(c)           In the event the Borrower fails to prepay any Loan on the date specified in any prepayment notice delivered pursuant to Section 2.21(a), the Borrower on demand by any Lender shall pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any loss incurred by such Lender as a result of such failure to prepay, including, without limitation, any loss, cost or expenses incurred by reason of the acquisition of deposits or other funds by such Lender to fulfill deposit obligations incurred in anticipation of such prepayment. Any Lender demanding such payment shall deliver to the Borrower from time to time one or more certificates setting forth the amount of such loss as determined by such Lender and setting forth in reasonable detail the manner in which such amount was determined.

(d)           Whenever any partial prepayment of Loans are to be applied to LIBO Loans, such LIBO Loans shall be prepaid in the chronological order of their Interest Payment Dates.

SECTION 2.22. Maintenance of Loan Account; Statements of Account.

(a)           The Administrative Agent shall maintain an account on its books in the name of the Borrower (the “Loan Account”) which will reflect (i) all Swingline Loans, all Revolving Loans and other advances made by the Lenders to the Borrower or for the Borrower’s account, (ii) all L/C Disbursements, fees and interest that have become payable as herein set forth, and (iii) any and all other Obligations that have become payable.

(b)           The Loan Account will be credited with all amounts received by the Administrative Agent from the Borrower or otherwise for the Borrower’s account, including all amounts received from the Blocked Account Banks and any Concentration Account, and the amounts so credited shall be applied as set forth in Section 2.24(a). After the end of each calendar month, the Administrative Agent shall send to the Borrower a statement accounting for the charges, loans, advances and other transactions occurring among and between the Administrative Agent, the Lenders and the Borrower during that month. The monthly statements shall, absent manifest error, be final, conclusive and binding on the Borrower, unless otherwise objected to in writing by the Borrower within fifteen (15) days after receipt of the monthly statement.

SECTION 2.23. Cash Receipts.

(a)           Annexed hereto as Schedule 2.23(a) is a list of all present DDAs, which Schedule includes, with respect to each depository (i) the name and address of that depository; (ii) the account number(s) maintained with such depository; and (iii) to the extent known, a contact person at such depository.

 (b)           Annexed hereto as Schedule 2.23(b) is a list describing all arrangements to which the Borrower is a party with respect to the payment to the Borrower of the proceeds of all credit card charges for sales by the Borrower.

(c)           The Borrower shall (i) at the request of the Administrative Agent, at any time after the occurrence and during the continuance of a Cash Dominion Event, deliver to the Administrative Agent notifications executed on behalf of the Borrower to each depository institution with which any DDA is maintained in form satisfactory to the Administrative Agent, of the Administrative Agent’s interest in such DDA (each, a “DDA Notification”), and (ii) deliver to the Administrative Agent on the Effective Date notifications to each of the Borrower’s credit card clearinghouses and processors of notice in form satisfactory to the Administrative Agent, (each, a “Credit Card Notification”), and (iii) within ninety (90) days after the Effective Date, enter into agency agreements with the banks maintaining the deposit accounts identified on Schedule 2.23(c) (collectively, the “Blocked Accounts”), which agreements (the “Blocked Account Agreements”) shall be in form and substance satisfactory to the Administrative Agent. The DDA Notifications, Credit Card Notifications and Blocked Account Agreements shall require, after the occurrence and during the continuance of a Cash Dominion Event, the sweep on each Business Day of all available cash receipts from the sale of Inventory and other assets, all collections of Accounts, all Net Proceeds, and all other cash payments received by the Borrower from any Person or from any source or on account of any sale or other transaction or event (all such cash receipts and collections, “Cash Receipts”), to a concentration account maintained by the Borrower at Bank of America or with another Lender reasonably satisfactory to the Administrative Agent with whom a Blocked Account Agreement has been executed (the “Concentration Account”). In that regard, after the occurrence and during the continuance of a Cash Dominion Event, the Borrower shall cause the ACH or wire transfer to a Blocked Account or to the Concentration Account maintained at Bank of America, no less frequently than daily (and whether or not there is then an outstanding balance in the Loan Account) of (A) the then contents of each DDA, each such transfer to be net of any minimum balance, not to exceed $5,000, as may be required to be maintained in the subject DDA by the bank at which such DDA is maintained; and (B) the proceeds of all credit card charges not otherwise provided for pursuant hereto.  Further, after the occurrence and during the continuance of a Cash Dominion Event, whether or not any Obligations are then outstanding, the Borrower shall cause the ACH or wire transfer to the Concentration Account maintained at Bank of America, no less frequently than daily, of the then entire ledger balance of each Blocked Account and other Concentration Account, net of such minimum balance, not to exceed $5,000, as may be required to be maintained in the subject Blocked Account or Concentration Account by the bank at which such Blocked Account or Concentration Account is maintained. In the event that, notwithstanding the provisions of this Section 2.23, after the occurrence and during the continuance of a Cash Dominion Event, the Borrower receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by the Borrower for the Administrative Agent and shall not be commingled with any of the Borrower’s other funds or deposited in any account of the Borrower and shall, within one (1) Business Day after receipt, either be deposited into a Blocked Account or the Concentration Account maintained at Bank of America, or dealt with in such other fashion as the Borrower may be instructed by the Administrative Agent. For purposes of clarity, until a Cash Dominion Event has occurred and has not been discontinued, the Borrower shall have full control and dominion over, and may use, any and all cash and Cash Receipts as the Borrower may determine in its sole discretion and shall not be required to deposit or transfer, or cause to be deposited or transferred, any cash or Cash Receipts into a Concentration Account.

(d)           The Borrower shall accurately report to the Administrative Agent all amounts deposited in the Blocked Accounts and Concentration Accounts to ensure the proper transfer of funds as set forth above. If at any time after the occurrence and during the continuance of a Cash Dominion Event, any cash or cash equivalents owned by the Borrower are deposited to any account, or held or invested in any manner, otherwise than in a Blocked Account or Concentration Account that is subject to a Blocked Account Agreement, the

Administrative Agent shall require the Borrower to close such account and have all funds therein transferred to an account maintained by the Administrative Agent at Bank of America and all future deposits made to a Blocked Account or Concentration Account which is subject to a Blocked Account Agreement.

(e)           The Borrower may close DDAs upon prior written notice to the Administrative Agent and may open new DDAs by providing the Administrative Agent written notice thereof, together with, at the request of the Administrative Agent, at any time after the occurrence and during the continuance of a Cash Dominion Event, a copy of the appropriate DDA Notification for the new depository consistent with the provisions of this Section 2.23 and otherwise satisfactory to the Administrative Agent.  The Borrower may close a Blocked Account or Concentration Account (other than the Concentration Account maintained with Bank of America) upon prior written notice to the Administrative Agent, together with written confirmation that the funds in the closed Blocked Account or Concentration Account have been, or are then being, transferred to another Blocked Account or another Concentration Account and may open new Blocked Accounts or Concentration Accounts by providing the Administrative Agent written notice thereof, together with a Blocked Account Agreement with the new depository consistent with the provisions of this Section 2.23 and otherwise satisfactory to the Administrative Agent.

(f)           The Borrower may also maintain with the Administrative Agent at Bank of America one or more disbursement accounts (the “Bank of America Disbursement Accounts”) to be used by the Borrower for disbursements and payments (including payroll) in the ordinary course of business or as otherwise permitted hereunder. The only Disbursement Accounts as of the Effective Date are those described in Schedule 2.23(f).

(g)           The Concentration Account maintained at Bank of America is, and shall remain, under the sole dominion and control of the Collateral Agent. The Borrower acknowledges and agrees that (i) the Borrower has no right of withdrawal from such Concentration Account, (ii) the funds on deposit in each Concentration Account shall continue to be collateral security for all of the Obligations and (iii) the funds on deposit in the Concentration Accounts shall be applied as provided in Section 2.24(a).

SECTION 2.24. Application of Payments.

(a)           As long as the Obligations have not been accelerated and no Liquidation has commenced, all amounts received by the Administrative Agent from any source, including the Blocked Account Banks and the Concentration Accounts, and all prepayments made by the Borrower shall be applied in the following order: first, to pay interest due and payable on Credit Extensions and to pay fees and expense reimbursements and indemnification then due and payable to the Administrative Agent, the Arrangers, the Issuing Bank, the Collateral Agent, and the Lenders (other than fees, expenses and indemnifications relating to Obligations described in clause SIXTH of this Section 2.24(a)); second to repay outstanding Swingline Loans; third, to repay other outstanding Revolving Loans that are Prime Rate Loans and all outstanding reimbursement obligations under Letters of Credit; fourth, to repay outstanding Revolving Loans that are LIBO Loans and all Breakage Costs due in respect of such repayment pursuant to

 Section 2.21(b) or, at the Borrower’s option (if no Event of Default has occurred and is then continuing), to fund a cash collateral deposit to the Cash Collateral Account sufficient to pay, and with direction to pay, all such outstanding LIBO Loans on the last day of the then-pending Interest Period therefor; fifth if an Event of Default then exists, to fund a cash collateral deposit in the Cash Collateral Account in an amount equal to 103% of all Letter of Credit Outstandings; sixth, to pay all other Obligations that are then outstanding and then due and payable, including without limitation, all Obligations arising out of any Cash Management Services and Bank Products which are then due and payable.  If all Obligations then due and owing are paid and Letters of Credit Outstandings cash collateralized, any excess amounts shall be deposited in a separate cash collateral account, and as long as no Event of Default then exists, shall be released to the Borrower upon the request of the Borrower and utilized by the Borrower prior to any further Revolving Loans being made. Any other amounts received by the Administrative Agent, the Issuing Bank, the Collateral Agent, or any Lender as contemplated by Sections 2.17, 2.20, 2.21 and 2.23 shall also be applied in the order set forth above in this Section 2.24.

(b)           All credits against the Obligations shall be conditioned upon final payment to the Administrative Agent of the items giving rise to such credits and shall be subject to one (1) Business Day’s clearance and collection. If any item credited to the Loan Account is dishonored or returned unpaid for any reason, whether or not such return is rightful or timely, the Administrative Agent shall have the right to reverse such credit and charge the amount of such item to the Loan Account and the Borrower shall indemnify the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders against all claims and losses resulting from such dishonor or return.

SECTION 2.25. Increased Costs.

(a)           If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any holding company of any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii)           impose on any Lender or the Issuing Bank or the London interbank market any other condition (not including, for the avoidance of doubt, any condition with respect to Taxes, which shall only give rise to additional payments to the extent provided by Section 2.28) affecting this Agreement or LIBO Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBO Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then such Lender shall promptly notify the Borrower thereof, and the Borrower will pay to such Lender or the Issuing

Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)           If any Lender or the Issuing Bank reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then such Lender shall promptly notify the Borrower thereof, and from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)           A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)           Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation so long as such Lender or the Issuing Bank, as applicable, has complied with the provisions of this Section 2.25.

SECTION 2.26. Change in Legality.

(a)           Notwithstanding anything to the contrary contained elsewhere in this Agreement, if (x) any Change in Law shall make it unlawful for a Lender to make or maintain a LIBO Loan or to give effect to its obligations as contemplated hereby with respect to a LIBO Loan or (y) at any time any Lender reasonably determines that the making or continuance of any of its LIBO Loans has become impracticable as a result of a contingency occurring after the date hereof which adversely affects the London interbank market or the position of such Lender in the London interbank market, then, by written notice to the Borrower, such Lender may (i) declare that LIBO Loans will not thereafter be made by such Lender hereunder, whereupon any request by the Borrower for a LIBO Borrowing shall, as to such Lender only, be deemed a request for a Prime Rate Loan unless such declaration shall be subsequently withdrawn; and (ii) require that all outstanding LIBO Loans made by it be converted to Prime Rate Loans, in which event all such LIBO Loans shall be automatically converted to Prime Rate Loans as of the effective date of such notice as provided in paragraph (b) below. In the event any Lender shall exercise its rights under clause (i) or (ii) of this paragraph (a), all payments and prepayments of principal which would otherwise have been applied to repay the LIBO Loans that would have been made by such Lender or the converted LIBO Loans of such Lender shall instead be applied to repay the Prime Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such LIBO Loans.

(b)           For purposes of this Section 2.26, a notice to the Borrower by any Lender pursuant to paragraph (a) above shall be effective, if any LIBO Loans shall then be outstanding, on the last day of the then-current Interest Period or such earlier date as may be legally required; and otherwise such notice shall be effective on the date of receipt by the Borrower.

SECTION 2.27. Payments; Sharing of Setoff.

(a)           The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of drawings under Letters of Credit, or of amounts payable under Sections 2.21(b), 2.25 or 2.28, or otherwise) prior to 12:00 p.m. on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 100 Federal Street, Boston, Massachusetts, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.21(b), 2.25, 2.28 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, except with respect to LIBO Borrowings, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b)           All funds received by and available to the Administrative Agent to pay principal, unreimbursed drawings under Letters of Credit, interest and fees then due hereunder, shall be applied in accordance with the provisions of Section 2.24(a) or 7.03 hereof, as applicable, ratably among the parties entitled thereto in accordance with the amounts of principal, unreimbursed drawings under Letters of Credit, interest, and fees then due to such respective parties.

(c)           If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in drawings under Letters of Credit or Swingline Loans resulting in such Lender’s receiving payment of a greater proportion of the aggregate amount of its Loans and participations in drawings under Letters of Credit and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in drawings under Letters of Credit and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in drawings under Letters of Credit and Swingline Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in drawings under Letters of Credit to any assignee or participant, other than to the Borrower or any Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 2.28. Taxes.

(a)           Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes, provided that if the Borrower shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions for Indemnified Taxes (including deductions for Indemnified Taxes applicable to additional sums payable under this Section) the Agents, such Lender or the Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b)           In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)           The Borrower shall indemnify the Agents, each Lender and the Issuing Bank, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Agents, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of an Agent, a Lender or the Issuing Bank setting forth in reasonable detail the manner in which such amount was determined, shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Any Foreign Lender that is entitled to an exemption from or reduction in U.S. Federal withholding tax shall deliver to the Borrower and the Administrative Agent two copies of either United States Internal Revenue Service Form W-8BEN or Form W-8ECI, or any subsequent versions thereof or successors thereto, or, in the case of a Foreign Lender claiming exemption from in U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a (i) Form W-8BEN, or any subsequent versions thereof or successors thereto and (ii) a certificate representing that such Foreign Lender is not (A) a bank for purposes of Section 881(c) of the Code, (B) is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and (C) is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Foreign Lender claiming, as applicable, complete exemption from or reduced rate of, U.S. Federal withholding Tax on payments by the Borrower under this Agreement and the other Loan Documents, or in the case of a Foreign Lender claiming exemption for “portfolio interest” certifying that it is not a foreign corporation, partnership, estate or trust. Such forms shall be delivered by each Foreign Lender on or before the date it becomes a party to this Agreement (or, in the case of a transferee that is a participation holder, on or before the date such participation holder becomes a transferee hereunder) and on or before the date, if any, such Foreign Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, each Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Notwithstanding any other provision of this Section 2.28(e), a Foreign Lender shall not be required to deliver any form pursuant to this Section 2.28(e) that such Foreign Lender is not legally able to deliver.

(f)           Upon the request of the Borrower, any Lender that is not a Foreign Lender shall deliver to the Borrower two copies of United States Internal Revenue Service Form W-9  or any subsequent versions thereof or successors thereto, properly completed and duly executed.  If any Lender fails to deliver Form W-9  or any subsequent versions thereof or successors thereto as required herein, then the Borrower may withhold from any payment to such party an amount equivalent to the applicable backup withholding Tax imposed by the Code, without reduction.

(g)           The Borrower shall not be required to indemnify any Lender or to pay any additional amounts to any Lender in respect of U.S. Federal withholding tax pursuant to paragraph (a) or (c) above to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such Lender to comply with the provisions of paragraphs (e) or (f) above. Should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall, at such Lender’s expense, take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(h)           Each of the Lenders agrees that upon the occurrence of any circumstances entitling such party to indemnification or additional amounts pursuant to Section 2.28(a) or (c), such party shall use reasonable efforts to take any action (including designating a new lending office and signing any prescribed forms or other documentation appropriate in the circumstances) if such action would reduce or eliminate any Tax (including penalties or interest, as applicable) with respect to which such indemnification or additional amounts may thereafter accrue.

(i)           If any Lender reasonably determines that it has actually and finally realized, by reason of a refund, deduction or credit of any Taxes paid or reimbursed by the Borrower pursuant to subsection (a) or (c) above in respect of payments under the Loan Documents, a current monetary benefit that it would otherwise not have obtained and that would result in the total payments under this Section 2.28 exceeding the amount needed to make such Lender whole, such Lender shall pay to the Borrower, with reasonable promptness following the date upon which it actually realizes such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case net of all out-of-pocket expenses incurred in securing such refund, deduction or credit.

(j)           If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

SECTION 2.29. Security Interests in Collateral.

To secure their Obligations under this Agreement and the other Loan Documents, the Loan Parties shall grant to the Collateral Agent, for its benefit and the ratable benefit of the other

Credit Parties, a perfected first-priority security interest in all of the Collateral pursuant to the Security Documents.

SECTION 2.30. Mitigation Obligations; Replacement of Lenders.

(a)           If any Lender requests compensation under Section 2.25, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.28, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.25 or 2.28, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment; provided, however, that the Borrower shall not be liable for such costs and expenses of a Lender requesting compensation if (i) such Lender becomes a party to this Agreement on a date after the Effective Date and (ii) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto.

(b)           If any Lender requests compensation under Section 2.25, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.28, or if any Lender is a Delinquent Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment or to an Eligible Assignee), provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, the Issuing Bank and Swingline Lender, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in unreimbursed drawings under Letters of Credit and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.25 or payments required to be made pursuant to Section 2.28, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

Representations and Warranties

Each Loan Party represents and warrants to the Agents and the Lenders that:

SECTION 3.01. Organization; Powers.

Each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability.

The transactions contemplated hereby and by the other Loan Documents to be entered into by each Loan Party are within such Loan Party’s corporate limited partnership, limited liability company and other powers and have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by each Loan Party that is a party hereto and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party will constitute, a legal, valid and binding obligation of such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts.

The transactions to be entered into contemplated by the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for such as have been obtained or made and are in full force and effect and except filings and recordings necessary to perfect Liens created under the Loan Documents, (b) will not violate any Applicable Law or the Organizational Documents of any Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other  instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party, except Liens created under the Loan Documents.

SECTION 3.04. Financial Condition.

The Parent has heretofore furnished to the Lenders the Consolidated balance sheet, and statements of income, stockholders’ equity, and cash flows for the Parent and its Subsidiaries as of and for the Fiscal Year ending January 29, 2011 and as of and for the fiscal quarter ending April 30, 2011 and for the [four (4) Fiscal Months ending May 28, 2011], certified by a Financial Officer of the Borrower. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Parent and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes. Since January 29, 2011, there have been no changes in the assets,
_______________________

1 NB: Pending receipt of May financial statements prior to closing liabilities, financial condition, business or prospects of the Parent and its Subsidiaries other than changes in the ordinary course of business.

SECTION 3.05. Properties.

      (a)      Except as disclosed in Schedules 3.05(c)(i) and 3.05(c)(ii), each Loan Party has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for defects which could not reasonably be expected to have a Material Adverse Effect

      (b)           Each Loan Party owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and, to the best of each Loan Party’s knowledge, the use thereof by the Loan Parties does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)           Schedule 3.05(c)(i) sets forth the address (including county) of all Real Estate that is owned by the Loan Parties, together with a list of the holders of any mortgage or other Lien thereon as of the Effective Date. Schedule 3.05(c)(ii) sets forth the address (including county) of all Leases of the Loan Parties, together with a list of the holders of any mortgage or other Lien on the Borrower’s interest in such Lease as of the Effective Date.  Each of such Leases is in full force and effect, and the Loan Parties are not in default of the terms thereof.

SECTION 3.06. Litigation and Environmental Matters.

      (a)     There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting any Loan Party (i) that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that involve any of the Loan Documents.

(b)           Except for the matters set forth on Schedule 3.06 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party (i) has failed to comply in all material respects with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)           Since the date of this Agreement, there has been no change in the status of the matters set forth on Schedule 3.06 that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements.

Each Loan Party is in compliance with all Applicable Law and all indentures, material agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment and Holding Company Status.

No Loan Party is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 2005.

SECTION 3.09. Taxes.

Each Loan Party has timely filed, or caused to be filed, all federal and state Tax returns and reports required to have been filed and has paid, or caused to be paid, all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings, for which such Loan Party has set aside on its books adequate reserves, and as to which no Lien has been filed, or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.  The Loan Parties do not intend to treat any of the transactions contemplated by the Loan Documents as being a “reportable transaction” within the meaning of 26 CFR 1.6011-4.  Neither any Loan Party nor any of its Subsidiaries is party to any tax sharing agreement other than the Tax Agreement.

SECTION 3.10. ERISA.

No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Disclosure.

The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any Loan Party is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of any of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

SECTION 3.12. Subsidiaries.

(a)           Schedule 3.12 sets forth the name of, and the ownership interest of each Loan Party in each Subsidiary as of the Effective Date.  There is no other capital stock or ownership interest of any class outstanding as of the Effective Date. The Loan Parties are not party to any joint venture, general or limited partnership, or limited liability company, agreements or any other business ventures or entities as of the Effective Date.

         (b)           The Parent and its Subsidiaries have received the consideration for which the capital stock and other ownership interests was authorized to be issued and have otherwise complied in all material respects with all legal requirements relating to the authorization and issuance of shares of stock and other ownership interests, and all such shares and ownership interests are validly issued, fully paid, and non-assessable.

SECTION 3.13. Insurance.

Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries. Each of such policies is in full force and effect.  All premiums in respect of such insurance that are due and payable have been paid.

SECTION 3.14. Labor Matters.

There are no strikes, lockouts or slowdowns against any Loan Party pending or, to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Loan Parties have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters to the extent that any such violation could reasonably be expected to have a Material Adverse Effect. All payments due from any Loan Party, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such member. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party is bound.

SECTION 3.15. Security Documents.

The Security Documents create in favor of the Collateral Agent, for the ratable benefit of the Credit Parties, a legal, valid and enforceable security interest in the Collateral, and the Security Documents constitute the creation of a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in such Collateral, in each case prior and superior in right to any other Person (other than Permitted Encumbrances having priority under Applicable Law).

SECTION 3.16. Federal Reserve Regulations.

         (a)     No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

         (b)           No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to buy or carry Margin Stock or to extend credit to others for the purpose of buying or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or X.

    SECTION 3.17. Solvency.

    To the best of the knowledge of each of the Loan Parties, on the Effective Date and after giving effect to each Credit Extension hereunder, the Borrower and each other Loan Party is, and will be, Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date.

The effectiveness of this Agreement is subject to the following conditions precedent:

      (a)           The Agents (or their counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and all other Loan Documents (including, without limitation, the Security Documents) signed on behalf of such party or (ii) written evidence satisfactory to the Agents (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and all other Loan Documents.

      (b)           The Agents shall have received a favorable written opinion (addressed to each Agent and the Lenders and dated the Effective Date) of McAfee & Taft, a Professional Corporation, counsel for the Loan Parties, and such local counsel of the Loan Parties, as applicable, substantially in the form of Exhibit C, and covering such other matters relating to the Loan Parties, the Loan Documents or the transactions contemplated thereby as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(c)           The Agents shall have received such documents and certificates as the Agents or their counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the transactions contemplated by the Loan Documents and any other legal matters relating to the Loan Parties, the Loan Documents or the transactions contemplated thereby, all in form and substance reasonably satisfactory to the Agents and their counsel.

(d)           After giving effect to the transactions contemplated hereby, Excess Availability on the Effective Date shall be not less than $150,000,000. The Agents shall have received a Borrowing Base Certificate dated the Effective Date, relating to the Fiscal Month ended on May 28, 2011, and executed by a Financial Officer of the Borrower.

(e)           The Agents shall have received a certificate, reasonably satisfactory in form and substance to the Agents, (i) with respect to the Solvency of the Loan Parties as of the Effective Date, and (ii) certifying that, as of the Effective Date, the representations and warranties made by the Loan Parties in the Loan Documents and otherwise are true and complete and that no Default or Event of Default exists.

(f)           All necessary consents and approvals to the transactions contemplated hereby shall have been obtained and shall be satisfactory to the Agents.

(g)           The Agents shall be reasonably satisfied that any financial statements delivered to them fairly present the business and financial condition of the Parent and its Subsidiaries, and that there has been no material adverse change in the assets, business, financial condition, income or prospects of the Parent and its Subsidiaries since the date of the most recent financial information delivered to the Agents.

(h)           The Administrative Agent shall have received and be satisfied with such diligence and other information (financial or otherwise) reasonably requested by the Administrative Agent.

(i)           There shall not be pending any litigation or other proceeding, the result of which could reasonably be expected to have a Material Adverse Effect.

(j)           There shall not have occurred any default of any material contract or agreement of any Loan Party which could reasonably be expected to have a Material Adverse Effect.

(k)           The Collateral Agent shall have received results of searches or other evidence reasonably satisfactory to the Collateral Agent (in each case dated as of a date reasonably satisfactory to the Collateral Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases reasonably satisfactory to the Collateral Agent are being tendered concurrently with such extension of credit.

(l)           The Collateral Agent shall have received (i) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create or perfect the first priority Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Collateral Agent, and (ii) the Credit Card Notifications and Blocked Account Agreements to the extent required pursuant to Section 2.23(c) hereof.

(m)           The Collateral Agent shall have received, and be reasonably satisfied with, evidence of the Loan Parties’ insurance, together with such endorsements as are required by the Loan Documents.

(n)           All fees due at or immediately after the Effective Date and all costs and expenses incurred by the Agents in connection with the establishment of the credit facility contemplated hereby (including the fees and expenses of counsel to the Agents) shall have been paid in full.

(o)           The consummation of the transactions contemplated hereby shall not (a) violate any Applicable Law or (b) conflict with, or result in a default or event of default under, any material agreement of any Loan Party. No event shall exist which is, or solely with the passage of time, the giving of notice or both, would be a default under any material agreement of any Loan Party.

(p)           No material changes in governmental regulations or policies affecting the Loan Parties, the Agents, the Arrangers or any Lender involved in this transaction shall have occurred prior to the Effective Date.

(q)           There shall not have occurred any disruption or material adverse change in the United States financial or capital markets in general that has had, in the reasonable opinion of the Agents, a material adverse effect on the market for loan syndications or adversely affecting the syndication of the Loans.

(r)           There shall have been delivered to the Administrative Agent such additional instruments and documents as the Agents or counsel to the Agents reasonably may require or request.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Conditions Precedent to Each Loan and Each Letter of Credit.

In addition to those conditions described in Section 4.01, the obligation of the Lenders to make each Revolving Loan and of the Issuing Bank to issue, renew or extend each Letter of Credit, is subject to the following conditions precedent:

(a)           Notice. The Administrative Agent shall have received a notice with respect to such Borrowing or issuance, as the case may be, as required by Article II.

(b)           Representations and Warranties. All representations and warranties contained in this Agreement and the other Loan Documents or otherwise made in writing in connection herewith or therewith shall be true and correct in all material respects on and as of the date of each Borrowing or the issuance of each Letter of Credit hereunder with the same effect as if made on and as of such date, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, (ii) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects and (iii) for purposes of this Section 4.02, the representations and warranties contained in Section 3.04 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a), (b) or (c), as applicable, of Section 5.01.

(c)           No Default. On the date of each Borrowing hereunder and the issuance of each Letter of Credit, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

(d)           Borrowing Base Certificate. The Administrative Agent shall have received the timely delivery of the most recently required Borrowing Base Certificate, with each such Borrowing Base Certificate including schedules as required by the Administrative Agent.

Each request by the Borrower for a Credit Extension shall be deemed to be a representation and warranty by the Borrower that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.  The conditions set forth in this Section 4.02 are for the sole benefit of the Credit Parties but until the Required Lenders otherwise direct the Administrative Agent to cease making Loans and issuing Letters of Credit, the Lenders will fund their Applicable Percentage of all Loans and participate in all Swing Line Loans and Letters of Credit whenever made or issued, which are requested by the Lead Borrower and which, notwithstanding the failure of the Loan Parties  to comply with the provisions of this Article IV, are agreed to by the Administrative Agent, provided, however, the making of any such Loans or the issuance of any Letters of Credit shall not be deemed a modification or waiver by any Credit Party of the provisions of this Article IV on any future occasion or a waiver of any rights or the Credit Parties as a result of any such failure to comply.

ARTICLE V

Affirmative Covenants

Until (i) the Commitments have expired or been terminated, and (ii) the principal of and interest on each Loan and all fees and other Obligations payable hereunder shall have been paid in full, and (iii) all Letters of Credit shall have expired or terminated or been collateralized, to the extent of 103% of the then Letter of Credit Outstandings, by cash or a letter of credit issued by a financial institution and on terms reasonably satisfactory to the Administrative Agent, and (iv) all L/C Disbursements shall have been reimbursed, each Loan Party covenants and agrees with the Agents and the Lenders that:

SECTION 5.01. Financial Statements and Other Information.

The Borrower will furnish to the Agents:

(a)           within ninety (90) days after the end of each Fiscal Year of the Parent, its Consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all audited and reported on by Deloitte & Touche or another independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without a qualification or exception as to the scope of such audit) to the effect that such Consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied;

(b)           within forty-five (45) days after the end of each fiscal quarter of the Parent, its Consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows, as of the end of and for such fiscal quarter and the elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year and the figures as set forth in the projections delivered pursuant to Section 5.01(e) hereof, all certified by one of its Financial Officers as presenting in all material respects the financial condition and results of operations of the Parent and its Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied, subject to normal year end audit adjustments and the absence of footnotes;

(c)           within thirty (30) days after the end of each Fiscal Month of the Parent, its Consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows, as of the end of and for such Fiscal Month and the elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year and the figures as set forth in the projections delivered pursuant to Section 5.01(e) hereof, all certified by one of its Financial Officers as presenting in all material respects the financial condition and results of operations of the Parent and its Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied, subject to normal year end audit adjustments and the absence of footnotes;

(d)           concurrently with any delivery of financial statements under clause (a), (b), or (c) above, a certificate of a Financial Officer of the Borrower in the form of Exhibit D (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) setting forth reasonably detailed calculations (A) with respect to the Average Daily Excess Availability for such period, and (B) demonstrating compliance with Section 6.11 (whether or not the Borrower’s obligation to comply with such covenant is then in effect; provided that non-compliance with such covenant at any time when it is not in effect will not constitute an Event of Default), and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Parent’s audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e)           (i)           within forty-five (45) days after the commencement of each Fiscal Year of the Parent, a preliminary detailed Consolidated budget by Fiscal Quarter for such Fiscal Year (including a projected Consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such Fiscal Year), (ii) within seventy-five (75) days after the commencement of each Fiscal Year of the Parent, a final detailed Consolidated budget by Fiscal Quarter for such Fiscal Year (including a projected Consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such Fiscal Year), and (iii) promptly when available, any significant revisions of such budgets;

(f)           on the fifth day after the end of each Fiscal Month, a certificate in the form of Exhibit E (a “Borrowing Base Certificate”) showing the Borrowing Base as of the close of business on the last day of the immediately preceding Fiscal Month, each Borrowing Base Certificate to be certified as complete and correct on behalf of the Borrower by a Financial Officer of the Borrower; provided that at any time that an Accelerated Borrowing Base Delivery Event has occurred and is continuing, such Borrowing Base Certificate shall be provided weekly on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day) showing the Borrowing Base as of the close of business on the immediately preceding Saturday;

(g)           promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed in final form by any Loan Party with the Securities and Exchange Commission (including, without limitation, Forms 10-K and 10-Q but excluding any registration statement on Form S-8 or its equivalent), or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be;

(h)           notice of the incurrence of any Material Indebtedness permitted hereunder, reasonably promptly after the incurrence thereof;

(i)           the financial and collateral reports described on Schedule 5.01(i) hereto, at the times set forth in such Schedule;

(j)           notice of any intended Permitted Acquisition, at least fifteen (15) Business Days prior to the intended date of the consummation thereof, together with (i) copies of the most recent audited, and if later, unaudited financial statements of the Person which is the subject of the Permitted Acquisition, (ii) a description of the proposed Permitted Acquisition in such detail as the Administrative Agent may reasonably request, including copies of letters of intent and purchase and sale agreements or other acquisition documents (including Lien search reports) executed in connection with the proposed Permitted Acquisition, (iii) an unaudited pro forma Consolidated balance sheet and income statement of the Parent and its Subsidiaries as of the end of the most recently completed fiscal quarter but prepared as though the Permitted Acquisition had occurred on such date and related pro forma calculations of average Excess Availability for the subsequent four fiscal quarters period, and (iv) unaudited projections of balance sheets and income statements and related calculations for the following four fiscal quarters, assuming the Permitted Acquisition has closed;

(k)           notice of any intended sale or other disposition of assets of any Loan Party permitted under Sections 6.05(c) or 6.05(d) (but only if such disposition relates to more than ten (10) stores in a single transaction), at least ten (10) Business Days prior to the date of consummation such sale or disposition;

(l)           promptly when due, a copy of each Store Payment Allocation (as defined in the Intercreditor Agreement) in accordance with the provisions of Section 2.04(b) of the Intercreditor Agreement; and

(m)           promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party, or compliance with the terms of any Loan Document, as the Agents or any Lender may reasonably request.

SECTION 5.02. Notices of Material Events.

The Borrower will furnish to the Agents prompt written notice of the following:

(a)           the occurrence of any Default or Event of Default;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;

(e)           any change in any Loan Party’s senior executive officers (Executive Vice President or higher) that must be reported to the SEC;

(f)           any failure by any Loan Party to pay rent at any of such Loan Party’s locations, which failure continues for more than ten (10) days following the day on which such rent first came due, which failure could reasonably likely have a Material Adverse Effect;

(g)           the discharge by any Loan Party of its present independent accountants or any withdrawal or resignation by such independent accountants;

(h)           any collective bargaining agreement or other labor contract to which a Loan Party becomes a party, or the application for the certification of a collective bargaining agent;

(i)           the filing of any Lien for unpaid Taxes in an amount exceeding $500,000 against any Loan Party that would reasonably be expected to have priority over the Lien of the Collateral Agent in the Collateral; and

       (j)   the renewal or extension of the term of the private label credit card program with World Financial Network National Bank or the termination of such program and the replacement of World Financial Network National Bank with  any other third party administering a private label credit card program for any of the Loan Parties.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Information Regarding Collateral.

    (a)      The Borrower will furnish to the Agents at least ten (10) days prior written notice of any change (i) in any Loan Party’s corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party’s corporate structure or jurisdiction of incorporation or formation, or (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization. The Borrower also agrees promptly to notify the Agents if any material portion of the Collateral is damaged or destroyed.

       (b)           Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to clause (a) of Section 5.01, the Borrower shall deliver to the Agents a certificate of a Financial Officer of the Borrower setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section.

SECTION 5.04. Existence; Conduct of Business.

Each Loan Party will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to comply with its respective Organizational Documents, as applicable, and to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business (except to the extent the failure to so preserve, renew and keep in full force and effect such rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names could not reasonably be expected to result in a Material Adverse Effect), provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.05. Payment of Obligations.

Each Loan Party will, and will cause each of the Subsidiaries to, pay its Indebtedness and other obligations, including Tax liabilities, and claims for labor, materials, or supplies, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, (d) no Lien has been filed with respect thereto, and (e) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect. Nothing contained herein shall be deemed to limit the rights of the Administrative Agent under Section 2.03(b) hereof.

SECTION 5.06. Maintenance of Properties.

Each Loan Party will, and will cause each of the Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and with the exception of storing closings and asset dispositions permitted hereunder.

SECTION 5.07. Insurance.

    (a)      Each Loan Party shall (i) maintain insurance with financially sound and reputable insurers reasonably acceptable to the Administrative Agent (or, to the extent consistent with prudent business practice, a program of self-insurance) on such of its property and in at least such amounts and against at least such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death occurring upon, in or about or in connection with the use of any properties owned, occupied or controlled by it (including the insurance required pursuant to the Security Documents); (ii) maintain such other insurance as may be required by law; and (iii) furnish to the Administrative Agent, upon written request, full information as to the insurance carried.

    (b)           Fire and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include (i) a mortgagee clause (regarding improvements to real property) and lenders’ loss payable clause (regarding personal property), in form and substance satisfactory to the Collateral Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Collateral Agent, (ii) a provision to the effect that none of the Loan Parties, the Administrative Agent, the Collateral Agent, or any other party shall be a coinsurer and (iii) such other provisions as the Collateral Agent may reasonably require from time to time to protect the interests of the Lenders. Commercial general liability policies shall be endorsed to name the Collateral Agent as an additional insured. Business interruption policies shall name the Collateral Agent as a loss payee and shall be endorsed or amended to include (x) a provision that, from and after the Effective Date, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Administrative Agent or the Collateral Agent, (y) a provision to the effect that none of the Loan Parties, the Administrative Agent, the Collateral Agent or any other party shall be a co-insurer and (z) such other provisions as the Collateral Agent may reasonably require from time to time to protect the interests of the Lenders. Each such policy referred to in this paragraph also shall provide that it shall not be canceled, modified or not renewed (A) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Collateral Agent (giving the Collateral Agent the right to cure defaults in the payment of premiums) or (B) for any other reason except upon not less than sixty (60) days’ prior written notice thereof by the insurer to the Collateral Agent. The Borrower shall deliver to the Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent, including an insurance binder) together with evidence satisfactory to the Collateral Agent of payment of the premium therefor.

SECTION 5.08. Casualty and Condemnation.

The Borrower will furnish to the Agents and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding.

SECTION 5.09. Books and Records; Inspection and Audit Rights; Appraisals; Accountants.

    (a)      Each Loan Party will, and will cause each of the Subsidiaries to, keep proper books of record and account in accordance with GAAP and in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of the Subsidiaries to, permit any representatives designated by any Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and its independent accountants, all at such reasonable times and as often as reasonably requested.

    (b)           Each Loan Party will, and will cause each of the Subsidiaries to, from time to time upon the request of the Collateral Agent or the Required Lenders through the Administrative Agent and after reasonable prior notice, permit any Agent or professionals (including investment bankers, consultants, accountants, lawyers and appraisers) retained by the Agents to conduct Inventory appraisals, commercial finance examinations and other evaluations, including, without limitation, of (i) the Borrower’s practices in the computation of the Borrowing Base and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, and pay the reasonable fees and expenses of the Agents or such professionals with respect to such evaluations and appraisals; provided that prior to the occurrence and continuation of an Event of Default, the Loan Parties shall only be required to pay the fees and expenses for (i) one commercial finance examination and one appraisal during each twelve month period following the Effective Date so long as the conditions set forth in clauses (ii) or (iii) below do not apply, (ii) two commercial finance examinations and two appraisals during each twelve month period following the Effective Date if Excess Availability is at any time for five (5) consecutive days or more, less than fifty percent (50%) of the Loan Cap but equal to or greater than twelve and one-half percent (12.5%) of the Loan Cap, and (iii) three commercial finance examinations and three appraisals during each twelve month period following the Effective Date if Excess Availability is at any time for five (5) consecutive days or more, less than twelve and one-half percent (12.5%) of the Loan Cap.  Notwithstanding the foregoing limitations on the Loan Parties’ obligation to pay the expenses for appraisals and commercial finance examinations prior to the occurrence of an Event of Default, the Administrative Agent may, (i) undertake such additional appraisals and commercials finance examinations prior to the occurrence of an Event of Default as it, in its reasonable discretion, deems necessary, at the expense of the Lenders, and (ii) if an Event of Default shall have occurred and be continuing, undertake such additional appraisals and commercial finance examinations at the Loan Parties’ expense as it deems appropriate.

(c)           The Loan Parties shall, at all times, retain independent certified public accountants who are reasonably satisfactory to the Administrative Agent and instruct such accountants to cooperate with, and be available to, the Administrative Agent or its representatives to discuss the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants, as may be raised by the Administrative Agent.

SECTION 5.10. Physical Inventories.

(a)           The Collateral Agent, at the expense of the Loan Parties, may observe each physical count and/or inventory of so much of the Collateral as consists of Inventory which is undertaken on behalf of the Borrower so long as such participation does not disrupt the normal inventory schedule or process.

(b)           The Borrower, at its own expense (either through the use of its employees or third party inventory services), shall cause not less than one physical inventory of the Borrower’s Inventory to be undertaken in each twelve (12) month period during which this Agreement is in effect, using practices consistent with practices in effect on the date hereof.

(c)           The Borrower, within thirty (30) days following the completion of such inventory, shall provide the Collateral Agent with a reconciliation of the results of each such inventory (as well as of any other physical inventory undertaken by the Borrower) and shall post such results to the Borrower’s stock ledger and general ledger, as applicable.

(d)           The Collateral Agent, in its discretion, if any Default exists, may cause such additional inventories to be taken as the Collateral Agent determines (each, at the expense of the Borrower).

SECTION 5.11. Compliance with Laws.

Each Loan Party will, and will cause each of the Subsidiaries to, comply with all Applicable Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.12. Use of Proceeds and Letters of Credit.

The proceeds of Loans made hereunder and Letters of Credit issued hereunder will be used only (a) to refinance the Indebtedness under the Existing Credit Agreement, (b) to finance the acquisition of working capital assets of the Borrower, including the purchase of Inventory, in the ordinary course of business, (c) to finance Capital Expenditures of the Borrower, (d) for general corporate purposes, including repurchases of capital stock of the Parent, payment of dividends and Permitted Acquisitions, and (e) to pay transaction costs, fees and expenses, all of the foregoing to the extent permitted herein. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

SECTION 5.13. Additional Subsidiaries.

If any additional Subsidiary of any Loan Party is formed or acquired after the Effective Date, the Borrower will notify the Agents and the Lenders thereof and, if such Subsidiary is not a Foreign Subsidiary, the Borrower will cause such Subsidiary to become a Loan Party hereunder and under each applicable Security Document in the manner provided therein within seven (7) days after such Subsidiary is formed or acquired and promptly take such actions to create and perfect Liens on such Subsidiary’s assets to secure the Obligations as any Agent or the Required Lenders shall reasonably request.

SECTION 5.14. Further Assurances.

      (a)    Each Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any Applicable Law, or which any Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Agents, from time to time upon request, evidence reasonably satisfactory to the Agents as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)           If any material assets are acquired by any Loan Party after the Effective Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien of the Security Agreement upon acquisition thereof), the Borrower will notify the Agents and the Lenders thereof, and the Loan Parties will cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary or reasonably requested by any Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

(c)           Upon the request of the Administrative Agent, the Borrower shall cause each of its customs brokers to deliver an agreement to the Administrative Agent covering such matters and in such form as the Administrative Agent may reasonably require.

ARTICLE VI

Negative Covenants

Until (i) the Commitments have expired or been terminated, and (ii) the principal of and interest on each Loan and all fees and other Obligations payable hereunder shall have been paid in full, and (iii) all Letters of Credit shall have expired or terminated or been collateralized, to the extent of 103% of the then Letter of Credit Outstandings, by cash or a letter of credit issued by a financial institution and on terms reasonably satisfactory to the Administrative Agent, and (iv) all L/C Disbursements shall have been reimbursed, each Loan Party covenants and agrees with the Agents and the Lenders that:

SECTION 6.01. Indebtedness and Other Obligations.

      (a)    The Loan Parties will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i)           Indebtedness created under the Loan Documents;

(ii)           Indebtedness set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness provided that after giving effect to the refinancing (i) the principal amount of the outstanding Indebtedness is  not increased, (ii) neither the tenor nor the average life is reduced, and (iii) the holders of such refinancing Indebtedness are not afforded covenants, defaults, rights or remedies more burdensome in any material respect to the obligor or obligors than those contained in the Indebtedness being refinanced;

(iii)           Indebtedness of any Loan Party to any other Loan Party, all of which Indebtedness shall be reflected in the Loan Parties’ books and records in accordance with GAAP;

(iv)           Indebtedness of any Loan Party pursuant to the Equipment Financing Agreement or to finance the acquisition of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof, provided that the aggregate principal amount of Indebtedness permitted by this clause (iv) shall not exceed $100,000,000 at any time outstanding;

(v)           Indebtedness incurred to refinance any Real Estate owned by any Loan Party or incurred in connection with sale-leaseback transactions permitted hereunder;

(vi)           Indebtedness under Hedging Agreements, other than for speculative purposes, entered into in the ordinary course of business;

(vii)           Contingent liabilities under surety bonds or similar instruments incurred in the ordinary course of business in connection with the construction or improvement of stores;

(viii)           Reserved;

(ix)           Guarantees by the Parent of any obligations of the Borrower or any other Subsidiary of the Parent, as long as such obligations are otherwise permitted hereunder;

(x)           any Indebtedness arising under any Leases of the Loan Parties;

(xi)           any Indebtedness assumed by the Parent, the Borrower, or any of their Subsidiaries in connection with a Permitted Acquisition; and

(xii)           other unsecured Indebtedness, including Subordinated Indebtedness, in an aggregate principal amount not exceeding $100,000,000 at any time outstanding, provided that the terms of such Indebtedness are reasonably acceptable to the Administrative Agent (such consent of Administrative Agent not to be unreasonably withheld).

(b)           None of the Loan Parties will, nor will they permit any Subsidiary to, issue any preferred stock (except for preferred stock (i) all dividends in respect of which are to be paid (and all other payments in respect of which are to be made) in additional shares of such preferred stock, in lieu of cash, (ii) that is not subject to redemption other than redemption at the option of the Loan Party issuing such preferred stock and (iii) all payments in respect of which are expressly subordinated to the Obligations) or be or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of (A) any shares of capital stock of any Loan Party or (B) any option, warrant or other right to acquire any such shares of capital stock, except for obligations related to agreements or plans existing as of the Effective Date.

SECTION 6.02. Liens.

The Loan Parties will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)           Liens created under the Loan Documents and the Equipment Financing Agreement;

(b)           Permitted Encumbrances;

(c)           any Lien on any property or asset of any Loan Party set forth in Schedule 6.02, provided that (i) such Lien shall not apply to any other property or asset of any Loan Party and (ii) such Lien shall secure only those obligations that it secures as of the Effective Date, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)           Liens on fixed or capital assets acquired by any Loan Party, provided that (i) such Liens secure Indebtedness permitted by clause (iv) of Section 6.01(a), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within ninety

(90) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring such fixed or capital assets and (iv) such Liens shall not extend to any other property or assets of the Loan Parties;

(e)           Liens to secure Indebtedness permitted by clause (v) of Section 6.01(a) provided that such Liens shall not apply to any property or assets of the Loan Parties other than the Real Estate so refinanced or which is the subject of a sale-leaseback transaction; and

(f)           Liens on proceeds of credit card charges created or contemplated by any agreements with World Financial Network National Bank or any other third party administering a private label credit card program for any of the Loan Parties, Visa, Mastercard, American Express, Discovercard and any other major credit card processors, held by such processor to secure chargebacks and fees arising in the ordinary course of business with respect to the processing of credit card charges.

SECTION 6.03. Fundamental Changes.

      (a)    The Loan Parties will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (i) any Facility Guarantor may merge into any other Facility Guarantor, provided that in any such transaction involving the Parent, the Parent shall be the surviving entity, and (ii) mergers may take place in connection with Permitted Acquisitions, and (iii) any Facility Guarantor (other than the Parent) may liquidate or dissolve voluntarily into the Parent, further provided that neither the Parent nor any of its Subsidiaries shall be required to preserve any right, permit, license, approval, privilege or franchise if the board of directors of the Parent or the board of directors, board of members, manager(s) or general partners, as applicable, of such Subsidiary shall determine that the presentation thereof is no longer desirable in the conduct of the business of the Parent or such Subsidiary, as the case may be, and the loss thereof could not reasonably be expected to result in a Material Adverse Effect.

(b)           The Loan Parties will not engage to any material extent in any business other than businesses of the type conducted by the Loan Parties on the date of execution of this Agreement and similar types (as, for example, retail stores with inventory categories comparable to those in Borrower’s existing stores but in formats with different retail pricing structures) and businesses reasonably related thereto; provided that any Inventory in such stores shall not be considered Eligible Inventory unless and until the Collateral Agent has completed an appraisal of such Inventory, establishes an advance rate and Inventory Reserves (if applicable) therefor, and otherwise agrees that such Inventory shall be deemed Eligible Inventory.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions.

    The Loan Parties will not purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any Investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a)           Permitted Investments;

(b)           Investments existing on the Effective Date, and set forth on Schedule 6.04;

(c)           loans or advances made by any Facility Guarantor to any other Loan Party;

(d)           Guarantees constituting Indebtedness permitted by Section 6.01;

(e)           Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(f)           Permitted Acquisitions;

(g)           loans or advances to employees in the ordinary course of business in an amount not to exceed $2,500,000 in the aggregate at any time outstanding;

(h)           Investments in Subsidiaries that have become Loan Parties by compliance with Section 5.13;

(i)           Investments consisting the acquisition of credit card receivables from World Financial Network National Bank or any other third party administering a private label credit card program for any of the Loan Parties, in the ordinary course of business in connection with the termination of such private label credit card program; and

(j)           other Investments not to exceed $20,000,000 in the aggregate at any time outstanding.

SECTION 6.05. Asset Sales.

The Loan Parties will not, and will not permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any capital stock, nor will the Loan Parties permit any of the Subsidiaries to issue any additional shares of its capital stock or other ownership interest in such Subsidiary, except:

(a)           (i)           sales of Inventory, or (ii) sales of used, uneconomical, obsolete, worn out or surplus assets (other than Collateral) and equipment, or (iii)  Permitted Investments, in each case ((i) through (iii)) in the ordinary course of business;

(b)           sales, transfers and dispositions among the Loan Parties and their Subsidiaries, provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.07;

(c)           sale-leaseback transactions involving any Loan Party’s Real Estate as long as if the Administrative Agent so requests, the Administrative Agent shall have received an intercreditor agreement executed by the purchaser of such Real Estate on terms and conditions reasonably satisfactory to the Administrative Agent;

(d)           as long as no Overadvance shall result after giving effect thereto, the sale or disposition of any Inventory or other Collateral in connection with the closure of any locations at which the Borrower maintains, offers for sale or stores any of its Inventory of other Collateral; provided that (i)  any such sale or disposition shall be conducted by such Persons and on such terms as the Borrower and the Collateral Agent may agree, and (ii) the aggregate amount of Inventory which may be sold or disposed of shall not exceed ten percent (10%) of the Cost of the Borrower’s Eligible Inventory as of the Effective Date;

(e)           any issuance of shares of capital stock of the Parent in accordance with the existing restricted stock and stock option plans or agreements or in connection with any Permitted Acquisition; and

(f)           sales, transfers or other dispositions of credit card receivables to World Financial Network National Bank pursuant to its private label credit card program with the Loan Parties or to any other third party replacing World Financial Network National Bank and administering a private label credit card program for any of the Loan Parties;

provided that all sales, transfers, leases and other dispositions permitted hereby shall be made at arm’s length and for fair value and solely for cash consideration; and further provided that the authority granted under clauses (b) through (d) hereof may be terminated in whole or in part by the Agents upon the occurrence and during the continuance of any Event of Default.

SECTION 6.06. Restricted Payments; Certain Payments of Indebtedness.

    (a)      The Loan Parties will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except as long as no Default or Event of Default exists or would arise therefrom (i) the Loan Parties may declare and pay dividends with respect to their capital stock payable solely in additional shares of or warrants to purchase their common stock, (ii) the Loan Parties may declare splits or reclassifications of its stock into additional or other shares of its common stock, and (iii) the Borrower may pay cash dividends or otherwise transfer funds to the Parent for operating expenses incurred in the normal course of business by the Parent or paid by the Parent on behalf of the Borrower (including all payroll and benefits costs for all Subsidiaries of the Parent, telephone, travel, rent and other occupancy costs, professional expenses, including consulting, audit, accounting and legal expenses, corporate insurance expenses, data processing costs and other operating expenses), (iv) the Parent may pay cash dividends in an amount not to exceed $15,000,000 in each Fiscal Year, and (v) only if the Payment Conditions are then satisfied, (x)

the Parent may repurchase its capital stock and/or declare and pay other cash dividends to its shareholders, and (y) the Subsidiaries of the Parent may declare and pay cash dividends to the Parent or to any other Loan Party which is its stockholder.

(b)           The Loan Parties will not, and will not permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of, interest on, or fees or other charges with respect to any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness (other than the Obligations), except as long as no Event of Default has occurred and is continuing or would result from such payments:

(i)           payment of regularly scheduled interest, fees, and charges and principal payments as and when due in respect of any other Indebtedness permitted hereunder; and

(ii)           refinancings of Indebtedness to the extent permitted by Section 6.01.

(c)           Notwithstanding any of the restrictions or limitations described in Sections 6.06(a) or 6.06(b), the Parent and its Subsidiaries may repurchase its respective capital stock and equity interests and/or declare and pay cash dividends to its shareholders and members solely with the proceeds received and tax benefits realized by the Parent or such Subsidiary resulting from or related to the exercise of stock options granted pursuant to stock option plans adopted by the Parent or such Subsidiary, which options are exercised in accordance with the terms and conditions described in such plans.

SECTION 6.07. Transactions with Affiliates.

The Loan Parties will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to the Loan Parties or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties.

SECTION 6.08. Restrictive Agreements.

The Loan Parties will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Loan Parties or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Loan Parties or any other Subsidiary or to guarantee Indebtedness of the Loan Parties or any other Subsidiary, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (iii) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment or subleasing thereof.

SECTION 6.09. Amendment of Material Documents.

The Loan Parties will not, and will not permit any Subsidiary to, amend, modify or waive any of its rights under (i) its Organizational Documents, to the extent that such amendment, modification or waiver would reasonably likely have a Material Adverse Effect, (ii) any Subordinated Indebtedness, or (iii) any other instruments, documents or agreements, in each case with respect to this clause (iii), to the extent that such amendment, modification or waiver would be materially adverse to the interests of the Lenders.  The Loan Parties will not, and will not permit any Subsidiary to, terminate the private label credit card program with World Financial Network National Bank (other than at the expiration of the term thereof in the ordinary course of business), except to the extent the Loan Parties replace World Financial Network National Bank with another third party administering a private label credit card program for any of the Loan Parties and such third party enters into an Intercreditor Agreement with the Administrative Agent.

SECTION 6.10. Additional Subsidiaries.

The Loan Parties will not, and will not permit any Subsidiary to, create any additional Subsidiary unless no Default or Event of Default would arise therefrom and the requirements of Section 5.13 are satisfied.

SECTION 6.11. Fixed Charge Coverage Ratio.

In the event that a Covenant Compliance Event has occurred and is continuing, the Borrower shall not permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.1:1.0.

SECTION 6.12. Fiscal Year.

The Parent and its Subsidiaries shall not change their Fiscal Year without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed.

SECTION 6.13. Environmental Laws.

The Loan Parties shall not (a) fail to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, or (b) become subject to any Environmental Liability except, in each case, to the extent the same could not reasonably be expected to result in a Material Adverse Effect.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default.

If any of the following events (“Events of Default”) shall occur:

(a)           the Loan Parties shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           the Loan Parties shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable;

(c)           any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)           the Loan Parties shall fail to observe or perform any covenant, condition or agreement contained in Sections 2.23, 5.01(f), 5.02(a), 5.07 (with respect to insurance covering the Collateral), 5.09, or 5.12, or in Article VI;

(e)           any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.01 (other than Section5.01(f)), 5.02 (other than Section 5.02(a)), or 5.03, and such failure shall continue unremedied for a period of ten (10) days after notice thereof from the Administrative Agent to the Borrower;

(f)           any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b), (c), (d), or (e) of this Article), and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Borrower;

(g)           any Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (after giving effect to the expiration of any grace or cure period set forth therein);

(h)           any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material

Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(i)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or its debts, or of a substantial part of its assets, under any Debtor Relief Law or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for forty-five (45) days or an order or decree approving or ordering any of the foregoing shall be entered;

(j)           any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(k)           any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(l)          (i)           one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against any Loan Party or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any material assets of any Loan Party to enforce any such judgment;

 (ii)           any non-monetary judgment or order shall have been rendered against any Loan Party or any of its Subsidiaries that is reasonably likely to have a Material Adverse Effect and there shall be any period of twenty (20) consecutive days during which a stay of enforcement of such judgment or other, by reason of a pending appeal or otherwise, shall not be in effect;

(m)           an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Loan Parties in an aggregate amount exceeding $5,000,000;

(n)        (i)            any challenge by or on behalf of any Loan Party to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto;

(ii)            any challenge by or on behalf of any other Person to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto, which challenge the Administrative Agent has determined is reasonable likely to have a Material Adverse Effect;

(iii)           any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except as a result of any acts or omissions of any Agent or the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents;

(o)           the occurrence of any uninsured loss to any material portion of the Collateral;

(p)           the indictment of, or institution of any legal process or proceeding against, any Loan Party, under any federal, state, municipal, and other civil or criminal statute, rule, regulation, order, or other requirement having the force of law where the relief, penalties, or remedies sought or available include the forfeiture of any material property of any Loan Party and/or the imposition of any stay or other order, the effect of which could reasonably be to restrain in any material way the conduct by the Loan Parties, taken as a whole, of their business in the ordinary course, in each case which the Administrative Agent has determined is reasonably likely to have a Material Adverse Effect;

(q)           the determination by the Borrower, whether by vote of the Borrower’s partners or otherwise to: suspend the operation of the Borrower’s business in the ordinary course, liquidate all or a material portion of the Borrower’s assets (other than a sale of its private label credit card portfolio) or store locations, or employ an agent or other third party to conduct a program of closings, liquidations or “Going-Out-Of-Business” sales of any material portion of the business; or

(r)           Any Change in Control;

then, and in every such event (other than an event with respect to any Loan Party described in clause (i) or (j) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by written notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate all or any portion of the Commitments, and thereupon all or such portion of the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the

Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Loan Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties, and (iii) require the Borrower to furnish cash collateral in an amount equal to 103% of the Letter of Credit Outstandings; and in case of any event with respect to any Loan Party described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations of the Loan Parties accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.

SECTION 7.02. When Continuing.

For all purposes under this Agreement, each Default and Event of Default that has occurred shall be deemed to be continuing at all times thereafter unless it either (a) with respect to any Default, is cured or corrected to the reasonable written satisfaction of the Required Lenders, or (b) with respect to any Default or Event of Default, is waived in writing in accordance with Section 9.02.

SECTION 7.03. Remedies on Default

In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the maturity of the Loans shall have been accelerated pursuant hereto, the Administrative Agent may proceed to protect and enforce its rights and remedies under this Agreement, the Notes or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Agents or the Lenders. No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

SECTION 7.04. Application of Proceeds

After the occurrence of an Event of Default and acceleration of the Obligations, all proceeds realized from any Loan Party or on account of any Collateral shall be applied as follows:

FIRST, to payment of that portion of the Obligations (excluding Obligations set forth in clause (c) of the definition thereof) constituting fees and indemnities due to the Agents, the Lenders and the Issuing Bank under the Loan Documents, and the payment of all reasonable costs and expenses incurred by the Agents in connection with such collection or sale or otherwise in connection with this Agreement or any of the Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Agents hereunder or under any other Loan Document on behalf of any Loan Party and any other reasonable costs or expenses incurred in connection with the exercise of any right or remedy hereunder, under any other Loan Document;

    SECOND, to the payment of accrued and unpaid interest and principal on the Swingline Loans;

    THIRD, to the payment of accrued and unpaid interest on the Revolving Loans;

    FOURTH, pro rata to the payment of outstanding principal on the Revolving Loans;

    FIFTH, to the Cash Collateral Account as collateral for Letter of Credit Outstandings up to 103% thereof;

    SIXTH, to the payment of all Obligations of the Loan Parties set forth in clause (c)(i) of the definition of Obligations;

    SEVENTH, to the payment of all Obligations of the Loan Parties set forth in clause (c)(ii) of the definition of Obligations; and

    EIGHTH, to the Borrower, its successors or assigns, or as a court of competent jurisdiction may otherwise direct.

ARTICLE VIII

The Agents

SECTION 8.01. Administration by Administrative Agent.

Each Lender, the Collateral Agent and the Issuing Bank hereby designate Bank of America as Administrative Agent under this Agreement and the other Loan Documents. The general administration of the Loan Documents shall be by the Administrative Agent. The Lenders, the Collateral Agent and the Issuing Bank each hereby irrevocably authorizes the Administrative Agent (i) to enter into the Loan Documents to which it is a party and (ii) at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents and the Notes as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto. The Administrative Agent shall have no duties or responsibilities except as set forth in this Agreement and the remaining Loan Documents, nor shall it have any fiduciary relationship with any Lender, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent.

SECTION 8.02. The Collateral Agent.

Each Lender, the Administrative Agent and the Issuing Bank hereby (i) designate Bank of America as Collateral Agent under this Agreement and the other Loan Documents, (ii) authorize the Collateral Agent to enter into the Security Documents and the other Loan Documents to which it is a party and to perform its duties and obligations thereunder, together with all powers reasonably incidental thereto, and (iii) agree and consent to all of the provisions of the Security Documents. All Collateral shall be held or administered by the Collateral Agent (or its duly-appointed agent) for its benefit and for the ratable benefit of the other Credit Parties. Any proceeds received by the Collateral Agent from the foreclosure, sale, lease or other disposition of any of the Collateral and any other proceeds received pursuant to the terms of the Security Documents or the other Loan Documents shall be paid over to the Administrative Agent for application as provided in Sections 2.21, 2.24, or 7.04, as applicable. The Collateral Agent shall have no duties or responsibilities except as set forth in this Agreement and the remaining Loan Documents, nor shall it have any fiduciary relationship with any Lender, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Collateral Agent.

SECTION 8.03. Agreement of Required Lenders.

(a) Upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of only the Required Lenders, action shall be taken by the Agents for and on behalf or for the benefit of all Lenders upon the direction of the Required Lenders, and any such action shall be binding on all Lenders, and (b) upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Required Supermajority Lenders, action shall be taken by the Agents for and on behalf or for the benefit of all Lenders upon the direction of the Required Supermajority Lenders and any such action shall be binding on all Lenders. No amendment, modification, consent, or waiver shall be effective except in accordance with the provisions of Section 9.02.

SECTION 8.04. Liability of Agents.

(i)           Each of the Agents, when acting on behalf of the Lenders and the Issuing Bank, may execute any of its respective duties under this Agreement by or through any of its respective officers, agents and employees, and none of the Agents nor their respective directors, officers, agents or employees shall be liable to the Lenders or the Issuing Bank or any of them for any action taken or omitted to be taken in good faith, or be responsible to the Lenders or the Issuing Bank or to any of them for the consequences of any oversight or error of judgment, or for any loss, except to the extent of any liability imposed by law by reason of such Agent’s own gross negligence or willful misconduct. The Agents and their respective directors, officers, agents and employees shall in no event be liable to the Lenders or the Issuing Bank or to any of them for any action taken or omitted to be taken by them pursuant to instructions received by them from the Required Lenders, or Required Supermajority Lenders, or all Lenders, as applicable, or in reliance upon the advice of counsel selected by it. Without limiting the foregoing, none of the Agents, nor any of their respective directors, officers, employees, or agents (A) shall be responsible to any Lender or the Issuing Bank for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any recital, statement, warranty or representation in, this Agreement, any Loan Document or any related agreement, document or order, or (B) shall be required to ascertain or to make any inquiry concerning the performance or observance by any Loan Party of any of the terms, conditions, covenants, or agreements of this Agreement or any of the Loan Documents, or (C) shall be responsible to any Lender or the Issuing Bank for the state or condition of any properties of the Borrower or any other obligor hereunder constituting Collateral for the Obligations of the Borrower hereunder, or any information contained in the books or records of the Borrower; or (D) shall be responsible to any Lender or the Issuing Bank for the validity, enforceability, collectibility, effectiveness or genuineness of this Agreement or any other Loan Document or any other certificate, document or instrument furnished in connection therewith; or (E) shall be responsible to any Lender or the Issuing Bank for the validity, priority or perfection of any Lien securing or purporting to secure the Obligations or the value or sufficiency of any of the Collateral.

(ii)           The Agents may execute any of their duties under this Agreement or any other Loan Document by or through their agents or attorneys-in-fact, and shall be entitled to the advice of counsel concerning all matters pertaining to its rights and duties hereunder or under the Loan Documents.  The Agents shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by them with reasonable care.

(iii)           None of the Agents nor any of their respective directors, officers, employees, or agents shall have any responsibility to the Loan Parties on account of the failure or delay in performance or breach by any Lender (other than by the Agent in its capacity as a Lender) or the Issuing Bank of any of their respective obligations under this Agreement or the Notes or any of the Loan Documents or in connection herewith or therewith.

(iv)           The Agents shall be entitled to rely, and shall be fully protected in relying, upon any notice, consent, certificate, affidavit, or other document or writing believed by them to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon the advice and statements of legal counsel (including, without, limitation, counsel to the Loan Parties), independent accountants and other experts selected by the Agents.  The Agents shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless they shall first receive such advice or concurrence of the Required Lenders as they deem appropriate or they shall first be indemnified to their satisfaction by the Lenders against any and all liability and expense which may be incurred by them by reason of the taking or failing to take any such action.

SECTION 8.05. Notice of Default; Actions on Default.

(a)           The Agents shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agents have actual knowledge of the same or has received notice from a Lender or the Loan Parties referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Agents obtain such actual knowledge or receive such a notice, the Agents shall give prompt notice thereof to each of the Lenders.

(b)           The Agents shall (subject to the provisions of Section 9.02) take such action with respect to any Default or Event of Default as shall be reasonably directed by the Required Lenders.  Unless and until the Agents shall have received such direction, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as they shall deem advisable in the best interest of the Lenders. In no event shall the Agents be required to comply with any such directions to the extent that the Agents believe that their compliance with such directions would be unlawful.

SECTION 8.06. Lenders’ Credit Decisions.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender, and based on the financial statements prepared by the Loan Parties and such other documents and information as it has deemed appropriate, made its own credit analysis and investigation into the business, assets, operations, property, and financial and other condition of the Loan Parties and has made its own decision to enter into this Agreement and the other Loan Documents and agrees that the Agents shall bear no responsibility therefor.  Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in determining whether or not conditions precedent to closing any Loan hereunder have been satisfied and in taking or not taking any action under this Agreement and the other Loan Documents.

SECTION 8.07. Reimbursement and Indemnification.

Without limiting the Loan Parties’ obligations hereunder, each Lender agrees (i) to reimburse (x) each Agent for such Lender’s Commitment Percentage of any expenses and fees incurred by such Agent for the benefit of the Lenders or the Issuing Bank under this Agreement, the Notes and any of the Loan Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders or the Issuing Bank, and any other expense incurred in connection with the operations or enforcement thereof not reimbursed by the Loan Parties and (y) each Agent for such Lender’s Commitment Percentage of any expenses of such Agent incurred for the benefit of the Lenders or the Issuing Bank that the Loan Parties have agreed to reimburse pursuant to Section 9.03 and has failed to so reimburse and (ii) to indemnify and hold harmless the Agents and any of their directors, officers, employees, or agents, on demand, in the amount of such Lender’s Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of this Agreement, the Notes or any of the Loan Documents or any action taken or omitted by it or any of them under this Agreement, the Notes or any of the Loan Documents to the extent not reimbursed by the Loan Parties (except such as shall result from their respective gross negligence or willful misconduct).  The provisions of this Section 8.07 shall survive the repayment of the Obligations and the termination of the Commitments.

SECTION 8.08. Rights of Agents.

It is understood and agreed that Bank of America shall have the same rights and powers hereunder (including the right to give such instructions) as the other Lenders and may exercise such rights and powers, as well as its rights and powers under other agreements and instruments to which it is or may be party, and engage in other transactions with the Borrower, as though it were not the Administrative Agent or the Collateral Agent of the Lenders under this Agreement.  The Agents and their affiliates may accept deposits from, lend money to, and generally engage in any kind of commercial or investment banking, trust, advisory or other business with the Loan Parties and their Subsidiaries and Affiliates as if it were not the Agent hereunder.

SECTION 8.09. Notice of Transfer.

The Agents may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Loans for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in Section 9.04(b).

SECTION 8.10. Successor Agent

Any Agent may resign at any time by giving five (5) Business Days’ written notice thereof to the Lenders, the Issuing Bank, the other Agents and the Borrower. Upon any such resignation of any Agent, the Required Lenders shall have the right to appoint a successor Agent, which so long as there is no Default  or Event of Default, shall be reasonably satisfactory to the Borrower (whose consent shall not be unreasonably withheld or delayed). If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment, within thirty (30) days after the retiring Agent’s giving of notice of resignation, the retiring Agent may, on behalf of the Lenders, the other Agents and the Issuing Bank, appoint a successor Agent which shall be a Person capable of complying with all of the duties of such Agent (and the Issuing Bank), hereunder (in the opinion of the retiring Agent and as certified to the Lenders in writing by such successor Agent) which, so long as there is no Default or Event of Default, shall be reasonably satisfactory to the Borrower (whose consent shall not be unreasonably withheld or delayed).  Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation hereunder as such Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement.

SECTION 8.11. Reports and Financial Statements.

      (a)           Promptly after receipt thereof from the Borrower, the Administrative Agent shall remit to each Lender and the Collateral Agent copies of all financial statements required to be delivered by the Borrower hereunder and all commercial finance examinations and appraisals of the Collateral received by the Administrative Agent and all notices received by the Administrative Agent under Section 5.02 hereof, and a copy of any Borrowing Base Certificate so received (collectively, the “Reports”).

(b)           By signing this Agreement, each Lender:

(i)           agrees to furnish the Administrative Agent with a summary of all Bank Products (including, without limitation, all Hedging Agreements) and Cash Management Services due from a Loan Party or to become due to such Lender from time to time. In connection with any distributions to be made hereunder, the Administrative Agent shall be entitled to assume that no amounts are due from a Loan Party to any Lender on account of any Bank Products or Cash Management Services unless the Administrative Agent has received written notice thereof from such Lender;

(ii)           expressly agrees and acknowledges that the Administrative Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(iii)           expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agents or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Borrower’s books and records, as well as on representations of the Borrower’s personnel;

(iv)           agrees to keep all Reports confidential in accordance with the provisions of Section 9.14 hereof; and

(v)           without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agents and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a Loan or Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Agents and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agents and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

SECTION 8.12. Delinquent Lender.

If for any reason any Lender shall become a Deteriorating Lender or shall fail or refuse to abide by its obligations under this Agreement, including without limitation its obligation to make available to Administrative Agent its Commitment Percentage of any Revolving Loans, expenses or setoff or purchase its Commitment Percentage of a participation interest in the Swingline Loans or Letters of Credit (a “Delinquent Lender”) and such failure is not cured within two (2) Business Days after receipt from the Administrative Agent of written notice thereof, then, in addition to the rights and remedies that may be available to Agents, other Lenders, the Loan Parties or any other party at law or in equity, and not at limitation thereof, (i) such Deteriorating Lender or Delinquent Lender’s right to participate in the administration of, or decision-making rights related to, the Loans, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal, and (ii) a Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Loan Parties, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining non-delinquent Lenders for application to, and reduction of, their proportionate shares of all outstanding Loans until, as a result of application of such assigned payments the Lenders’ respective Commitment Percentage of all outstanding Loans shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency, and (iii) at the option of the Administrative Agent, any amount payable to such Deteriorating Lender or Delinquent Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Deteriorating Lender or Delinquent Lender, be retained by the Administrative Agent as cash collateral for future funding obligations of the Deteriorating Lender or Delinquent Lender in respect of any Loan or existing or future participating interest in any Swingline Loan or Letter of Credit.  The Delinquent Lender’s decision-making and participation rights and rights to payments as set forth in clauses (i) and (ii) hereinabove shall be restored only upon the payment by the Delinquent Lender of its Commitment Percentage of any Loans, any participation obligation, or expenses as to which it is delinquent, together with interest thereon at the rate set forth in Section 2.11 hereof from the date when originally due until the date upon which any such amounts are actually paid.

The non-delinquent Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to acquire for no cash consideration, (pro rata, based on the respective Commitments of those Lenders electing to exercise such right) the Deteriorating Lender’s or Delinquent Lender’s Commitment to fund future Loans (the “Delinquent Lender’s Future Commitment”).  Upon any such purchase of the Commitment Percentage of any Deteriorating Lender’s or Delinquent Lender’s Future Commitment, the Deteriorating Lender’s or Delinquent Lender’s share in future Loans and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the Deteriorating Lender’s or Delinquent Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Acceptance.  Each Deteriorating Lender and Delinquent Lender shall indemnify the Agents and each non-delinquent Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by any Agent or by any non-delinquent Lender, on account of a Deteriorating Lender’s or Delinquent Lender’s failure to timely fund its Commitment Percentage of a Loan or to otherwise perform its obligations under the Loan Documents.

SECTION 8.13. Arrangers, Documentation Agent and Co-Syndication Agents.

Notwithstanding the provisions of this Agreement or any of the other Loan Documents, the Documentation Agent, the Co-Syndication Agents, and, except as provided in Section 2.02 hereof, the Arrangers shall have no powers, rights, duties, responsibilities or liabilities with respect to this Agreement and the other Loan Documents in their capacities as such.

SECTION 8.14. Agent for Perfection.

Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agents and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other Applicable Law of the United States can be perfected only by possession or control.  Should any Lender (other than the Agents) obtain possession or control of any such Collateral, such Lender shall notify the Agents thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

SECTION 8.15. Relation Among the Lenders.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agents) authorized to act for, any other Lender.

SECTION 8.16. Collateral and Guaranty Matters.

The Credit Parties irrevocably authorize the Agents, at their option and in their discretion,

(a)           to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Commitments and (A) payment in full of all Obligations and (B)(x) the expiration or termination of all Letters of Credit, or (y) the deposit of cash collateral with the Administrative Agent in an amount equal to 103% of the Letter of Credit Outstandings, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the applicable Lenders in accordance with Section 9.02;

(b)           to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(d); and

(c)           to release any Facility Guarantor that is a Subsidiary from its obligations under the Facility Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by any Agent at any time, the applicable Lenders will confirm in writing such Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Facility Guarantor from its obligations under the Facility Guaranty pursuant to this Section 8.16.  In each case as specified in this Section 8.16, the Agents will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Facility Guarantor from its obligations under the Facility Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 8.16.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.

Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)           if to any Loan Party, to it at 10201 Main Street, Houston Texas 77025, Attention: Chief Financial Officer (Telecopy No. (713) 669-2709), with a copy to McAfee & Taft A Professional Corporation, 10th Floor, Two Leadership Square, 211 North Robinson, Oklahoma City, Oklahoma 73102, Attention: N. Martin Stringer (Telecopy No. (405) 235-0439);

(b)           if to the Administrative Agent or the Collateral Agent, or the Swingline Lender to Bank of America, N.A., 100 Federal Street, Boston, Massachusetts 02110, Attention Rick Hill (Telecopy No. (617) 434-[____]), with a copy to Riemer & Braunstein, LLP, Three Center Plaza, Boston, Massachusetts 02108, Attention: David S. Berman, Esquire (Telecopy No. (617) 880-3456);

(c)           if to any other Lender, to it at its address (or telecopy number) set forth on the signature pages hereto or on any Assignment and Acceptance for such Lender.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments.

      (a)    No failure or delay by the Agents, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Agents, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)           Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Agents and the Loan Parties that are parties thereto, in each case with the Consent of the Required Lenders, provided that no such agreement shall (i) increase the Commitment of any Lender without the Consent of such Lender or increase the Total Commitments (except as provided in Section 2.02) without the consent of each Lender affected thereby, (ii) reduce the principal amount of any Loan or L/C Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the Consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or L/C Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of the Commitments or the Maturity Date, without the Consent of each Lender affected thereby, (iv) change Sections 2.02, 2.21, 2.23, 2.24 or 7.04 without the Consent of each Lender, (v) change any of the provisions of this Section 9.02 or the definition of the term “Required Lenders” or “Required Supermajority Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the Consent of each Lender, (vi) except as set forth in Section 8.16, release any Loan Party from its obligations under any Loan Document, or limit its liability in respect of such Loan Document, without the Consent of each Lender, (vii) except for sales described in Section 6.05 or as permitted in Section 8.16 or the Security Documents, release any material portion of the Collateral from the Liens of the Security Documents, without the Consent of each Lender, (viii) change the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrower would be increased, without the Consent of each Lender, provided that the foregoing shall not limit the discretion of the Administrative Agent pursuant to clause (j) of the definition of Eligible Inventory, or to change, establish or eliminate any Reserves, (ix) increase the Permitted Overadvance, without the Consent of each Lender, (x) subordinate the Obligations hereunder, or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the prior Consent of each Lender, and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agents or the Issuing Bank or Swingline Lender without the prior written consent of the Agents or the Issuing Bank or Swingline Lender, as the case may be.

(c)           Notwithstanding anything to the contrary contained in this Section 9.02, in the event that the Borrower requests that this Agreement or any other Loan Document be modified, amended or waived in a manner which would require the Consent of the Lenders pursuant to Sections 9.02(b) and such amendment is approved by the Required Lenders, but not by the percentage of the Lenders set forth in said Sections 9.02(b), the Borrower, and the Required Lenders shall be permitted to amend this Agreement without the Consent of the Lender or Lenders which did not agree to the modification or amendment requested by the Borrower

(such Lender or Lenders, collectively the “Minority Lenders”) to provide for (w) the termination of the Commitment of each of the Minority Lenders, (x) the addition to this Agreement of one or more Eligible Assignees, or an increase in the Commitment of one or more of the Required Lenders, so that the aggregate Commitments after giving effect to such amendment shall be in the same amount as the aggregate Commitments immediately before giving effect to such amendment, (y) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new or increasing Lender or Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans (including principal, interest, fees, and all other Obligations) owing to the Minority Lenders immediately before giving effect to such amendment, and (z) such other modifications to this Agreement or the Loan Documents as may be appropriate and incidental to the foregoing.

(d)           No notice to or demand on any Loan Party shall entitle any Loan Party to any other or further notice or demand in the same, similar or other circumstances. Each holder of a Note shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not a Note shall have been marked to indicate such amendment, modification, waiver or consent and any consent by a Lender, or any holder of a Note, shall bind any Person subsequently acquiring a Note, whether or not a Note is so marked. No amendment to this Agreement or any other Loan Document shall be effective against the Borrower unless signed by the Borrower or other applicable Loan Party.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

Except as expressly set forth in the Fee Letter, (a)  The Loan Parties shall jointly and severally pay (i) all actual reasonable out-of-pocket expenses incurred by the Agents and their Affiliates, including the actual reasonable fees, charges and disbursements of counsel for the Agents, for Inventory appraisers, and for commercial finance examinations, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable out-of-pocket expenses incurred by the Agents, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel and any outside consultants for the Agents, the Issuing Bank or any Lender, for Inventory appraisals and for commercial finance examinations, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Credit Extensions; provided that the Lenders who are not the Agents or the Issuing Bank shall be entitled to reimbursement for no more than one counsel representing all such Lenders (absent a conflict of interest in which case the Lenders may engage and be reimbursed for additional counsel).

(b)           The Loan Parties shall, jointly and severally, indemnify the Agents, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the transactions contemplated by the Loan Documents or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Loan Party or any of the Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence, willful misconduct or bad faith of such Indemnitee (or of any officer, director, employee, advisor or agent of such Indemnitee).  In connection with any indemnified claim hereunder, the Indemnitee shall be entitled to select its own counsel and the Loan Parties shall promptly pay the reasonable fees and expenses of such counsel.

(c)           To the extent that any Loan Party fails to pay any amount required to be paid by it to the Agents or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Agents or the Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agents or the Issuing Bank. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the Total Commitments at the time.

(d)           To the extent permitted by Applicable Law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated by the Loan Documents, any Loan or Letter of Credit or the use of the proceeds thereof.  The Loan Parties further agree that no Indemnitee shall have any liability to the Loan Parties, any Person asserting claims by or on behalf of any Loan Party or any other Person in connection with this Agreement or the other Loan Documents except (i) for breach of the Indemnitee’s obligations under this Agreement and the other Loan Documents, or (ii) the Indemnitee’s gross negligence, willful misconduct or bad faith.

(e)           All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns.

      (a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any such attempted assignment or transfer without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), provided that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, or an Approved Fund, the Borrower (but only if no Event of Default then exists), the Agents and the Issuing Bank must give their prior written consent to such assignment (which consent shall not be unreasonably withheld, conditioned, or delayed), (ii) except in the case of an assignment to a Lender,  an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless the Administrative Agent otherwise consents, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500.  Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c)           The Administrative Agent, acting for this purpose as an agent of the Loan Parties, shall maintain at one of its offices in Boston, Massachusetts a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and L/C Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Loan Parties, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)           Any Lender may, without the consent of the Loan Parties, the Agents, and the Issuing Bank, sell participations to one or more banks or other entities, other than a Loan Party (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it), provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agents, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation in the Commitments, the Loans and the Letters of Credit Outstandings shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 2.25, 2.27 and 2.28 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.27(c) as though it were a Lender.  Each Lender, acting for this purpose as an agent of the Loan Parties, shall maintain at its offices a record of each agreement or instrument effecting any participation and a register for the recordation of the names and addresses of its Participants and their rights with respect to principal amounts and other Obligations from time to time (each a “Participation Register”). The entries in each Participation Register shall be conclusive and the Loan Parties, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in a Participant Register as a Participant for all purposes of this Agreement (including, for the avoidance of doubt, for purposes of entitlement to benefits under Sections 2.25, 2.27, 2.28 or 9.08), and such Participants shall be subject to Section 2.28(h) and Section 2.30. The Participation Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(f)           A Participant shall not be entitled to receive any greater payment under Section 2.25 or 2.28 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.28 unless (i) the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.28(e) as though it were a Lender and (ii) such Participant is eligible for exemption from the withholding Tax referred to therein, following compliance with Section 2.28(e).

(g)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival.

All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.25, 2.28 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.  In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Agents may require such indemnities and collateral security as they shall reasonably deem necessary or appropriate under the circumstances to protect the Credit Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, (y) any obligations that may thereafter arise with respect to Bank Products or Cash Management Services, and (z) any Obligations that may thereafter arise under Section 9.03 hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all contemporaneous or previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agents and the Lenders and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, pdf or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent or the Required Lenders, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Loan Parties against any of and all the obligations of the Loan Parties now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a)           THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)           The Loan Parties agree that any suit for the enforcement of this Agreement or any other Loan Document may be brought in any court of the State of New York sitting in the

Borough of Manhattan or any federal court sitting therein as the Administrative Agent may elect in its sole discretion and consent to the non-exclusive jurisdiction of such courts.  The Loan Parties hereby waive any objection which they may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum. The Loan Parties agree that any action commenced by any Loan Party asserting any claim or counterclaim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in a court of the State of New York sitting in the Borough of Manhattan or any federal court sitting therein as the Administrative Agent may elect in its sole discretion and consent to the exclusive jurisdiction of such courts with respect to any such action.

(c)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH ANY LOAN PARTY, ANY AGENT, ANY LENDER OR ANY PARTICIPANT IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST ANY LOAN PARTY, ANY AGENT, AND/OR SUCH LENDER OR PARTICIPANT OR IN WHICH THE BORROWER, THE AGENTS, OR SUCH LENDER OR PARTICIPANT, IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF OR IS IN RESPECT OF, ANY RELATIONSHIP AMONGST OR BETWEEN ANY LOAN PARTY OR ANY OTHER PERSON AND THE AGENTS, OR SUCH LENDER OR PARTICIPANT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under Applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate

(the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.13. Additional Waivers.

(a)           The Obligations are the joint and several obligations of each Loan Party. To the fullest extent permitted by Applicable Law, the obligations of each Loan Party hereunder shall not be affected by (i) the failure of any Agent or any other Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement, any other Loan Document, or any other agreement, including with respect to any other Loan Party, or (iii) the failure to perfect any security interest in, or the release of, any of the security held by or on behalf of the Collateral Agent or any other Credit Party.

(b)           To the fullest extent permitted by Applicable Law, the obligations of each Loan Party hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations).

(c)           To the fullest extent permitted by Applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations. The Collateral Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash. Pursuant to Applicable Law, each Loan

Party waives any defense arising out of any such election even though such election operates, pursuant to Applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d)           Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior payment in full of the Obligations. Notwithstanding the foregoing, prior to the occurrence of an Event of Default, any Loan Party may make payments to any other Loan Party on account of any such indebtedness. After the occurrence and during the continuance of an Event of Default, none of the Loan Parties will demand, sue for, or otherwise attempt to collect any such indebtedness.  If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents.  To the extent that any Loan Party shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Revolving Loans made to another Loan Party hereunder (an “Accommodation Payment”), then the Loan Party making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Loan Parties in an amount equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Loan Party’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Loan Parties.  As of any date of determination, the “Allocable Amount” of each Loan Party shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Loan Party hereunder without (a) rendering such Loan Party “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Loan Party with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Loan Party unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

SECTION 9.14. Confidentiality.

Each of the Lenders agrees that it will use its best efforts not to disclose without the prior consent of the Borrower (other than to its employees, auditors, counsel or other professional advisors, to affiliates or to another Lender if the Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such Confidential Information) any Confidential Information with respect to the Borrower or any other Loan Party which is furnished pursuant to this Agreement, provided that any Lender may disclose any such Confidential Information (a) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (b) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, provided that if the Lender is able to do so prior to complying with the summons or subpoena, such Lender shall provide the Borrower with prompt notice of such requested disclosure so that the Borrower may seek a protective order or other appropriate remedy (nothing contained herein however shall result in such Lender’s non-compliance with Applicable Law), (c) in order to comply with any law, order, regulation or ruling applicable to such Lender, (d) in connection with the enforcement of remedies under this Agreement and the other Loan Documents, and (e) to any prospective transferee in connection with any contemplated transfer of any of the Loans or Notes or any interest therein by such Lender provided that such prospective transferee agrees to be bound by the provisions of this Section.  The Loan Parties hereby agree that the failure of a Lender to comply with the provisions of this Section 9.14 shall not relieve the Loan Parties of any of its obligations to such Lender under this Agreement and the other Loan Documents.  Notwithstanding anything to the contrary herein contained, and except to the extent reasonably necessary to comply with applicable securities laws, each party (and their respective employees, representatives and other agents) may disclose to any Person the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials (including opinions or other tax analyses) that are provided to such part relating to such tax treatment and tax structure.  Unless sooner terminated by agreement of the parties, the agreements contained in this Section 9.14 shall terminate, as to any Lender, one (1) year after the date that such Lender holds no Obligations, provided that any such termination shall not relieve the parties of their obligations under this Section 9.14 with respect to Confidential Information disclosed prior to the termination hereof.  Notwithstanding the foregoing, each Loan Party consents to the publication by Administrative Agent of advertising material relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo or trademark.  The Administrative Agent shall provide a draft reasonably in advance of any advertising material to the Borrower for review and comment prior to the publication thereof.  The Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

SECTION 9.15. Patriot Act.

Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.  Each Loan Party is in compliance, in all material respects, with the Act.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 9.16. Foreign Asset Control Regulations.

Neither of the advance of the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Act.  Furthermore, none of the Loan Parties or their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

SECTION 9.17. No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

SECTION 9.18. Existing Credit Agreement Amended and Restated.

Upon satisfaction of the conditions precedent to the effectiveness of this Agreement, (a) this Agreement shall amend and restate the Existing Credit Agreement in its entirety and (b) the rights and obligations of the parties under the Existing Credit Agreement shall be subsumed within, and be governed by, this Agreement; provided, however, that the Borrower hereby agrees that (i) the Letter of Credit Outstandings under, and as defined in, the Existing Credit Agreement on the Effective Date shall be Letter of Credit Outstandings hereunder, and (ii) all Obligations of the Loan Parties under, and as defined in, the Existing Credit Agreement shall remain outstanding, shall constitute continuing Obligations secured by the Collateral, and this Agreement shall not be deemed to evidence or result in a novation or repayment and reborrowing of such obligations and other liabilities.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as a sealed instrument as of the day and year first above written.

SPECIALTY RETAILERS, INC. as Borrower
By:	/s/ Oded Shein
Name:	Oded Shein
Title:	Executive Vice President, Chief Financial Officer and Treasurer

STAGE STORES, INC., as Parent and as a Facility Guarantor
By:	/s/ Oded Shein
Name:	Oded Shein
Title:	Executive Vice President, Chief Financial Officer and Treasurer

SPECIALTY RETAILERS (TX) LLC as a Facility Guarantor
By:	/s/ Oded Shein
Name:	Oded Shein
Title:	Manager, Executive Vice President, Chief Financial Officer and Treasurer

BANK OF AMERICA, N.A., As Administrative Agent, as Collateral Agent, as Swingline Lender and as Lender
By:	/s/ Richard D. Hill, Jr.
Name:	Richard D. Hill, Jr.
Title:	Managing Director

WELLS FARGO BANK, NATIONAL ASSOCIATION as Lender
By:	/s/ Adam Davis
Name:	Adam Davis
Title:	Vice President

JPMORGAN CHASE BANK, N.A., as a Lender
By:	/s/ Andrew Ray
Name:	Andrew Ray
Title:	Vice President

REGIONS BANK, as Co-Syndication Agent and Lender
By:	/s/ Connie Raun
Name:	Connie Ruan
Title:	Attorney in Fact

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Amended and Restated Credit Agreement dated as of June 30, 2011 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and among, among others, (i) Specialty Retailers, Inc., a Texas corporation, (the “Borrower”), (ii) the Facility Guarantors named therein, (iii) the Lenders named therein, (iv) Bank of America, N.A., as Administrative Agent and Collateral Agent for the Lenders, and (v) Bank of America, N.A., as l/c.  All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

______________________________ (the “Assignor”) and ___________________ (the “Assignee”) agree as follows:

1.	The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations as a Lender under the Credit Agreement as of the date hereof (including, without limitation, such interest in each of the Assignor’s outstanding Commitments, if any, and the Loans (and related Obligations) owing to it) specified in Section 1 of Schedule I hereto. After giving effect to such sale and assignment, the Assignor’s and the Assignee’s Commitments and the amount of the Loans owing to the Assignor and the Assignee and the amount of Letters of Credit participated in by the Assignor and the Assignee will be as set forth in Section 2 of Schedule I hereto.

2.	The Assignor: (a) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Liens and that it is legally authorized to enter into this Assignment and Assumption; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, warranties or representations made in, or in connection with, the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto; and (d) confirms, in the case of an Assignee who is not a Lender, an Affiliate of a Lender, or an Approved Fund, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the Assignor subject to this Assignment and Assumption, is not less than $____________, or, if less, the entire remaining amount of the Assignor’s Commitment and the Loans at any time owing to it, unless each of the Administrative Agent and the Issuing Bank and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed).

3.	The Assignee: (a) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 5.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (b) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agents by the terms thereof, together with such powers as are reasonably incidental thereto; (d) agrees that it will perform in accordance with their terms all of the obligations which, by the terms of the Credit Agreement, are required to be performed by it as a Lender; (e) specifies as its lending office (and address for notices) the office set forth beneath its name on the signature pages hereof; (f) agrees that, if the Assignee is a Foreign Lender entitled to an exemption from, or reduction of, withholding tax under the law of the jurisdiction in which the applicable Loan Party is resident for tax purposes, it shall deliver to the Loan Parties and the Administrative Agent (in such number of copies as shall be requested by the recipient) whichever of the following is applicable: (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party, (ii) duly completed copies of Internal Revenue Service Form W-8ECI, (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Loan Parties within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN, or (iv) any other form prescribed by applicable law as a basis for claiming exemption from, or a reduction in, United States Federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers to determine the withholding or deduction required to be made; and (g) represents and warrants that it is an Eligible Assignee

4.	Following the execution of this Assignment and Assumption by the Assignor and the Assignee, it will be delivered, together with a processing and recordation fee in the amount required as set forth in Section 9.04 to the Credit Agreement, to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date of this Assignment and Assumption shall be the date of acceptance thereof by the Administrative Agent, unless otherwise specified on Schedule I hereto (the “Effective Date").

5.	Upon such acceptance and recording by the Administrative Agent and, to the extent required by Section 9.04(b)(i) of the Credit Agreement, consent by the Administrative Agent, the Issuing Bank, and the Borrower, as applicable (such consent not to be

2

unreasonably withheld or delayed), from and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned by this Assignment and Assumption, shall have the rights and obligations of a Lender under the Credit Agreement, and (b) the Assignor shall, to the extent of the interest assigned by this Assignment and Assumption, be released from its obligations under the Credit Agreement.

6.	Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

7.	This Assignment and Assumption shall be governed by, and be construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of laws principles thereof, but including Section 5-1401 of the New York General Obligations Law.

[SIGNATURE PAGE FOLLOWS]

3

    IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed by their respective officers thereunto duly authorized, as of the date first above written

[ASSIGNOR]
By:	____________________________
Name:	____________________________
Title:	____________________________

[ASSIGNEE]
By:	____________________________
Name:	____________________________
Title:	____________________________

Lending Office (and address for notices): [Address]

Accepted this ____ day
of___________, ____:

BANK OF AMERICA, N.A.
as Administrative Agent

By:	____________________________
Name:	____________________________
Title:	____________________________

Acknowledged and, to the extent required by Section 9.04(b)(i) of the Credit Agreement, consented to, this _____ day of _____________, _______:

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A.

By:	____________________________
Name:	____________________________
Title:	____________________________

Acknowledged and, to the extent required by Section 9.04(b)(i) of the Credit Agreement, consented to, this _____ day of _____________, _______:

COLLATERAL AGENT:

BANK OF AMERICA, N.A.

By:	____________________________
Name:	____________________________
Title:	____________________________

Acknowledged and, to the extent required by Section 9.04(b)(i) of the Credit Agreement, consented to, this _____ day of _____________, _______:

ISSUING BANK:

BANK OF AMERICA, N.A.

By:	____________________________
Name:	____________________________
Title:	____________________________

Acknowledged and, to the extent required by Section 10.06(b)(iii) of the Credit Agreement, consented to, this _____ day of _____________, _______:

BORROWER:

SPECIALTY RETAILERS, INC.

By:	____________________________
Name:	____________________________
Title:	____________________________

Schedule I

Section 1.   Percentage/Amount of Commitments/Loans/Letters of Credit Assigned by Assignor to Assignee.

Applicable Percentage assigned by Assignor:	_____ %
Commitment assigned by Assignor:	$_____________
Commitment assigned by Assignor:	$_____________
Aggregate Outstanding Principal Amount of Loans assigned by Assignor:	$_____________
Aggregate Participations assigned by Assignor in Letters of Credit:	$_____________

Section 2.   Percentage/Amount of Commitments/Loans/Letters of Credit Held by Assignor and Assignee after giving effect to Assignment and Assumption.

Assignor’s Applicable Percentage	_____ %
Assignee’s Applicable Percentage:	_____ %
Assignor’s Commitment:	$_____________
Assignee’s Commitment:	$_____________
Aggregate Outstanding Principal Amount of Loans Owing to Assignor:	$_____________
Aggregate Participations by Assignor in Letters of Credit:	$_____________
Aggregate Participations by Assignee in Letters of Credit:	$_____________

Section 3.    Effective Date

Effective Date:	_______________, _____

Exhibit B-1

Form of Revolving Credit Note

REVOLVING CREDIT NOTE

$_________________     June 30, 2011

FOR VALUE RECEIVED, the undersigned SPECIALTY RETAILERS, Inc., a Texas corporation (the “Borrower”), promises to pay to the order of _________________________, c/o Bank of America, N.A., 100 Federal Street, 9th Floor, Boston, Massachusetts 02110 (hereinafter, with any subsequent holders, a “Lender”),  the principal sum of ____________________ ($_____________), or, if less, the aggregate unpaid principal balance of Revolving Loans made by the Lender to or for the account of the Borrower pursuant to the Amended and Restated Credit Agreement dated as of June 30, 2011 (as such may be amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and between, among others, (i) the Borrower, (ii) the Facility Guarantors named therein, (iii) the Lenders named therein, (iv) Bank of America, N.A., as Administrative Agent and Collateral Agent for the Lenders, and (v) Bank of America, N.A., as Issuing Bank, with interest at the rate and payable in the manner stated therein.

This Revolving Credit Note is subject to all terms and provisions of the Credit Agreement.  The principal of, and interest on, this Revolving Credit Note shall be payable as provided in the Credit Agreement and shall be subject to prepayment and acceleration as provided therein.  Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Administrative Agent’s books and records concerning the Revolving Loans, the accrual of interest thereon, and the repayment of such Revolving Loans, shall be prima facie evidence of the indebtedness hereunder.

No delay or omission by any Agent or the Lender in exercising or enforcing any of such Agent’s or such Lender’s powers, rights, privileges, remedies, or discretions hereunder shall operate as a waiver thereof on that occasion nor on any other occasion.  No waiver of any default hereunder shall operate as a waiver of any other default hereunder, nor as a continuing waiver.

The Borrower, and each endorser and guarantor of this Revolving Credit Note, waives presentment, demand, notice, and protest, and also waives any delay on the part of the holder hereof.  The Borrower assents to any extension or other indulgence (including, without limitation, the release or substitution of Collateral) permitted by any Agent and/or the Lender with respect to this Revolving Credit Note and/or any Collateral or any extension or other indulgence with respect to any other liability or any collateral given to secure any other liability of the Borrower or any other person obligated on account of this Revolving Credit Note.

This Revolving Credit Note shall be binding upon the Borrower, and each endorser and guarantor hereof, and upon their respective successors, assigns, and representatives, and shall inure to the benefit of the Lender and its permitted successors, endorsees, and assigns.

    THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

The Borrower makes the following waiver knowingly, voluntarily, and intentionally, and understands that the Agents and the Lender, in the establishment and maintenance of their respective relationship with the Borrower contemplated by this Revolving Credit Note, are relying thereon.  THE BORROWER, EACH GUARANTOR, ENDORSER AND SURETY, AND THE LENDER BY ITS ACCEPTANCE HEREOF, HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH THE BORROWER, ANY GUARANTOR, ENDORSER OR SURETY, ANY AGENT OR THE LENDER IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST THE BORROWER, THE GUARANTOR, ENDORSER, SURETY, ANY AGENT OR THE LENDER OR IN WHICH THE BORROWER, THE GUARANTOR, ENDORSER, SURETY, ANY AGENT OR THE LENDER, IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF OR RELATES TO THIS REVOLVING CREDIT NOTE.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE CREDIT AGREEMENT AND THIS REVOLVING CREDIT NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS HEREIN.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Borrower has caused this Revolving Credit Note to be duly executed as of the date set forth above.

BORROWER:	SPECIALTY RETAILERS, INC.
By:	____________________________
Name:	____________________________
Title:	____________________________

Signature Page to Revolving Credit Note

Exhibit B-2

Form of Swingline Note

SWINGLINE NOTE

$______________	June 30, 2011

FOR VALUE RECEIVED, the undersigned SPECIALTY RETAILERS, INC., a Texas corporation (the “Borrower”), promises to pay to the order of BANK OF AMERICA, N.A., a national banking association having a place of business at 100 Federal Street, 9th Floor, Boston, Massachusetts 02110 (hereinafter, with any subsequent holder, the “Swingline Lender”), the aggregate unpaid principal balance of Swingline Loans made to or for the account of the Borrower pursuant to the Amended and Restated Credit Agreement dated as of June 30, 2011 (as such may be amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and between, among others, (i) the Borrower, (ii) the Facility Guarantors named therein, (iii) the Lenders named therein, (iv) Bank of America, N.A., as Administrative Agent and Collateral Agent for the Lenders, and (v) Bank of America, N.A., as Issuing Bank, with interest at the rate and payable in the manner stated therein.

This Swingline Note is subject to all terms and provisions of the Credit Agreement.  The principal of, and interest on, this Swingline Note shall be payable as provided in the Credit Agreement and shall be subject to prepayment and acceleration as provided therein.  Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Administrative Agent’s books and records concerning Swingline Loans, the accrual of interest thereon, and the repayment of such Swingline Loans, shall be prima facie evidence of the indebtedness hereunder.

No delay or omission by any Agent and/or the Swingline Lender in exercising or enforcing any of such Agent’s or such Swingline Lender’s respective powers, rights, privileges, remedies, or discretions hereunder shall operate as a waiver thereof on that occasion nor on any other occasion.  No waiver of any default hereunder shall operate as a waiver of any other default hereunder, nor as a continuing waiver.

The Borrower, and each endorser and guarantor of this Swingline Note, waives presentment, demand, notice, and protest, and also waives any delay on the part of the holder hereof.  The Borrower assents to any extension or other indulgence (including, without limitation, the release or substitution of Collateral) permitted by any Agent and/or the Swingline Lender with respect to this Swingline Note and/or any Collateral or any extension or other indulgence with respect to any other liability or any collateral given to secure any other liability of the Borrower or any other person obligated on account of this Swingline Note.

This Swingline Note shall be binding upon the Borrower, and each endorser and guarantor hereof, and upon their respective successors, assigns, and representatives, and shall inure to the benefit of the Swingline Lender and its permitted successors, endorsees, and assigns.

THIS SWINGLINE NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

The Borrower makes the following waiver knowingly, voluntarily, and intentionally, and understands that the Agents and the Swingline Lender, in the establishment and maintenance of their respective relationship with the Borrower contemplated by this Swingline Note, are relying thereon.  THE BORROWER, EACH GUARANTOR, ENDORSER AND SURETY, AND THE SWINGLINE LENDER BY ITS ACCEPTANCE HEREOF, HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH THE BORROWER, ANY GUARANTOR, ENDORSER OR SURETY, ANY AGENT OR THE SWINGLINE LENDER IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST THE BORROWER, THE GUARANTOR, ENDORSER, SURETY, ANY AGENT OR THE SWINGLINE LENDER OR IN WHICH THE BORROWER, THE GUARANTOR, ENDORSER, SURETY, ANY AGENT OR THE SWINGLINE LENDER, IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF OR RELATES TO THIS SWINGLINE NOTE.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE CREDIT AGREEMENT AND THIS SWINGLINE NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS HEREIN.

[SIGNATURE PAGE FOLLOWS]

Signature Page to Swingline Note

    IN WITNESS WHEREOF, the Borrower has caused this Swingline Note to be duly executed as of the date set forth above

BORROWER:	SPECIALTY RETAILERS, INC.
By:	____________________________
Name:	____________________________
Title:	____________________________

EXHIBIT C

FORM OF OPINION

June 30, 2011

Bank of America, N.A.
as Administrative Agent and Collateral Agent
100 Federal Street
Boston, MA  02110

The Lenders party to the Credit Agreement (as defined below)

Ladies and Gentlemen:

We have acted as counsel to Stage Stores, Inc., a Nevada corporation (“Stage”), Specialty Retailers, Inc., a Texas corporation (“SRI”), and Specialty Retailers (TX) LLC, a Texas limited liability company (“SRT” and, together with Stage and SRI, the “Loan Parties”) in connection with the transactions described in the Amended and Restated Credit Agreement dated this date between SRI, as Borrower, Stage and SRT as Facility Guarantors, Bank of America, N.A. as Administrative Agent and Collateral Agent, the Lenders party thereto, Wells Fargo Capital Finance, LLC as Documentation Agent, JPMorgan Chase Bank, N.A. and Regions Bank, as Co-Syndication Agents and Merrill Lynch Pierce Fenner & Smith, Inc., and Wells Fargo Capital Finance, LLC, as Joint Lead Arrangers and Joint Bookrunning Managers (the “Credit Agreement”).  Capitalized terms that are not defined in this letter shall have the meanings set forth in the Credit Agreement.  For purposes of this opinion we have reviewed the following (the “Loan Documents”), such documents all being dated as of this date:

1.   Credit Agreement

2.   Promissory Notes identified on Schedule 1 (the “Notes”)

3.   Amended and Restated Security Agreement executed by Stage, SRI and SRT (the “Security Agreement”)

4.   Amended and Restated Guaranty executed by Stage and SRT (the “Guaranty”)

5.   Fee Letter executed by SRI

OKLAHOMA CITY  -  TULSA

 6.   Post-Closing Letter Agreement executed by Stage, SRI and SRT

We have also reviewed the following documents related to SRI and SRT:

(a)  Articles of Incorporation for SRI filed with the Secretary of State of Texas on January 30, 1928, as amended from time to time, as certified by the Secretary of State of Texas on June 17, 2011,

(b)  First Amended Bylaws of SRI dated August 15, 2001 as certified by the Secretary of SRI,

(c)  Memorandum of Action of the Board of Directors of SRI authorizing the transactions contemplated by the Credit Agreement dated June 9, 2011 and certified by the Secretary of SRI,

(d)  Certificate of Fact relating to SRI issued by the Texas Secretary of State on June 23, 2011, and a Certificate of Account Status relating to SRI issued by the Texas Comptroller of Public Accounts on June 17, 2011,

(e)  Certificate of Formation for SRT filed with the Texas Secretary of State on June 17, 2011 certified by the Texas Secretary of State on June 17, 2011,

(f)  Operating Agreement of SRT dated June 24, 2011 as certified by the Secretary of SRT,

(g)  Memorandum of Action of the Managers of SRT authorizing the transactions contemplated by the Credit Agreement dated June 24, 2011 and certified by the Secretary of SRT,

(h)  Certificate of Fact relating to SRT issued by the Texas Secretary of State on June 24, 2011 and a Certificate of Account Status relating to SRT issued by the Texas Comptroller of Public Accounts on June 24, 2011,

(i)  Secretary’s Certificate relating to SRI dated June 30, 2011 executed by the Secretary of SRI, and

(j)  Secretary’s Certificate of SRT dated June 30, 2011 executed by the Secretary of SRT,

Based upon and subject to the foregoing and, as to factual matters, statements of representatives of the Loan Parties, and subject to qualifications, assumptions and exceptions set forth herein, we are of the opinion that:

1.  SRI is a corporation validly existing and in good standing under the laws of the State of Texas.  SRI has the corporate power and authority to execute and deliver the Loan Documents to which it is a party and perform its duties and obligations under the Loan

Documents to which it is a party.  All corporate action necessary to authorize SRI’s execution, delivery and performance of the Loan Documents to which it is a party has been taken.

2.  SRT is a limited liability company validly existing and in good standing under the laws of the State of Texas.  SRT has the limited liability company power and authority to execute and deliver the Loan Documents to which it is a party and to perform its duties and obligations under the Loan Documents to which it is a party.  All limited liability company action necessary to authorize SRT’s execution, delivery and performance of the Loan Documents to which it is a party has been taken.

3.  Each of the Loan Documents executed by SRI or SRT has been duly executed and delivered by such Loan Party.

4.  Each Loan Document is the legal, valid and binding obligation of each Loan Party that is party thereto, and is enforceable against each such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of the court before which any proceeding may be brought.

5.  The execution and delivery, and the performance of their respective duties and obligations, by each of the Loan Parties of and under the Loan Documents to which it is a party do not and will not: (i) violate the Loan Parties’ organizational or governing documents; (ii) to our knowledge, violate any existing court or administrative order, writ, judgment, injunction, decree, determination, award or filing to which any of the Loan Parties or their respective assets are subject; (iii) to our knowledge, violate any law, statute, rule or regulation applicable to any of the Loan Parties; or (iv) to our knowledge, breach or result in a default under, or result in the acceleration of (or entitle any party to accelerate) the maturity of any material obligation of any of the Loan Parties under, or result in or require the creation of any lien upon or security interest in any property of any of the Loan Parties pursuant to the terms of, any agreement or instrument except for liens and security interests created by the Loan Documents.

6.  To our knowledge, there is no action, suit, proceeding, inquiry or investigation at law or in equity before or by any judicial or administrative court, board or agency pending or threatened against or affecting any of the Loan Parties or any of their respective properties or businesses that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or that involve any of the Loan Documents.

7.  To our knowledge, no authorization, consent or approval, or the filing or registration with any state or federal authority or any third party, is or will be required to be obtained by any of the Loan Parties for the valid execution and delivery of, or the performance of their respective duties and obligations under, the Loan Documents that has not already been obtained or procured.

The opinions set forth herein are subject to the following qualifications, limitations, assumptions and exceptions:

a.  We have not made any investigation of factual matters or the accuracy or completeness of any representation, warranty, any other information, whether written or oral, that may have been made by or on behalf of the parties to the Loan Documents or otherwise, and we have assumed that none of such information, if any, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made, in light of the circumstances in which they are made, not misleading.

b.  We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as copies, and the authenticity of the originals of such copies.

c.  We have assumed that the parties to the Loan Documents other than SRI and SRT exist under the laws of the jurisdictions of their formation, have the power and authority to enter into transactions of the nature described in and contemplated by the Credit Agreement, have duly authorized such transactions and that the Loan Documents to which they are a party are the legal, valid, and binding obligations of such parties, enforceable against them in accordance with their terms.

d.  Our opinion in paragraph 1 above is based solely on the documents described in (a) and (d) above.  Our opinion in paragraph 2 above is based solely on the documents described in (e) and (h) above.

e.  This opinion is limited to Applicable Law. “Applicable Law” means those laws, rules and regulations of the States of Oklahoma and Texas and federal law that, in our experience, are generally applicable to loan transactions such as those described in the Credit Agreement.  However, the term “Applicable Laws” does not include, and we express no opinion with regard to (i) any laws, rules or regulations relating to: (a) pollution or protection of the environment; (b) zoning, land use, building or construction; (c) occupational safety and health or other similar matters; (d) labor, employee rights and benefits; (f) antitrust and trade regulation; (g) tax; and (h) securities, including, without limitation, federal and state securities laws, rules or (ii) any laws, rules or regulations of any county, municipality or similar political subdivision or any agency or instrumentality thereof.  The Loan Documents provide that they are to be governed by New York law.  Accordingly, our opinions in paragraphs 4, 5(iii) and 7 above are based on the assumption that a court would determine that the internal laws of Oklahoma or Texas would be applicable, notwithstanding the choice of law provisions set forth in the Loan Documents.  Further, to the extent our opinion addresses questions governed by Texas law, our opinions are based solely on our review of the Texas Business Organizations Code of the Texas statutes, without regard to judicial decisions interpreting such statutes or other Texas law.

f.  The opinions in paragraph 4 above are subject to the qualification that certain remedies, waivers, and other provisions of the Loan Documents may not be enforceable; nevertheless, subject to the other qualifications and assumptions in this opinion letter, such unenforceability will not render the documents invalid as a whole or preclude (i) the judicial enforcement of the obligations of SRI to repay the principal and interest (to the extent not deemed a penalty or usurious) owed under the Notes, (ii) the acceleration of the obligation of SRI to repay the principal and interest on the Notes, upon a material Event of Default under the Credit Agreement (iii) the enforcement of the obligations of the guarantors under the Guaranty, or (iv) foreclosure, in accordance with applicable law, of the security interest created by the Security Agreement following a material Event of Default under the Credit Agreement.

g.  When used herein the phrase “to our knowledge” means the actual knowledge of N. Martin Stringer, Philip B. Sears, Richard A. Riggs or Marni Lefkowitz Ahram, the attorneys in our firm representing the Loan Parties in connection with the transactions described in the Credit Agreement.

This opinion letter is furnished for use solely in connection with the consummation of the transaction described above.  Only the Lenders may rely on the opinions expressed in this letter.  No one else may rely on this opinion letter for any purpose.  This opinion may not be furnished to any person without our consent; provided that, you may provide a copy of this opinion (for informational purposes only and not for reliance) (a) to bank examiners and other regulatory authorities should they so request or in connection with their normal examinations, (b) to your independent auditors and attorneys, (c) pursuant to order or legal process of any court or governmental agency, or (d) in connection with any action to which you are party arising out of transactions contemplated under the Loan Documents.  The opinions expressed in this letter are as of the date hereof, and we assume no obligation to update or supplement the opinions in response to subsequent changes in the law or future events.

Very truly yours,

SCHEDULE 1

Facility A Notes

1.	Promissory Note in the original principal amount of $82,500,000 executed by SRI and payable to the order of Wells Fargo Bank, National Association.

2.	Promissory Note in the original principal amount of $42,500,000 executed by SRI and payable to the order of Regions Bank.

Exhibit D

COMPLIANCE CERTIFICATE

Date of Certificate: _________________

To:	Bank of America, N.A., as Administrative Agent 100 Federal Street, 9th Floor Boston, Massachusetts 02110

Re:
Amended and Restated Credit Agreement dated as of June 30, 2011 (as such may be amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and between, among others, (i) the Borrower, (ii) the Facility Guarantors named therein, (iii) the Lenders named therein, (iv) Bank of America, N.A., as Administrative Agent and Collateral Agent for the Lenders, and (v) Bank of America, N.A., as Issuing Bank

The undersigned, _________________, the [Chief Financial Officer/Treasurer/Controller] of the Borrower, hereby certifies on behalf of the Borrower as of the date hereof the following:

1.           No Defaults.  No Default presently exists, except as set forth in Appendix I.

2.           Financial Performance Covenants.  Attached hereto as Appendix II are reasonably detailed calculations (a) with respect to the Average Daily Excess Availability for the period ending ________________, and (b) needed to demonstrate compliance with Section 6.11 of the Credit Agreement (whether or not the Borrower’s obligation to comply with such covenant is then in effect).

3.           No Material Accounting Changes, Etc.  The financial statements furnished to the Administrative Agent for the month/quarter/year ending __________ were prepared in accordance with GAAP consistently applied and present fairly in all material respects the financial condition of the Parent and its Subsidiaries on a Consolidated basis at the close of, and the results of the Borrower’s operations and cash flows for, the period(s) covered, subject to, with respect to the monthly/quarterly financial statements, normal year end audit adjustments and the absence of footnotes. There has been no change in GAAP or the application thereof since the date of the audited financial statements furnished to the Administrative Agent for the year ending __________, other than the changes as disclosed on Appendix III hereto.

Terms used herein which are defined in the Credit Agreement shall have the same meaning herein as in the Credit Agreement.

SPECIALTY RETAILERS, INC.
By:	____________________________
Name:	____________________________
Title:	____________________________

APPENDIX I

Except as set forth below, no Default presently exists. [If a Default exists, the following describes the nature of the Default in reasonable detail and the steps, if any, being taken or contemplated by the Loan Parties to be taken on account thereof.]

APPENDIX II
Average Daily Excess Availability				$__________
See attached detailed calculation
A. §6.11		Consolidated Fixed Charge Coverage Ratio
	1.	Consolidated EBITDA for the most recently completed Measurement Period:
		a.	Consolidated Net Income of the Parent and its Subsidiaries on a Consolidated basis for the most recently completed Measurement Period:	$__________
Plus the following to the extent deducted in calculating such Consolidated Net Income:
		b.	Consolidated Interest Charges:	$__________
Plus
		c.	the provision for Federal, state, local and foreign income Taxes:	$__________
Plus
		d.	depreciation and amortization expense:	$__________
Plus
		e.	other non-recurring expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by the Parent and its Subsidiaries for such Measurement Period):	$__________
Minus the sum of the following:
		f.	Federal, state, local and foreign income tax credits:	$__________
Plus
		g.	All non-cash items increasing Consolidated Net Income (in each case of or by the Parent and its Subsidiaries for such Measurement Period):	$__________
		h.	Consolidated EBITDA [The sum of Lines 1(a) through 1(e), minus the sum of Lines 1(f) through 1(g)]:	$__________
	2.	Minus the following:

	a.	Capital Expenditures (net of any landlord contributions to tenant improvements of the Parent and its Subsidiaries during such period):	$__________
	b.	the aggregate amount of Federal, state, local and foreign income taxes paid in cash during such period (but not less than zero):	$__________
3.	Line 1(h), minus the sum of Lines 2(a) and 2(b):		$__________
4.

The sum of Debt Service Charges in each case, of or by the Parent and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP:
$__________
5.	CONSOLIDATED FIXED CHARGE COVERAGE RATIO [Line 3 divided by Line 4]:		$__________

B.  Consolidated Fixed Charge Coverage Ratio Covenant:  After the occurrence and during the continuance of a Covenant Compliance Event, the Borrowers shall not permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.0:1.0.

1. Required to be tested?	Yes _________	No _________
2. If required, in compliance?	Yes _________	No _________

APPENDIX III

Except as set forth below, no changes in GAAP or the application thereof have occurred since [the date of the most recently delivered financial statements to the Administrative Agent prior to the date of this Certificate]. [If changes in GAAP or in the application thereof have occurred, the following describes the nature of the changes in reasonable detail and the effect, if any, of each such change in GAAP or in the application thereof in the determination of compliance with, and calculation of, the covenant described in Section 6.11 of the Credit Agreement].

EXHIBIT E

FORM OF BORROWING BASE CERTIFICATE

see attached.

Specialty Retailers, Inc. ("The Borrower")

REVOLVING LINE OF CREDIT AVAILABILITY CALCULATION

Weighted Average Cost Method

			Retail	Weighted Average Cost	MU %
Extended Unit Inventory, as of:					
Houston Division					
South Hill Division					
Total					
Add: Eligible L/C Inventory					
Add: Eligible In-Transit Inventory					
Less: Shrink Accrual Recorded in General Ledger					
Less: Damaged/Defective (locations 931, 935, 936, 5931, 5935, and 5936)					
Less: Other (n/a)					
Eligible Inventory, as of:					(A)
NOLV:	(B)				
Advance Rate (June 1 - Sept 30: 92.5%; otherwise: 90%):	(C)				
Inventory Availability (AxBxC)				$ -	(D)
Eligible Credit Card Receivables		(E)			
Times Advance Rate:	(F)				
Credit Card Availability (Ex F)				$ -	(G)
Total Availability (D + G)				$ -	(H)
Less: Gift Cards Merch Return Credits (50%)					
Paper Cert & Vouchers					
L/C Freight and Duty Reserve					
Landlord Lien					
Total Availability Reserves				-	(I)
Net Availability before Loan Cap (H - I)				-	(J)
Loan Cap				250,000,000	(K)
Borrowing Base (lesser of J or K)				-	(L)

Specialty Retailers, Inc. ("The Borrower")

Availability Calculation

Beginning Principal Balance (Prior Day)		-	
Add prior days advance		-	
Add fees charged (Prior Day)		-	
Less prior day's paydown		-	
Ending principal balance		-	
Add est. accrued mtd interest		-	
Add Documentary Letters of Credit		-	
Add Standby Letters of Credit		-	
Total liability prior to request		-	(M)
Not to exceed	$ 250,000,000		
Net availability prior to today's request (L-M)		$ -	(N)
Today's Advance Request			(O)
Net availability including today's request (N-O)		$ -	(P)

Schedule 1.1

Lenders and Commitments

Lender	Commitment	Commitment Percentage
Bank of America, N.A.	$82,500,000.00	33.00%
Wells Fargo Bank, National Association	$82,500,000.00	33.00%
JPMorgan Chase Bank, N.A.	$42,500,000.00	17.00%
Regions Bank	$42,500,000.00	17.00%
TOTAL	$250,000,000.00	100.00%

Schedule 2.23(b)

Credit Card Arrangements

1.
Merchant Services Bankcard Agreement dated April 11, 2007, by and between Specialty Retailers, Inc., as successor-in-interest to Specialty Retailers (TX) LP d/b/a Bealls, Stage, Palais Royal, Peebles, JPMorgan Chase Bank, N.A., and Chase Paymentech, L.C.

2.
Agreement for American Express® Card Acceptance dated August 29, 2001 by and between American Express Travel Related Service Company, Inc. and Specialty Retailers, Inc., as successor-in-interest to Specialty Retailers (TX) LP, as amended by that Amendment to Agreement for American Express® Card Acceptance dated December 28, 2004.

3.
Merchant Services Agreement dated October 1, 2002 by and between Specialty Retailers, Inc., as successor-in-interest to Specialty Retailers (TX) LP, d/b/a Bealls, Stage, Palais Royal, and Discover Financial Services, Inc.

Schedule 3.06

Disclosed Matters

NONE

Schedule 3.12

Subsidiaries

Name	Organization	Ownership
Specialty Retailers, Inc.	Texas	Stage Stores, Inc.
Specialty Retailers (TX) LLC	Texas	Specialty Retailers, Inc.

Schedule 6.04

Investments

Specialty Retailers, Inc, maintains a short term investment account with Bank of America with a balance of $202,000 as of June 30, 2011.